      As filed with the Securities and Exchange Commission on July 12, 2004

                                                     Registration No. 333-108632
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------
                                 NARROWSTEP INC.
              (Exact name of small business issuer in its charter)
                                ----------------

           Delaware                             7371                             22-1010941

(State or other jurisdiction        (Primary Standard Industrial         (I.R.S. Employer
of incorporation or organization)   Identification no.)                  Classification Code Number)

                             91 NEW CAVENDISH STREET
                                 LONDON W1W 6XE
                                 UNITED KINGDOM
                               011 44 20 7208 7224
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------

                                   IOLO JONES
                             CHIEF EXECUTIVE OFFICER
                                 NARROWSTEP INC.
                             91 NEW CAVENDISH STREET
                                 LONDON W1W 6XE
                                 UNITED KINGDOM
                               011 44 20 7208 7224
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------
                                 with copies to

                             John D. Hogoboom, Esq.
                            Steven J. Tsimbinos, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500
                                ----------------

                         CALCULATION OF REGISTRATION FEE

                                                   Proposed         Proposed        Proposed
                                                    Maximum          Minimum         Maximum
                                     Amount to     Offering         Aggregate       Aggregate       Amount of
  Title of Each Class of                Be         Price Per        Offering        Offering       Registration
Securities to Be Registered         Registered      Share (1)         Price         Price (1)        Fee (2)

Common Stock, $.000001 par value    15,159,323       $1.20             N/A         $18,191,188       $2,305

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2) $237 has been previously paid in connection with the initial filing of the Registration Statement on Form SB-2 (No. 333-108632) on September 9, 2003. $2,068 is being paid in connection with the filing of this Amendment No. 1.

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: >From time to time after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated July 12, 2004

[Narrowstep Logo]
PROSPECTUS

                                 Narrowstep Inc.
                                15,159,323 Shares
                   Common Stock, par value $0.000001 per share

     This prospectus relates to 15,159,323 shares of our common stock being sold by existing selling stockholders. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. We will pay the expenses of registering the shares sold by the selling stockholders, which we estimate to be approximately $______________.

     Our common stock is not currently listed or quoted on any established public market or quotation system. If a public trading market develops in the future, of which there can be no assurance, the selling stockholders may sell their shares from time to time in such a market, at prevailing prices, or in private, negotiated transactions. Until that time, the selling stockholders will offer and sell their shares of our common stock at a fixed price of $____ per share. The selling stockholders may be deemed to be underwriters of the shares which they are offering.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD NOT PURCHASE SHARES OF OUR COMMON STOCK UNLESS YOU UNDERSTAND THE RISKS INVOLVED AND CAN AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is ____________, 2004.

                               TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
Prospectus Summary .....................................................................     1
Risk Factors ...........................................................................     3
Special Note Regarding Forward-Looking Statements ......................................    11
Use of Proceeds ........................................................................    12
Dividend Policy ........................................................................    12
Condensed Pro Forma Consolidated Financial Data.........................................    13
Selected Consolidated Financial Data....................................................    15
Management's Discussion and Analysis of Financial Condition and Results of Operation ...    18
Changes in Certifying Accountants.......................................................    27
Corporate History ......................................................................    29
Our Business ...........................................................................    29
Selling Stockholders ...................................................................    40
Management .............................................................................    43
Related Party Transactions..............................................................    50
Principal Stockholders .................................................................    51
Description of Capital Stock ...........................................................    53
Trading Market for Our Shares ..........................................................    56
Outstanding Shares and Shares that may be Sold in the Future ...........................    57
Where You Can Find More Information ....................................................    58
Plan of Distribution ...................................................................    59
Legal Matters ..........................................................................    61
Experts ................................................................................    63
Index to Financial Statements ..........................................................   F-1
Consolidated Financial Statements of Narrowstep Inc.....................................   F-2
Financial Statements of Sportshows Television Ltd.......................................  F-27

================================================================================
"Narrowstep," "narrowstep.com," "TV Station in a Box", "High.TV", "Vlipsync Encoder," "Mediaserver," "Channelserver," "Adserver," "Narrowstep Player," "Paygate," and the Narrowstep logo are trademarks of Narrowstep. All other trade names and trademarks referred to in this prospectus are the property of their respective owners.

================================================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT US. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU FIND IMPORTANT. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, INCLUDING THE "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES TO THE FINANCIAL STATEMENTS.

OUR BUSINESS

         Narrowstep is a pioneer in the field of internet-based video content delivery. Our mission is to host a global marketplace where we, for our customers, distribute channels of video-based content and provide related services, over the internet. Our system, which the media press and marketplace have termed "TV Station in a Box", enables comprehensive delivery of video content and television-like programming to mobile, wireless, internet, broadband and broadcast services. Our system provides a platform to enable owners and users of video content to reach new and untapped audiences by "narrowcasting" - targeting delivery of specific content to interested groups. We believe narrowcasting provides new business opportunities for content providers to build commercial channels by creating a new model for delivering content. In addition to enabling delivery of content, the Narrowstep platform enables our clients to commercialize video-based content. This can be achieved through directed advertising, sponsorship, pay-per-view, subscription, microcharging and/or ecommerce.

THE OFFERING

Common stock being offered by existing selling stockholders ......... 15,159,323

Common stock outstanding prior to the offering ...................... 27,658,214

     Our common stock is not currently listed or quoted on any established public market or quotation system. If a public trading market develops in the future, of which there can be no assurance, the selling stockholders may sell their shares from time to time in such a market, at prevailing prices, or in private, negotiated transactions. Until that time, the selling stockholders will offer and sell their shares of our common stock at a fixed price of $____________ per share. The selling stockholders may be deemed to be underwriters of the shares which they are offering.

PRINCIPAL EXECUTIVE OFFICES

     We are a Delaware corporation whose principal executive offices are located at 91 New Cavendish Street, London W1W 6XE, United Kingdom and our telephone number is (011.44.20.7208.7224). Unless the context otherwise requires, the terms "we," "our" or "us" as used herein refer to Narrowstep Inc. and its subsidiaries.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following summary pro forma consolidated financial data should be read in conjunction with our unaudited "Condensed Pro Forma Consolidated Financial Data" and the summary historical consolidated financial data should be read in conjunction with our Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The summary pro forma consolidated financial data are derived from our unaudited "Condensed Pro Forma Consolidated Financial Data" and the summary historical consolidated financial data are derived from the Consolidated Financial Statements audited by Ernst and Young LLP, independent auditors. We have recorded certain restatement adjustments to our consolidated statement of operations for the period ended February 28, 2003. The effects of these adjustments are to increase losses for the period by $43,430.

-------------------------------------------------------------------------------------------------------------------------
                                                   PRO FORMA                               HISTORICAL
-------------------------------------------------------------------------------------------------------------------------
                                                                              COMPANY                    PREDECESSOR
-------------------------------------------------------------------------------------------------------------------------
                                                                                   FROM MAY 9, 2002
                                                                                    (INCEPTION) TO    FROM APRIL 9, 2002
                                                   YEAR ENDED       YEAR ENDED        FEBRUARY 28,      (INCEPTION) TO
                                                  FEBRUARY 29,     FEBRUARY 29,           2003           SEPTEMBER 18,
                                                     2004              2004            (RESTATED)            2002
                                                      $                 $                  $                   $
=========================================================================================================================
STATEMENT OF OPERATIONS DATA:
Total revenue                                      1,153,366           520,760              4,315            23,250
Total costs of revenue                               582,045           324,601             31,622             7,680
Gross profit (loss)                                  571,321           196,159            (27,307)           15,570
Loss from operations                              (3,221,254)       (3,208,520)          (368,457)           (5,505)
Net loss                                          (3,237,929)       (3,223,338)          (367,430)           (5,505)
Net loss per share - basic and diluted                (0.150)          $(0.168)           $(0.032)          $(5,505)
Weighted-average number of shares outstanding     21,456,177        19,143,940         11,574,619                 1
-------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------
                                                          FEBRUARY 29,
                                                             2004
                                                               $
=======================================================================

BALANCE SHEET DATA:
Cash and cash equivalents                                    592,471
Net current assets                                            91,113
Total assets                                               3,009,462
Total stockholders' equity                                 1,898,822
-----------------------------------------------------------------------

                                  RISK FACTORS

         The shares offered hereby are speculative and involve a high degree of risk. You should carefully consider the risks described below, along with all of the other information included in this prospectus, when making a decision whether to purchase any shares offered by this prospectus. If any of the following risks or uncertainties described below actually occurs, our business, financial condition or operating results could be materially harmed. You should carefully consider the following risk factors, the discussion under the caption "Special Note Regarding Forward-Looking Statements," on page 11 and the other information in this prospectus before buying or selling any of our shares.

RISK RELATED TO OUR BUSINESS

WE HAVE A BRIEF OPERATING HISTORY WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND PREDICT OUR SUCCESS.

         Narrowstep was incorporated as a start-up business on May 9, 2002. As a result, we have a brief operating history upon which you can evaluate our business and prospects. Our historical results of operations are limited, so they may not give you an accurate indication of our future results of operations or prospects. We are in an early stage of operations and we face risks and uncertainties relating to our ability to successfully implement our business strategy. Our prospects must be considered in light of these risks and the expenses and difficulties frequently encountered in new and rapidly evolving businesses, such as internet-based video content. We may not be successful in meeting the challenges we face. If we are unable to do so, our business will not be successful and the value of your investment in Narrowstep will decline.

WE HAVE A HISTORY OF LOSSES, ARE NOT CURRENTLY PROFITABLE AND ANTICIPATE FUTURE LOSSES.

         Included as Note 1.2 to our audited financial statements is an explanatory paragraph relating to our ability to continue as a going concern. Our operating losses have exceeded our revenue in each quarter since inception. We had an accumulated deficit of approximately $3.59 million as of February 29, 2004 and a net loss of approximately $3.22 million (which includes a $1.56 million stock compensation charge) for the year ended February 29, 2004. Although our revenues have grown significantly since 2002, this growth may not be sustainable or indicative of future results of operations. We intend to continue to invest in internal expansion, infrastructure, strategic acquisitions, integration of any acquired companies into our existing operations, and our sales and marketing efforts. We cannot be certain when we will operate profitably, if ever.

IF THE INTERNET-BASED VIDEO CONTENT MARKET DOES NOT GROW, WE WILL NOT BE SUCCESSFUL.

         The market for our products and services is new and rapidly evolving. As a company in the internet-based video content delivery field, our business model is based on an expectation that demand for internet-based video content will increase materially and compete with more traditional methods of television broadcasting. There can be no assurance that there is a substantial market for the services we offer. If this market does not grow, we will not be able to achieve meaningful revenues and our business will fail.

IF HIGH-SPEED INTERNET ACCESS WITH VIDEO VIEWING CAPABILITY IS NOT SUCCESSFULLY ADOPTED GLOBALLY, THERE WILL BE LITTLE DEMAND FOR OUR PRODUCTS AND SERVICES.

         The success of our business is dependent upon extensive use of the internet. The video content we deliver is best viewed over a high-speed internet connection. We believe increased internet use may depend on the availability of greater bandwidth or data transmission speeds or on other technological improvements, and we are largely dependent on third party companies to provide or facilitate these improvements. If networks cannot offer high-speed services because of congestion, or other reasons, or if high-speed internet access fails to gain wide market acceptance, we believe there will be little demand for our products and services and our revenues may be insufficient to achieve and maintain profitability. The deployment of corporate firewalls may also restrict the growth and availability of streaming media services and adversely affect our business model by limiting access to the content broadcast through our service. Changes in content delivery methods and emergence of new internet access devices such as TV set-top boxes could dramatically change the market for streaming media products and services if new delivery methods or devices do not use streaming media or if they provide a more efficient method for transferring data than streaming media.

WE WILL NEED TO OBTAIN ADDITIONAL CAPITAL IN THE FUTURE AND IF WE ARE UNABLE TO DO SO ON ACCEPTABLE TERMS, OR AT THE APPROPRIATE TIME, WE MAY NOT BE ABLE TO CONTINUE TO DEVELOP AND MARKET OUR PRODUCTS AND SERVICES, OR EVEN TO CONTINUE AS A GOING CONCERN.

        We do not currently generate revenues sufficient to operate our business and do not believe we will do so in the foreseeable future. As a result, we must rely on our ability to raise capital from outside sources in order to continue operations in the long term. We will seek to raise additional capital through various financing alternatives, including equity or possibly debt financings or corporate partnering arrangements. We have received subscriptions for an aggregate of $1.32 million for shares of our common stock. However, we may not be able to raise additional needed capital on terms that are acceptable to us, or at all. Included in Note 1.2 to our audited financial statements is an explanatory paragraph relating to our ability to continue as a going concern. If we do not receive an adequate amount of additional financing in the future, we may not have sufficient funds to further develop and market our products and services, or even to continue as a going concern.

IF WE ARE UNABLE TO CONTINUE DEVELOPMENT OF ONE OR MORE OF OUR PRODUCTS, OUR ENTIRE BUSINESS STRATEGY MAY BE UNSUCCESSFUL.

        Our overall business strategy is dependent upon providing a complete solution structured around six separate core products: (i) Vlipsync Encoder,
(ii) Mediaserver, (iii) Channelserver, (iv) Adserver, (v) Narrowstep Player and
(vi) Paygate. We are continuing the development and improvement of these and other products and services necessary for our future growth. Development of any product can be expensive, more time-consuming than originally planned, and face unexpected delays or problems. Any delays in development could cause significant additional expense, result in operating losses and lost corporate opportunities, and create significant marketing opportunities for competition. Because we are continuing to develop and improve at least six products, all of which are integral to our complete solution, the possibility of a problem is much greater than if we were developing only one product. Problems or delays in the continued development and deployment of any of our products, could defeat our business strategy and substantially harm our prospects for future revenues.

IF AUDIO-VIDEO PLAYER SOFTWARE IS NOT READILY AVAILABLE, OUR PRODUCTS WILL NOT gain acceptance.

         To view our products, a viewer must have an audio-video player such as Microsoft Media Player. If free distribution of player software does not continue or player software becomes less accessible, the potential market for our products and services will not grow, which in turn would have an adverse effect on our revenues and ability to achieve and maintain profitability.

WE FACE SUBSTANTIAL COMPETITION AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, THE DEMAND FOR, OR THE PRICES OF, OUR PRODUCTS AND SERVICES MAY DECLINE.

         We face numerous competitors both in the internet-based distribution market, and in the more traditional broadcasting arena. Many of these companies have substantially longer operating histories, significantly greater financial, marketing, manufacturing and technical expertise, and greater resources and name recognition than we do. If we fail to attain commercial acceptance of our products and services and to be competitive with these companies, we may not ever generate meaningful revenues. In addition, new companies may emerge at any time with products or services that are superior, or that the marketplace perceives are superior, to ours. There are relatively few barriers preventing companies from competing with us. We do not own any patented technology that precludes or inhibits others from entering our market. We may not be able to compete effectively with any potential future competitors and the demand for, and prices of, our products and services may decline.

IF WE LOSE OUR PRIMARY PRODUCTION SERVICES CLIENT, ONE OR MORE OF OUR MAJOR PRODUCTION CONTRACTS, OR OUR ACCESS TO MAJOR SPORTING EVENTS, OUR REVENUES WILL DECLINE SUBSTANTIALLY.

         Production services accounted for approximately 45% of our total revenues for the fiscal year ended February 29, 2004. Currently, The Swedish Match Tour is our largest production services client and accounts for over 15% of our total revenue. During the fiscal year ended February 29, 2004, we entered into a contract with a commissioning company called Octagon to produce programs for The Swedish Match Tour. Towards the end of the fiscal year February 29, 2004 this contract was terminated and subsequent to the year end we entered into a new contract with The Swedish Match Tour to produce programs for it. Since this contract is new and therefore subject to ongoing review, there is no guarantee that this contract will be renewed on an ongoing basis. We also currently have a contract to cover the Professional Windsurfers' Association World Tour, which expires on December 31, 2005. There is no guarantee that this will be renewed at the end of this period. In addition, continued access to sporting events for video recording and inclusion in television programs is not guaranteed and this may compromise our ability to provide production services successfully in the future. Loss of any of our major production services contracts, our primary production services client, or our event access would dramatically decrease our revenues.

IF WE ARE UNABLE TO OBTAIN AND MAINTAIN SUCCESSFUL RELATIONSHIPS WITH NETWORK OPERATORS, WE MAY NOT BE ABLE TO OBTAIN ADEQUATE DISTRIBUTION FOR THE INTERNET CHANNELS WE DELIVER.

         We depend on network operators such as Teleglobe and Rackspace to distribute video over the internet. We may be unable to reach or extend existing agreements with major network operators, and we may fail to establish new agreements with operators when necessary. These network operators may choose to compete with us, to enter into relationships with competitors, to change the terms on which they distribute our channels, including to increase their prices, or not to do business with us because of our size and lack of operating history. If we are unable to enter into ongoing agreements with major network operators on terms acceptable to us, we may not have adequate distribution for the internet channels we deliver.

IF CONTENT OWNERS DO NOT ADOPT INTERNET-BASED DELIVERY AS A MEANS FOR DISTRIBUTING THEIR CONTENT, WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT REVENUES.

         The success of our business model is highly dependent on video content being available for distribution over the internet. Content owners may choose not to encode video libraries. If sufficient content is not available we may not generate sufficient revenues and our business may fail.

IF WE LOSE THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER, SALES DIRECTOR, CHIEF TECHNOLOGY OFFICER OR CHIEF OPERATING OFFICER, OUR BUSINESS MAY SUFFER.

         We are heavily dependent upon the continued services of Iolo Jones, Chief Executive Officer, Paul Robinson, Sales Director, Jason Jack, Chief Technology Officer, and Clifford Webb, Chief Operating Officer. The loss of any one or more of these officers could seriously impede our success. We do not carry life insurance on the lives of any of these persons. One or more of these officers might resign and, subject to the noncompete provisions of their employment agreements, join a competitor or form a competing company and we might lose existing or potential clients. In the event that any of these persons becomes unavailable for any reason, our business may suffer.

THE INEXPERIENCE OF OUR MANAGEMENT TEAM MAY LIMIT THEIR EFFECTIVENESS IN OPERATING OUR BUSINESS.

         Our management team has had limited experience in management positions. Only our Chairman, Peter Siddall, has ever held a senior managerial role at a major corporation. In addition, none of our management has extensive experience in overseeing the development of products including, but not limited to, making arrangements with developers, monitoring the development process, ensuring a smooth, timely flow of completed products and implementing reliable quality control procedures. The relative inexperience of our management in this area may negatively impact our ability to meet objectives and to operate our business.

AS A START-UP BUSINESS, WE MAY BE UNABLE TO ATTRACT AND RETAIN THE QUALIFIED TECHNICAL, SALES AND SUPPORT STAFF NECESSARY FOR OUR GROWTH.

         Our ability to continue to develop and market our products and services is dependent upon our ability to identify, recruit, retain and motivate qualified personnel. As a start-up business, salaries for our employees are significantly below those of competitors in our industry and most of our existing employees are stockholders or are otherwise incentivized with periodic option grants. The low salaries and lack of assurance of our ability to secure additional funding may affect our efforts to recruit and retain additional personnel necessary to meet our growth targets. In addition, if we continue to issue additional equity in order to finance the business, future stock option grants may be less attractive to potential new hires and may not provide adequate motivation for existing personnel. If we are unable to hire and retain sufficient additional in-house personnel, we will be unable to complete development of our products and services, and our business will suffer.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR IF OUR INTELLECTUAL PROPERTY IS FOUND TO INFRINGE ANOTHER'S INTELLECTUAL PROPERTY, WE MAY BE UNABLE TO GENERATE REVENUES BASED ON OUR PRODUCTS.

         We have not filed for any patents or registered copyrights relating to any of our products or services and we do not have any current plans to do so. We currently rely on a combination of trade secret, nondisclosure and other contractual agreements, as well as existing copyright and trademark laws to protect our confidential and proprietary information, but this may not be sufficient to prevent third parties from infringing upon or designing around our intellectual property to develop a competing product. We cannot be sure that our technology will not infringe any third party's intellectual property. In the event that a third party either infringes upon our intellectual property or makes a claim that our products infringe upon its proprietary rights, we may not have sufficient financial or other resources to enforce our rights or to successfully defend against any claim. Any infringement of or by our intellectual property could restrict our ability to generate revenues from our products.

SYSTEM FAILURES AND/OR SECURITY RISKS MAY IMPAIR OUR OPERATIONS.

         The core of our network infrastructure could be vulnerable to unforeseen computer problems. We may experience interruptions in service in the future as a result of the accidental or intentional actions of internet users, current and former employees or others. Unknown security risks may result in liability to Narrowstep and also may deter new clients from using our products and services. The security measures we implement may still be circumvented in the future, which could impair our operations and have a material adverse effect on our business.

IF WE ARE UNSUCCESSFUL IN INCREASING OUR SIMULTANEOUS VIEWER CAPACITY, WE WILL BE UNABLE TO HOST MAJOR LIVE EVENTS.

         Our ability to be an attractive platform for live events requires us to support a number of simultaneous viewers. Adding network capacity will be expensive, and we may not be able to do so successfully. If we are unable to expand capacity successfully and on acceptable terms, we will be unable to host major live events which may limit our market share.

IF WE ARE UNABLE TO ACHIEVE AND MAINTAIN A FAVORABLE DISTRIBUTION ARRANGEMENT FOR OUR PRODUCTION PROGRAMMING, OUR PRODUCTION SERVICES REVENUES MAY DECLINE.

         We previously distributed our production programming for international sales through BBC Worldwide. While we continue to distribute some of our production programming through BBC Worldwide for existing series, no new series are being distributed by them. If we are unable to reach an arrangement with a new distributor on satisfactory terms, our production services revenues may decline.

AS A THIRD-PARTY DISTRIBUTOR OF PROPRIETARY VIDEO CONTENT, WE ARE VULNERABLE TO CLAIMS OF BREACH OF CONTENT RIGHTS WHICH MAY HARM OUR BUSINESS.

         As a third-party deliverer of proprietary video content, we rely on our clients to have the appropriate rights to use and distribute this content. If the rights of the content owners are contravened, knowingly or otherwise, or if a content owner claims their rights are contravened, we could be subject to substantial lawsuits which could be time-consuming and costly to defend and our reputation may be harmed for having delivered the content.

THE HAZARDOUS NATURE OF THE PRODUCTION OF CERTAIN PROGRAMS COULD RESULT IN DAMAGE TO OUR EQUIPMENT OR PERSONNEL.

         Our production services include the production of sports television programs around the world, often in dangerous circumstances. The nature of our operations may result in accidental damage to both equipment and personnel that could result in significant losses. We may not have adequate insurance to compensate for such losses.

IF OUR PRODUCTION EQUIPMENT IS LOST, DAMAGED OR BECOMES OBSOLETE, WE MAY NOT BE ABLE TO REPLACE IT IN A TIMELY AND AFFORDABLE MANNER.

         We use expensive video production equipment in connection with our production services. This equipment requires regular maintenance and replacement. We may not be able to upgrade or maintain the equipment at rates that are commercially viable. In addition, if the existing equipment is lost or damaged due to theft or tampering, we may not be able to replace it in time to meet our production deadlines.

IF ONLINE COMMERCE IS NOT SECURE, THIS LINE OF OUR BUSINESS MAY NOT BE
PROFITABLE.

         Our ability to successfully offer ecommerce services depends upon our ability to transmit confidential information securely over public networks. Any compromise, or perceived compromise, of our ability to transmit confidential information securely, and costs associated with the prevention or elimination of such problems, could decrease or eliminate any potential for profitability in this line of our business.

FAILURE OF OUR ACQUISITION STRATEGY COULD CAUSE US TO LOSE MONEY.

         Part of our operating strategy is to make strategic acquisitions to grow our business. If we pay too much for these acquisitions, experience problems integrating them with our business, or their services prove to be unprofitable, our revenues and profitability will suffer.

RISKS RELATED TO CONDUCTING BUSINESS OUTSIDE OF THE UNITED STATES MAY ADVERSELY IMPACT OUR BUSINESS.

         We market and sell our products and services in Europe, the United States and Canada. As a result, we are subject to the normal risks of doing business abroad. Risks include unexpected changes in regulatory requirements, export and import restrictions, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, potential adverse tax consequences, exchange rate fluctuations, increased risks of piracy, limits on our ability to enforce our intellectual property rights, discontinuity of our infrastructures, subsidized competition from local nationalized providers and other legal and political risks. Such limitations and interruptions could have a material adverse effect on our business.

CHANGES IN LAWS, REGULATIONS OR FINANCIAL ACCOUNTING STANDARDS MAY ADVERSELY AFFECT OUR REPORTED RESULTS OF OPERATIONS AND SIGNIFICANTLY IMPACT OUR ABILITY TO CONDUCT OUR BUSINESS AS PLANNED.

         It is impossible to predict the regulatory climate affecting telecom usage, broadcasting, and the internet. Many laws and regulations are pending in the United States and other countries which may relate to areas that impact our business, such as content issues, intellectual property rights, taxation, network and information security and others. If adopted, these types of regulations may differ from country to country and among other political and geographical divisions. In addition, changes in privacy laws could restrict the availability of data which we use in providing our services. It is also unclear how the enforcement of certain existing laws and regulation, such as those designed to protect children from obscene material or to prohibit collecting personal information from children, may apply to our business. The adoption of new laws or regulations and the enforcement of existing law and regulation, and uncertainties associated with their validity, interpretation, applicability and enforcement may affect the available distribution channels for and costs associated with our services, and could negatively impact the growth of our market and adversely affect our business.

         In addition, recently enacted and proposed changes in the laws and regulations affecting public companies, including the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission regulations, may cause us to incur significant costs of compliance and result in changes in accounting standards or accepted practices within our industry. New laws, regulations and accounting standards, as well as the questioning of, or changes to, currently accepted accounting practices in the technology industry may adversely affect our reported financial results. New rules could also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, forcing us to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as our executive officers.

RISKS RELATED TO INVESTING IN SHARES

BECAUSE THE OFFERING PRICE OF THE SHARES IS ARBITRARY, IT MAY NOT ACCURATELY REFLECT THE VALUE OF THE SHARES.

         The offering price has been arbitrarily determined by management and has no relation to our book value or any financial criteria. As a result, the offering price may not be indicative of the value of the shares.

BECAUSE NO MARKET CURRENTLY EXISTS FOR OUR STOCK, YOU MAY BE UNABLE TO SELL THE SHARES.

         There is presently no market for our common stock and there can be no assurance that any market will develop. Our common stock is not currently eligible for trading on any principal stock exchange or market and we do not anticipate that it will be eligible in the foreseeable future. Unless a market for our common stock develops, it will be extremely difficult for a stockholder to dispose of his, her or its shares. In the event a market develops, there can be no assurance that the market will be strong enough to absorb all of the shares which may be offered for sale. In addition, without a market for our stock, the value of the shares will not be readily ascertainable and will be uncertain.

BECAUSE OUR STOCK IS "PENNY STOCK," YOU MAY HAVE DIFFICULTY SELLING SHARES EVEN IF A MARKET DEVELOPS.

         "Penny stocks" generally are equity securities with a price of less than $5.00 (other than securities registered and traded on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our stock is considered a "penny stock" by the Securities and Exchange Commission and is subject to rules regulating broker-dealer practices in connection with transactions in penny stocks. Transaction costs associated with purchases and sales of penny stocks are likely to be higher than those for other securities.

         The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to provide the customer with a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market, and to receive a signed acknowledgment of receipt of these documents. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for the shares and stockholders may find it difficult to sell their shares even if a market develops.

IF WE DO ANY ADDITIONAL EQUITY FINANCING, THE OWNERSHIP INTEREST OF OUR EXISTING INVESTORS WILL BE DILUTED.

         We will need to raise additional capital in the future to continue development and marketing of our products and services. We currently have subscriptions for an aggregate of $1.32 million for shares of our common stock. We anticipate that we may raise capital in the future by selling additional equity or financial instruments which are exchangeable or convertible into equity. Any future equity or equity-related financings will dilute the ownership interest of our existing stockholders.

BECAUSE OUR ASSETS, OFFICES AND OFFICERS AND DIRECTORS ARE LOCATED IN THE UNITED KINGDOM, IT MAY BE DIFFICULT TO PROCEED WITH AN ACTION, OR TO ENFORCE A JUDGMENT, AGAINST US.

         Our primary offices and assets, and the majority of our officers and directors, are located exclusively in the United Kingdom. As a result, it may be difficult for stockholders located in the United States to pursue an action, or enforce a judgment against us, in the event of any litigation.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, in the discussions under the captions Our Business, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations, and elsewhere in this prospectus. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as may, might, will, would, should, could, project, estimate, pro forma, predict, potential, strategy, anticipate, attempt, develop, plan, help, believe, continue, intend, expect, future, and similar terms and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) a projection of revenues, income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (ii) the plans and objectives of management for future operations, including plans or objectives relating to our products or services, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, and (iv) the assumptions underlying or relating to any statement described in subparagraphs (i), (ii), or (iii).

         The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, inability to obtain adequate financing, insufficient cash flows and resulting illiquidity, dependence upon significant customers, inability to expand our business, government regulations, increased competition, changing customer preferences, stock illiquidity, failure to implement our business plans or strategies, ineffectiveness of our marketing program and our acquisition opportunities. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears under the caption "Risk Factors" and elsewhere in this prospectus.

         Because of the risks and uncertainties related to these factors and the forward-looking statements, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements. We disclaim any obligation to update these forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

         Readers should read this prospectus and the following discussion and analysis in conjunction with the discussion under the caption "Risk Factors" in this prospectus, our financial statements and the related notes thereto in this prospectus, and other documents filed from time to time by Narrowstep with the Commission.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board may deem relevant.

                CONDENSED PRO FORMA CONSOLIDATED FINANCIAL DATA


        The following unaudited condensed pro forma consolidated financial information gives pro forma effect to the acquistion of Sportshows Television Ltd., which was completed on November 25, 2003.

        The unaudited condensed pro forma consolidated financial information should be read in conjuction with our audited consolidated financial statements and those of Sportshows TV all of which are included elsewhere in this prospectus. The following information is not necessarily indicative of our results of operations and our financial position as they may be in the future and as they might have been had the acquisition been effective on the date assumed.

        The financial statements of Sportshows TV are prepared in accordance with UK GAAP but there are no significant differences between UK GAAP and US GAAP for Sportshows TV. Adjustment has been made to ensure uniform accounting policies are applied in respect of depreciation for the period ended November 25, 2003. Apart from depreciation, no other significant differences existed between the accounting policies of Sportshows TV and Narrowstep Inc.

        The unaudited condensed pro forma consolidated statement on operations for the year ended February 29, 2004 gives pro forma effect to acquisition of Sportshows TV as if it had been completed on March 1, 2003. The historical financial information for Narrowstep is derived from our audited consolidated statement of operations for the year ended February 29, 2004. The historical financial information for Sportshows TV is derived from its audited profit and loss account for the period ended November 25, 2003 and has been translated from pounds sterling at an average rate of $1.62680 = (pounds)1.00.


                                                       NARROWSTEP INC.
                                        CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF
                                                          OPERATIONS
                                                 YEAR ENDED FEBRUARY 29, 2004
                                                         (UNAUDITED)

--------------------------------------------------------------------------------------------------------------------------------
                                                                       HISTORICAL                         PRO FORMA

                                                         ----------------------------------------------------------------------
                                                           NARROWSTEP INC.      SPORTSHOWS         ADJUSTMENTS    CONSOLIDATED
                                                                              TELEVISION LTD
===============================================================================================================================
Revenue:

                 Production services                               234,992            632,606                         867,598
                 Narrowcasting and other                           285,768                  -                         285,768
--------------------------------------------------------------------------------------------------------------------------------
                 Total revenue                                     520,760            632,606                       1,153,366
--------------------------------------------------------------------------------------------------------------------------------
Cost of revenue:
                 Direct costs                                      275,261            257,444                         532,705
                 Software amortization                              49,340                                             49,340
--------------------------------------------------------------------------------------------------------------------------------
                 Total costs of revenue                            324,601            257,444                         582,045
--------------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                       196,159            375,162                         571,321
--------------------------------------------------------------------------------------------------------------------------------
Operating expenses:
                 Selling, general and                            3,404,679            362,612         25,284(a)     3,792,575
                 administative
--------------------------------------------------------------------------------------------------------------------------------
                 Total operating expenses                        3,404,679            362,612         25,284        3,792,575
--------------------------------------------------------------------------------------------------------------------------------
(LOSS) PROFIT FROM OPERATIONS                                   (3,208,520)            12,550        (25,284)      (3,221,254)
--------------------------------------------------------------------------------------------------------------------------------
Other income                                                         3,446                  -                           3,446
Exchange losses                                                    (18,264)                 -                         (18,264)
Provision for income taxes                                               -             (1,857)                         (1,857)
--------------------------------------------------------------------------------------------------------------------------------
NET (LOSS) INCOME                                               (3,223,338)            10,694        (25,284)      (3,237,929)
================================================================================================================================
Net loss per share - basic and diluted                             $(0.168)                                           $(0.150)
Weighted-average number of shares outstanding                   19,143,940                         2,312,237 (b)   21,456,177
--------------------------------------------------------------------------------------------------------------------------------
(a) Adjustment to conform depreciation policy.
(b) Adjustment to reflect shares issued as part consideration for the acquisition of Sportshows Television Ltd.
--------------------------------------------------------------------------------------------------------------------------------

                      SELECTED CONSOLIDATED FINANCIAL DATA

         You should read the following selected pro forma consolidated financial data in conjunction with our unaudited "Condensed Pro Forma Consolidated Financial Data" and the selected historical consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes and hereto included elsewhere in this prospectus. The selected pro forma consolidated financial data set forth below are derived from our unaudited "Condensed Pro Forma Consolidated Financial Data" and show the pro forma effect of the acquisition of Sportshows Television Ltd. as if it had been acquired on March 1, 2003. The historical consolidated balance sheet and consolidated statements of operations data set forth below are derived from our financial statements, which are included elsewhere in this prospectus which have been audited by Ernst & Young LLP, our independent auditors. These financial statements reflect the acquisitions of Narrowstep Ltd., our predecessor, on September 19, 2002 and of Sportshows TV on November 26, 2003.

         We have recorded certain restatement adjustments to our consolidated statement of operations for the period ended February 28, 2003, which has increased our losses for the period by $43,430. The adjustments are in respect of the following:

         o Legal costs previously charged against 'Additional Paid In Capital' of $35,000 as direct costs of private placement have been expensed for the period ended February 28, 2003.

         o On futher analysis, we have revised certain estimates of expenses amounting to $8,430.

                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA

------------------------------------------------------------------------------------------------------------------------------------
                                                     PRO FORMA                                      HISTORICAL
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    COMPANY                          PREDECESSOR
                                                ------------------------------------------------------------------------------------
                                                                                            FROM MAY 9, 2002
                                                                                             (INCEPTION) TO       FROM APRIL 9, 2002
                                                      YEAR ENDED         YEAR ENDED         FEBRUARY 28, 2003       (INCEPTION) TO
                                                  FEBRUARY 29, 2004   FEBRUARY 29, 2004        (RESTATED)         SEPTEMBER 18, 2002
                                                          $                  $                     $                        $
====================================================================================================================================
Revenue:
           Production services                          867,598             234,992                  -                       -
           Narrowcasting and other                      285,768             285,768              4,315                  23,250
------------------------------------------------------------------------------------------------------------------------------------
           Total revenue                              1,153,366             520,760              4,315                  23,250
------------------------------------------------------------------------------------------------------------------------------------

Cost of revenue:
           Direct costs                                 532,705             275,261             31,622                   7,680
           Software amortization                         49,340              49,340                  -                       -
------------------------------------------------------------------------------------------------------------------------------------
           Total costs of revenue                       582,045             324,601             31,622                   7,680
-------------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT (LOSS)                                     571,321             196,159            (27,307)                 15,570
------------------------------------------------------------------------------------------------------------------------------------

Operating expenses:
           Selling, general and administrative
           (including non-cash stock
           compensation expense for the year to
           February 29, 2004 - $1,560,531, and for
           the period May 9, 2002 (inception) to
           February 28, 2003 - $0; Predecessor - $0)  3,792,575           3,404,679            288,804                  21,075
           Purchased in-process research and
           development                                                            -             52,346                       -
------------------------------------------------------------------------------------------------------------------------------------
           Total operating expenses                   3,792,575           3,404,679            341,150                  21,075
------------------------------------------------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS                                 (3,221,254)         (3,208,520)          (368,457)                 (5,505)
------------------------------------------------------------------------------------------------------------------------------------

Other income                                              3,446               3,446              1,027                       -
Exchange losses                                         (18,264)            (18,264)                 -                       -
Provision for income taxes                               (1,857)                  -                  -                       -
------------------------------------------------------------------------------------------------------------------------------------
NET LOSS                                             (3,237,929)         (3,223,338)          (367,430)                 (5,505)
====================================================================================================================================

Net loss per share - basic and diluted                  $(0.150)            $(0.168)           $(0.032)                $(5,505)
Weighted-average number of shares outstanding        21,456,177          19,143,940         11,574,619                       1
------------------------------------------------------------------------------------------------------------------------------------

                         CONSOLIDATED BALANCE SHEET DATA

----------------------------------------------------------------------------------------------------------------------
                                                                                            FEBRUARY 29, 2004
                                                                                                    $
======================================================================================================================
ASSETS
Current assets:
   Cash and cash equivalents                                                                                  592,471
   Accounts receivable, net of allowance for doubtful accounts of $40,415                                     184,705
   Amounts receivable from related parties                                                                    127,568
   Prepaid expenses and other current assets                                                                  166,034
----------------------------------------------------------------------------------------------------------------------
   Total current assets                                                                                     1,070,778
----------------------------------------------------------------------------------------------------------------------

Plant and equipment, net                                                                                      567,356
Software development costs, net of accumulated amortization                                                   163,777
Goodwill                                                                                                    1,009,744
Other intangible assets, net                                                                                  197,807
----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                                3,009,462
======================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
   Accounts payable                                                                                           409,635
   Net obligations under capital leases                                                                        96,734
   Accrued expenses and other liabilities                                                                     473,296
----------------------------------------------------------------------------------------------------------------------
   Total current liabilities                                                                                  979,665
----------------------------------------------------------------------------------------------------------------------

Net obligations under capital leases - greater than 1 year                                                    130,975
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                           1,110,640
----------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
   Common stock, $0.000001 par value 50,000,000 shares authorized with
   25,700,256 issued                                                                                               26
   Additional paid-in capital                                                                               4,425,975
   Deferred stock compensation                                                                              1,034,736
   Accumulated deficit                                                                                     (3,590,768)
   Accumulated other comprehensive loss                                                                        28,853
----------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                                               1,898,822
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                                  3,009,462
======================================================================================================================

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS, THE RELATED NOTES AND THE OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS BASED UPON CURRENT BELIEFS OF MANAGEMENT AND EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS AND THE TIMING OF SELECTED EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

         We are a company focused on providing technology to commercialize, market and distribute channels that provide video-based content on the internet and which are targeted at specific audiences. Headquartered in London, England, we have two offices in London and one in the United States. We generate revenues and manage our business along two separate lines of services, production services and narrowcasting.

         From our inception in May, 2002 through March, 2003, our operating activities were focused primarily on:

         o developing the technology to enable us to provide streams of video content over the internet;

         o developing relationships with channel partners throughout the world to increase our global reach;

         o developing additional business strategies to supplement our channel partner network; and

         o        hiring our initial key employees.

     In March, 2003, we launched our flagship extreme sports channel, High.TV. Our operations since that time have included:

         o        launching additional channels, which we host for our clients;

         o seeking advertisers to advertise on the channels we host for our clients;

         o providing production services, since our acquisition of Sportshows Television Ltd. in November, 2003;

         o        refining our technology; and

         o increasing our employee headcount, from four employees on March 1, 2003 to 19 employees and three independent contractors on June 14, 2004.

NET LOSS

         We have incurred operating losses since our inception and have generated limited revenue from our production services and narrowcasting sales. We lost $3.22 million for the fiscal year ended February 29, 2004, which includes $1.56 million of stock compensation expense. Since we commenced operations we have incurred an accumulated net loss of approximately $3.59 million through February 29, 2004.

REVENUES

         REVENUE RECOGNITION. We recognize revenue when earned in accordance with our written contractual agreements and revenue recognition rules under generally accepted accounting principles of the United States and in compliance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 (SAB 104), "Revenue Recognition." Revenue is recognized when all of the following criteria are met:

         o Persuasive evidence of an arrangement exists - Before we commence work with a customer we require a signed contract or formal written instructions to proceed.

         o Delivery has occurred or services have been rendered - Although deposits or prepayments are common with orders, only when the content or channel has been developed and delivered can the revenues be recognized. Once the channel has been set-up, license fees are then charged on a monthly basis, for a minimum of one year or, in the case of an evaluation license, for two months.

         o The seller's price to the buyer is fixed or determinable - If the customer decides to cancel, all of the development work, content production, initial license and monthly license fees accrued to date remain due and non-cancellable.

         o Collectability is reasonably assured - We run credit checks on all new unknown customers and also normally obtain some downpayment before any customer-specific development commences. Once the channel is running, if a customer's regular monthly bills are not settled on time, we then have the capability to stop a customer's channel from narrowcasting.

         SOURCES OF REVENUE. For the fiscal year ended February 29, 2004, we derived our revenues from two sources - production services and "narrowcasting" (and related services). We created our production services division through our acquisition of Sportshows Television Ltd. during the fiscal year ended February 29, 2004. Prior to that year, revenues were derived solely from narrowcasting. Revenues from production services include fees paid for the production, filming, editing and encoding of programs. We charge our clients on a time and expense basis for these services, typically on a project-by-project basis, although occasionally under longer term agreements. Revenues from narrowcasting include fees paid for the establishment and maintenance of channels, encoding and uploading of content, as well as the management of channels on behalf of clients. The cost of establishing an account on the system depends on the level of service desired by the customer. In addition, we charge a monthly license fee depending upon the range of features and capabilities being licensed, that covers the cost of support, maintenance, upgrades, content hosting (the storage of files on our network) and content delivery (the cost of bandwidth to deliver the content to the end viewer) for the individual account. For a fixed price, we also offer an evaluation license which allows a user to use most features of the system and to establish a channel and a player for a two month evaluation period.

         CHANGE IN REVENUE SOURCES AND ANTICIPATED SHIFT IN REVENUES. Our revenues for the period ended February 28, 2003 consisted 100% of narrowcasting revenues. As a result of our acquisition of Sportshows TV and corresponding creation of our production services division, however, we generated production services revenues in addition to our narrowcasting revenues in the fiscal year ended February

29, 2004. Our revenues for the fiscal year ended February 29, 2004, consisted 45% of production services revenues, and 55% of narrowcasting revenues. Since February 29, 2004, we have derived revenue from a third source - revenue sharing arrangements related to commercial activity on the channels we narrowcast. We currently receive commissions from some of our clients on the revenues they generate from commercial activity on the channels we narrowcast. Commercial activity on narrowcasted channels may include any of the following:

         o Directed Advertising - a channel can be supported through the playing of inline advertising, just as with traditional television, for which the advertiser is charged a fee. We may receive a commission on the fee paid by the advertiser as revenue for use of our Adserver system. Typically, this will be charged based on the delivery of viewers measured in CPM (an advertising term measuring cost per thousands).

         o Sponsorship - similar to advertising, but more likely to be charged on a per viewer basis, where a cost per viewer is paid by the sponsor regardless of the playing of commercials or company promotional content on the channel. A sponsorship may also include naming rights to a channel and credits to the sponsor company within the service.

         o Pay-per-view - where the viewer pays to access a content item either live or on demand. We may receive a commission on pay-per-view revenues obtained by our customers.

         o Subscription - where the viewer pays a flat fee to access the system for a set period of time.

         o Microcharging - where the cost of accessing content is aggregated and is then charged to the viewer at the end of the billing period. This typically would be through an existing charging structure, such as a credit card or a cable bill.

         o Ecommerce - where the viewer buys goods being sold on a channel.

         As at the date of filing, we have changed our fiscal year end to December 31, beginning with the year ended December 31, 2004. We expect that a majority of our revenues for the fiscal year ending December 31, 2004 will still consist of fees for production services and narrowcasting. As more channels are established and become commercially successful, however, we anticipate a shift in revenues by the end of 2005, so that income from the revenue share arrangements outlined above will represent our primary source of revenues.

COST OF REVENUE

         Our cost of revenue for narrowcasting consists of any costs of customizing our standard software that might be required as charged by either outside contractors and/or a portion of our own staff costs, as well as travel, equipment rental, consumables and any other direct costs. Also included are costs associated with providing content over the internet, primarily fees that we pay to our suppliers to provide bandwidth. These expenses are largely proportional to the volume of content carried over our network. Our cost of revenue for production services includes any contract specialist staff services and rental of editing equipment.

OPERATING EXPENSES.

        Our operating expenses have been primarily:

         o expenses associated with operating our network, consisting primarily of the salaries, payroll taxes and benefits that we pay for those employees directly involved in our operation;

         o expenses relating to the salaries, payroll, taxes, benefits and commissions that we pay for sales personnel and expenses associated with the development and implementation of our promotion and marketing campaigns. We anticipate that sales and marketing expenses will increase in the future as we expand our internal sales force, hire additional marketing personnel and increase expenditures for promotion and marketing. We expect that such expenses will also increase as revenue increases;

         o salary, payroll tax and benefit expenses that we pay for employees and consultants who work on the development of our network management and future applications of our technology. We believe that investing in the enhancement of our technology is critical to our future success. We expect that our development expenses will increase in future periods, based upon various factors, including the pace of technological change in our industry and our goal of expanding the applications of our technology;

         o salary, payroll tax and benefit expenses and related costs for general corporate functions, including executive management, administration, facilities, information technology and human resources, as well as legal and accounting expenses. We expect that general and administrative expenses will increase in the future as we hire additional personnel and incur additional costs related to the growth of our business and operations, including those relating to compliance with the regulatory and reporting requirements of being a public company. In addition, we expect to expand our facilities and incur associated expenses to support our anticipated growth; and

         o non-cash employee compensation expenses representing compensation expense incurred in connection with the grant of certain stock options to our employees with exercise prices less than the fair value of our common stock at the respective dates of grant. Such charges have been expensed in accordance with the underlying vesting periods of the options granted.

SOFTWARE DEVELOPMENT COSTS

         We account for our internal use software under SOP 98-1, "Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use", which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software development costs consist primarily of programmers' compensation and benefits, where applicable. These costs are included within other assets and are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.

ACCOUNTING FOR STOCK-BASED AWARDS TO EMPLOYEES

         SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - transition and disclosure," encourages the use of the fair value based method of accounting for stock-based employee compensation. SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB25), and related interpretations and provide proforma disclosures of net income (loss) and earnings (loss) per share. Under APB 25, compensation cost is measured based on the excess, if any, of the quoted market price or fair value of a company's stock at the grant date (or a later date where the option has variable terms that depend on events after the date of grant) over the amount an employee must pay to acquire the stock. For fixed awards with pro rata vesting, we follow the accelerated expense attribution method under FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and other Variable Stock Option Award Plans."
                  Note 8 of Notes to Consolidated Financial Statements included as part of this prospectus describes what the impact would have been had we expensed employee stock awards under the fair value method using the Black-Scholes option-pricing model, rather than the intrinsic value method.

ACCOUNTING FOR STOCK-BASED AWARDS TO NON-EMPLOYEES

         We measure the fair value of options to purchase our common stock granted to non-employees throughout the vesting period as they are earned. We then allocate the charge to the relevant expense category. The fair value is determined using the Black-Scholes option-pricing model, which considers the exercise price relative to the deemed value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield. As we have not been a public company, we have assumed no volatility. If we had made different assumptions about the stock-price volatility, the related stock-based compensation expense and our net income and net income per share amounts could have been significantly different.

FOREIGN EXCHANGE RISKS

         We are a Delaware corporation and since our inception we have been raising funds in US dollars. However, our primary operations are located in London, and we generally conduct our business in sterling. This currency difference between our fundraising and business operations represents a risk related to the rate of exchange from US dollars to sterling. We generally try to manage this exchange risk by keeping 2/3 of our cash as sterling and 1/3 as US dollars. A larger currency exchange risk results from our primary assets being denominated almost wholly in sterling. The dollar value of our assets, and thus our stockholders' equity, increases when the dollar weakens and vice versa. In the future, we hope to generate revenues from operations in the United States which would be received in US dollars and which should help mitigate the exchange risk.

RESULTS OF OPERATIONS: COMPARISON OF THE FISCAL YEAR ENDED FEBRUARY 29, 2004 TO THE PRIOR YEAR PERIOD FROM OUR INCEPTION ON MAY 9, 2002 TO FEBRUARY 28, 2003

RESTATEMENT OF PRIOR YEAR AMOUNTS.

         We have recorded certain restatment adjustements to our consolidated statement of operations for the period ended February 28, 2003, which has increased our losses for the period by $43,430. The adjustments are in respect of the following:

         o Legal costs previously charged against 'Additional Pain In Capital' of $35,000 as direct costs of private placement have been expensed for the period ended February 28, 2003.

         o On further analysis, we have revised certain estimates of expenses amounting to $8,430.

REVENUES.

         Revenues for the fiscal year ended February 29, 2004 consisted of production services revenues and narrowcasting revenues and reflected a $516,445 increase over revenues for the prior year period ended February 28, 2003, which consisted solely of narrowcasting revenues. We anticipate future revenues will come from a mixture of fees for production services, fees related to narrowcasting and revenue sharing arrangements and that combined total revenues for the current fiscal year will exceed those for the fiscal year ended February 29, 2004. Revenues for our two operating segments for the fiscal year ended February 29, 2004 and for the prior year period ended February 28, 2003 were as follows:

--------------------------------------------------------------------------------
                                                   FROM MAY 9,
                                                      2002
                                                 (INCEPTION) TO
                                  YEAR ENDED      FEBRUARY 28,        YEAR OVER
                                 FEBRUARY 29,         2003              YEAR
                                     2004          (restated)         INCREASES
                                      $                $                  $
================================================================================

Production services                  234,992               -         234,992
Narrowcasting and other              285,768           4,315         281,453
--------------------------------------------------------------------------------
Total revenue                        520,760           4,315         516,445
================================================================================

PRODUCTION SERVICES. For the fiscal year ended February 29, 2004, we generated production services revenues of approximately $235,000. These revenues were the result of our acquisition of Sportshows TV in November 2003 and ensuing creation of our production services division. These revenues represent 45% of our total revenues for the year.

NARROWCASTING AND OTHER. We generated narrowcasting revenues of approximately $286,000 during the fiscal year ended February 29, 2004, as compared to approximately $4,000 for the period from our inception on May 9, 2002 to February 28, 2003. This increase corresponds to our transition from a development stage company to an operating entity and was the result of the launch of our initial products and related marketing and sales efforts.

COSTS AND EXPENSES. Our primary costs and expenses for the fiscal year ended February 29, 2004 and the prior year period ended February 28, 2003 were as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                             FROM MAY 9, 2002
                                                                              (INCEPTION) TO
                                           YEAR ENDED        PERCENTAGE     FEBRUARY 28, 2003       PERCENTAGE
                                       FEBRUARY 29, 2004    OF COSTS AND        (restated)         OF COSTS AND
                                               $              EXPENSES              $                EXPENSES
=================================================================================================================
TOTAL COSTS AND EXPENSES:
Costs of revenue                                 275,261              7%               31,622                8%
Sales and marketing                              194,019              5%                3,511                1%
Software amortization                             49,340              1%                    -                0%
Purchased research and development                     -              0%               52,346               14%
General and administrative                     1,654,368             44%              285,293               77%
Stock compensation expense                     1,560,531             43%                    -                0%
Amortization of intangibles                       10,579              0%                    -                0%
-----------------------------------------------------------------------------------------------------------------
TOTAL                                          3,774,098            100%              372,772              100%
-----------------------------------------------------------------------------------------------------------------

         COST OF REVENUE. Direct costs of revenue, including the cost of bandwidth, sub-contracted labor and consulting fees, were $275,261, or 53% of revenues, for the fiscal year ended February 29, 2004, compared with $31,622, or 733% of revenues, for the prior year period ended February 28, 2003. The change in the cost of revenues is primarily a result of our acquisition of Sportshows TV as well as the commencement of active marketing of our other services. We currently anticipate that total costs of revenue for the fiscal year ending December 31, 2004 will increase as compared with the prior fiscal year due to the impact of inclusion of costs of our production services for a full year period and an increase of costs related to the scale up of narrowcasting sales. We also currently expect, however, that costs of revenue as a percentage of revenue should decrease for the fiscal year ending December 31, 2004 as compared with the prior year.

         SALES AND MARKETING EXPENSES. Sales and marketing expenses amounted to $193,919 for the fiscal year ended February 29, 2004, compared with $3,511 for the prior year period ended February 28, 2003. This increase is a result of the commencement of operations. Included in these expenses are employee compensation and related costs for personnel engaged in marketing, customer service and sales and sales support functions, as well as direct advertising, public relations and promotional expenditures.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses amounted to approximately $1.65 million for the fiscal year ended February 29, 2004 compared to $285,293 for the prior period. This increase was the result of costs incurred in the expansion and scale up of our operations, as well as costs associated with the registration of shares of our common stock. The registration of our shares has required us to prepare audited financial statements under both UK GAAP and US GAAP for Narrowstep Ltd. and Sportshows TV. The expansion and scale up of our operations has required us to recruit additional employees, invest in core infrastructure IT equipment and establish larger office premises. In addition, bad debts of approximately $45,000 were provided for in the fiscal year ended February 29, 2004.

         The breakdown of general and administrative expenses for the fiscal year ended February 29, 2004 is as follows:

-----------------------------------------------------------------------------------------------
                                                                                PERCENTAGE OF
                                                      YEAR ENDED                 GENERAL AND
                                                   FEBRUARY 29, 2004           ADMINISTRATIVE
TOTAL GENERAL AND ADMINISTRATIVE EXPENSES                 $                       EXPENSES
===============================================================================================

-----------------------------------------------------------------------------------------------
Wages and salaries                                           689,214                       42%
-----------------------------------------------------------------------------------------------
Legal, accounting and audit                                  746,510                       45%
-----------------------------------------------------------------------------------------------
Amortization and depreciation                                163,708                       10%
-----------------------------------------------------------------------------------------------
Foreign exchange gains                                        18,266                        1%
-----------------------------------------------------------------------------------------------
Other                                                         36,670                        2%
-----------------------------------------------------------------------------------------------
         TOTAL                                             1,654,368                      100%
===============================================================================================

         Operating expenses for the prior year period included $52,346 of purchased in-process research and development expenses. The balance of the expenses for this period were for selling, general and administrative costs.

         SOFTWARE DEVELOPMENT. Software development expenses consist primarily of compensation and related costs for personnel responsible for the development of new products and services, as well as significant improvements to existing products and services. We currently capitalize our development costs and amortize a portion of them each year. During the fiscal year ended February 29, 2004 we capitalized approximately $155,480 on software development and amortized $49,340. For the prior year period ended February 28, 2003, $57,637 of software development was capitalized and none was amortized. The $52,346 of purchased in-process, research and development acquired from Narrowstep Ltd. was expensed.

         STOCK-BASED COMPENSATION. During the fiscal year ended February 29, 2004, we granted options to purchase 3,866,747 shares of common stock resulting in non-cash charges of approximately $1.56 million, which covered compensation to employees in the form of payment for services, discounted share purchases and employee share options, as well as payments in the form of share options to non-employees for legal services. We did not grant any stock-based compensation for the prior year period ended February 28, 2003. Granting of stock options has helped us to considerably reduce our cash funding requirements. However, since the price at which our shares have been sold in our fundraising activities has risen during the year, we have had to expense this compensation as the direct excess of market price over the exercise prices as at the date of the grant. Certain options that are not yet vested because they vest either at a future date or are subject to certain conditions have had only a portion of their cost allocated during the fiscal year.

         INCOME TAXES. We have not generated any taxable income to date, and therefore have not had to pay any income tax or make any provision for income tax since our inception. We have net operating loss carryforward, at the expected tax rates for our operations, including approximately $537,000, which will remain in place until utilized and $170,000 which will remain in place until utilized or until February,2025, whichever is earlier.

LIQUIDITY AND CAPITAL RESOURCES

         We have financed our operations from inception through private equity financing. To a minimal extent, we have also used capital leases to fund some of our production services equipment. We have incurred significant losses since our inception and, at February 29, 2004, had an accumulated deficit of $3.59 million. As of February 29, 2004 we had cash after overdraft of approximately $476,000.

         Net cash provided by financing activities was $1.67 million for the year ended February 29, 2004 and $900,000 for the prior year period ended February 28, 2003, which was primarily attributable to the issuance of capital stock. Net cash consumed by operating activities amounted to $1.20 million for the year ended February 29, 2004 and $271,000 for the prior period. The cash used during these periods was primarily the result of net operating losses and increased accounts receivable, partially offset by increases in accounts payable and accrued expenses.

         Net cash used in investing activities was $572,000 for the year ended February 29, 2004 and $82,000 for the prior period. The increase relates to increased capitalized software development costs, fixed asset purchases, the acquisition of Sportshows TV and repayments of principal on capital leases.

         As at February 29, 2004, our principal capital commitments consisted of obligations outstanding under capital leases as shown in the table below:

-------------------------------------------------------------------------------------
                                                                           $
=====================================================================================
Amounts payable:
2004                                                                         114,545
2005                                                                         100,335
2006                                                                          37,088
                                                                    -----------------
Total future commitment                                                      251,968
Less: finance charges allocated to future periods                            (24,259)
-------------------------------------------------------------------------------------
PRESENT VALUE                                                                227,709
=====================================================================================

         Our net cash position as at February 29, 2004 is $0.5 million and we have bank overdraft facilities of $88,000. Based on our business plans and anticipated levels of operation and capital expenditure, we have projected our cash requirement through June, 2005 to be approximately $1 million, which will be required to fund our growth and working capital needs. We intend to fund these requirements in 2004 using cash on hand, cash flow from operations, and the sale of debt and/or equity securities. Since the year-end, we have raised $0.7 million through private sales of stock. In addition, we have also received subscriptions for shares equal to $1.32 million. In the event that the cash raised is insufficient to support our operations over the next twelve months, we intend to raise additional capital through further private financings. We have been successful in obtaining financing in the past, but there can be no assurance we will be able to find additional financing on terms acceptable to us in the future. Accordingly, our ability to continue as a going concern could be in question.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

           We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States. In doing so, we have to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. In many cases, we could reasonably have used different accounting policies and estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, our actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Our management has reviewed our critical accounting policies and estimates with our board of directors. The significant areas where estimates have been used are: in the market price of our stock as at the balance sheet date and hence the pricing of stock-based compensation, in our depreciation policies for plant and equipment, in our valuation of acquired intangible assets in both method and estimated useful lives and hence goodwill, and in our capitalization of software development costs.

IMPACTS OF RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

         In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 were deferred until the period ending after March 15, 2004. The adoption of FIN 46 for provisions effective during 2003 did not have any impact on the Company's financial position, cash flows or results of operations as the Company had no involvement with any variable interest entities.

         In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS 149), which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The adoption of SFAS 149 has no impact on the Company's financial position, cash flows or results of operations as the Company does not have any derivative instruments.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (SFAS
150). SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 had no material impact on the Company's financial position, cash flows or results of operations as the Company does not have any complex equity instruments.

CHANGES IN CERTIFYING ACCOUNTANTS

         On October 10, 2003, we decided to no longer engage Eisner LLP as our independent accountants, and on October 13, 2003 we appointed Ernst & Young LLP as our independent accountants. The decision to dismiss Eisner LLP and to retain Ernst & Young LLP was approved by our Board of Directors. Ernst & Young LLP has audited our financial statements for the fiscal period ended February 28, 2003 and for the fiscal year ending February 29, 2004 and those of our predecessor for the period April 9, 2002 (inception) to September 18, 2002.

         Eisner LLP's report on our financial statements as of and for the fiscal period ended February 28, 2003 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, other than to include an explanatory paragraph relating to our ability to continue as a going concern. In connection with the audit of the fiscal period ended February 28, 2003, we are not aware of any disagreements with Eisner LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Eisner LLP, would have caused Eisner LLP to make a reference to the subject matter of the disagreements in connection with their report on our financial statements for such years.

         Through October 13, 2003 neither we nor anyone on our behalf consulted with Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matter or reportable event as set forth in Item 304 of the SEC's Regulation S-B.

         We have provided Eisner LLP with a copy of the foregoing disclosures and have requested a letter, addressed to the Securities and Exchange Commission, stating Eisner LLP's agreement with such statements. In response to Eisner LLP's request, we have also provided Eisner with additional information regarding the audit of our financial statements for the fiscal period ended February 28, 2003 by Ernst & Young LLP.

         As of the date hereof, Eisner LLP has not provided us with the requested letter. By letter dated July 6, 2004, Eisner LLP advised us that its audit report "must no longer be associated with" our February 28, 2003 financial statements and that their report "should no longer be relied upon." Eisner LLP has provided no explanation regarding either the withdrawal of its report or its failure to provide the requested letter.

                                CORPORATE HISTORY

         Narrowstep Ltd., a privately held corporation, was incorporated in England and Wales on April 9, 2002 by Iolo Jones. Narrowstep Inc. was incorporated in Delaware on May 9, 2002. On June 11, 2002, Narrowstep, Inc. entered into an agreement with Mr. Jones to purchase from him all of the capital stock of Narrowstep Ltd. for $46,842. The assets of Narrowstep Ltd. consisted of Mr. Jones' concept to establish targeted internet, video broadcast channels, and certain technology under development required for the business. The transaction was completed on September 19, 2002, and Narrowstep Inc. commenced operations on that date. Mr. Jones was paid $32,160 on March 25, 2003, and an additional $14,682 on June 17, 2003, fulfilling our obligations to him under our agreement.

         Since September 2002, our activities have primarily consisted of:

         o        developing our business plan;
         o developing our technology platform upon which our channel creation and related services are based;
         o establishing business relationships and arrangements necessary for our business;
         o        recruiting employees and other personnel;
         o        launching our first internet video channels; and
         o        raising private funds to support our operations.

                                  OUR BUSINESS

GENERAL

         Narrowstep is a pioneer in the field of internet-based video content delivery. Our mission is to host a global marketplace in which we enable our customers to distribute channels of video-based content, and provide related services, over the internet. Our system, which the media press and marketplace have termed "TV Station in a Box", provides comprehensive delivery of video content and television-like programming to mobile, wireless, internet, broadband and broadcast services. Our system provides a platform to enable owners and users of video content to reach new and untapped audiences by "narrowcasting" - targeting delivery of specific content to interested groups. Narrowcasting provides new business opportunities for content providers to build commercial channels by creating a new model for delivering content. In addition to enabling delivery of content, the Narrowstep platform enables our clients to commercialize video-based content. This can be achieved through directed advertising, sponsorship, pay-per-view, subscription, the aggregated charging for use of a facility or microcharging, and/or ecommerce.

MARKET OVERVIEW

         We believe the media world is in the process of a fundamental transformation. The delivery of video content, which previously has been dominated by television, is facing the same changes that publishing faced in the 1980s - desktop video, lower production costs and easier distribution are changing the marketplace just as desktop publishing changed the publishing world forever.

         Traditional distribution of video content on terrestrial bands, satellite and cable is now augmented by broadband distribution on the internet. This model may fragment further as wireless and mobile networks provide newer and more efficient distribution for video content through the delivery of television signals over the internet, or internet protocol television - a trend termed IPTV. We seek to establish our platform as the de facto standard for building IPTV channels and delivering video content over broadband, and mobile and wireless networks.

         The delivery of video content over the internet is an effective means of providing entertainment and information and has a multitude of applications. Internet-based distribution of video content creates possibilities for directed programming not usually feasible in traditional broadcasting. Narrowcasting is an old name for a nascent field that is evolving as traditional television channels become commoditized and broadcasters no longer enjoy an oligopolic position. We believe that a number of factors are breaking down the traditional broadcast model:

         o NEW TECHNOLOGY. The internet and mobile communications are two media that have taken marketshare from traditional TV viewing in recent years.

         o PROLIFERATION OF CHANNELS. Setting up and running a channel is becoming less expensive due to the wider availability of distribution on cable, satellite and digital services and a commensurate reduction in the cost of playout, and distribution and channels are therefore becoming more numerous, significantly fragmenting the market.

         o ADVANCES IN MARKETING. Marketers no longer just want to reach broad, mass markets. They want to segment and target their markets and also recognize that these audience groups change and evolve with time.

         Narrowstep was formed to address the demand for targeted, video programming. We believe this need can be met most efficiently by internet-based delivery. Narrowstep's primary marketplace is in the delivery of broadband IPTV. Broadband is experiencing explosive growth. According to Jupiter Research, 29.6% of US homes currently have broadband access to the internet. This figure does not include those with access at their workplace or place of study. This figure is predicted by Jupiter to rise to 46% in 2008. In the United Kingdom, our principal place of business, 15% of homes, equivalent to 3.99 million connections, provide broadband access according to UK regulator Ofcom. New subscribers are adopting broadband at a rate of 40,000 connections a week. Global access to broadband at home is now estimated to be over 100 million users according to industry analysts Point Topic.

         We believe that the provision of broadband content provision will be a fast-growth market in media and technology over the coming five years. In addition, other network delivery systems such as wireless and mobile will also provide considerable market opportunities beyond the growth of broadband, providing longevity to our plans and business model. The increasing availability of bandwidth, combined with the significantly cheaper costs of internet transmission as compared with traditional satellite and cable televisions, as well as the potential to reach a greater number of viewers due to its global accessibility, are creating a market for internet-based video content which could be attractive to content providers, channel producers, and advertisers.

NARROWSTEP'S SOLUTION

         Narrowstep's internet-based delivery system provides a one-stop solution to deliver scheduled and on-demand video content. Narrowstep provides a full range of products and services to assist and support video content delivery via the internet, from beginning to end, including everything from:

         o encoding the content into formats suitable for delivery on different platforms, to

         o providing for management of that content and creation of sequences of content to be combined into programming, to

         o ultimately providing the means of commercializing that content via advertising, pay-per-view, ecommerce, or other commercialization models.

The following schematic shows the process flow from inputting and encoding content to ultimately delivering and commercializing a channel using Narrowstep's full range of products and services:


TV STATION IN A BOX
   OVERVIEW                                                             ------------------------    ------------------------
                                                                               ADSERVER                      PAYGATE

                                                                         Adds advertising play-       Adds payment services
                                                                           in capability and          for pay-per-view and
                                                                          sponsorship support              subscription
                                                                        ------------------------    ------------------------


-----------------      ----------------------    -------------------    -----------------   ----------------------  ----------------
VLIPSYNC ENCODER            MEDIASERVER            CHANNELSERVER         CHANNELSERVER         CHANNELSERVER          CHANNELSERVER
                                                     HIGHLIGHTS             ARCHIVE               SINGLE                   MULTI

Encodes video into  >  Enables content to be  >  Add the Narrowstep  >  Adds searchable  >  Adds 24 x 7 schedule  > Enables multiple
digital format and     played out to websites    Player and video on    archive of video    and live event support   channels to be
uploads to server      and statistics to be      demand capability           content                                   supported
                              viewed
-----------------      ----------------------    -------------------    -----------------   ----------------------  ----------------


                                                ----------------------

                                                  NARROWSTEP PLAYER


                                                  Delivers the above
                                                services to the client

                                                ----------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                          VALUE PROPOSITION
------------------------------------------------------------------------------------------------------------------------------------

         By offering a comprehensive range of services, Narrowstep allows its clients to pick and choose only the specific services they want. Customers can engage Narrowstep to service only their specific needs, which we believe makes us attractive to a variety of potential clients, from channel providers to content providers and advertisers.

         Narrowstep's platform is generally deployed under an application service provider model. Clients and partners are provided with logins and Narrowstep controls the applications and the platform they run on. The Narrowstep platform and all Narrowstep products are operated on Narrowstep's servers. Under certain circumstances, though, we will install a copy of the server within a client's network. This is most likely to happen with internet service providers and telecom partners.

         Our platform fully supports the playing in of advertising, full digital rights management, security features and support for pay-per-view and pay-per-multiple views. The latest release of our software is capable of supporting scheduled content at different data rates to the internet, wireless and telephony networks and will also support playout to traditional broadcast outlets, opening a new market at the low end of the broadcast marketplace.

NARROWSTEP'S NETWORK

         Our technology has been architected and engineered to be scalable and replicable. When a client uploads a file to any Narrowstep server, this file is replicated to every server on the network, unless otherwise configured. Our network is currently capable of handling up to 4,000 simultaneous users at a connection rate of 400Kb/s and we anticipate being able to handle 10,000 simultaneous viewers at an average data rate of 800Kb/s by the end of 2004, and 100,000 simultaneous viewers by the end of 2005. This translates roughly into 600,000 daily viewers for 2004 and 6,000,000 for 2005.

         We operate our core technology platform on top of our network, which is hosted by some of the world's leading internet service providers. Our initial network was hosted in London at the facilities of Level 3, a leading United States-based internet service provider, and was managed by Rackspace Managed Hosting. We subsequently enhanced our network by adding an additional facility within Teleglobe, a Canadian company whose network carries over 10% of all internet traffic and which is a leading player in delivery of IPTV. More recently, we added a network within the network of Telewest Communications, one of only two cable operators in the United Kingdom, to deliver services to their cable modem IP service, blueyonder.

         Redundancy is built into our system with the use of multiple locations, servers and clustered databases. We plan to continue the development of our network, establishing further points of presence in diverse geographical locations in order to provide an ever improving service for our clients. We are currently in discussions with a number of other hosting and bandwidth providers to continue to develop the Narrowstep Network.

PRODUCTS AND SERVICES

Narrowstep provides a range of products and services based on our core technology platform, TV Station in a Box.

TV Station in a Box is a comprehensive video and audio management and playout system. It facilitates making video and audio content available as a live stream, distributing images of live events over the network; as highlights, or video on demand; as searchable content from an archive; and as a 24 x 7 stream, like television. A video stream is not downloaded to the viewer's computer, rather it is made available as a continuously playing service, similar to traditional broadcast television.

From the TV Station in a Box platform, content can be made available to mobile networks, wireless systems, the internet, broadband services, cable and satellite, and to digital signage, point of sale and point of information displays.

All elements can be controlled in real time from a web-based interface.

The service can be commercialized using pay-per-view, subscription, microcharging, content syndication, advertising, sponsorship and ecommerce functions, and can be controlled and changed in real time. It also provides full real time monitoring and statistical feedback to the channel operator.

TV Station in a Box consists of the following products:

        o VLIPSYNC ENCODER. Our Vlipsync Encoder provides direct encoding capability for video content and attaches to a client's edit machine or network. Video files are simply `dropped' by the client onto the Vlipsync Encoder and the files are compressed into all the selected formats, sizes and data rates required and then uploaded into the client's Mediaserver account. For clients without an Encoder, Narrowstep provides a bureau service to compress tapes or files and load them onto Mediaserver.

        o MEDIASERVER. Mediaserver is a content management system for rich media. Content can automatically or manually be uploaded in any common computer audio, video or streaming format and then managed with full metadata support. Metadata provides detailed descriptions of the content and attaches details such as the length, category and copyright owner. A comprehensive search function allows content to be indexed and retrieved. A statistics function delivers real time intelligence on the number of users, data transferred and even the proportion of the data viewed or listened to. A detailed search engine supports the retrieval of content from the archive. This product is designed for organizations wishing to add video to existing websites without building a full channel.

        o CHANNELSERVER. Channelserver is a server based video and audio playout system. A customer can log into Channelserver from a web browser and create sequences - including advertising, station identifications and content trailers, along with the programming content. The content can be made available to viewers as a live, `as it happens' service; as highlights (also called video on demand); via an archive and search function; and as scheduled programming streams in the Narrowstep Player. The system features control over what territories the content is made available in, provides full security and digital rights management control and can include advertising and sponsorship support, along with pay-per-view, subscription and microcharging options. Once prepared, the content can be made available to mobile, wireless, broadband and broadcast networks. This system enables customers to build and manage video channels over multiple media outlets.

        o ADSERVER. Adserver is an online system that enables the full commercialization of broadband video distribution by providing complete control and management of advertising content. Using Adserver, clients can upload, store and manage advertisements, infomercials and sponsored programs. Advertising campaigns can be constructed in real time by defining the required profile of the target audience and selecting how many views of the advertisement - called ad impressions - are desired by the advertiser. Advertisements are then automatically played out to any viewer matching this profile. Where there are more ads than advertising slots, the advertiser can bid for the slot, and the highest paying advert will be played out by default.

        o PAYGATE. Paygate is an interface between our TV Station in a Box platform and payment gateways, such as PayPal, Visa and Mastercard. Any item on the platform, such as an on-demand video or a channel can have a payment rule attached to it which requires the viewer to pay before they can view or access the content. Paygate securely holds personal details and enables viewers to log into the channel of their choice without having to re-register through the use of a username and a password. The payment details are not stored and are forwarded to a payment service provider (PPS) for processing. Narrowstep receives monthly payments from the PPS based on the charges paid by viewers.

We also provide a full range of services complementary to our technology platform, including:

         o CHANNEL AND PLAYER SET UP. We use our core technology to establish internet channels and customized players for clients according to their specifications which then operate under a license arrangement.

         o PRODUCTION SERVICES. We provide a full range of production services for our clients, including production planning, production management, location and studio filming, editing, graphics, design, encoding and channel management.

         o CONSULTING SERVICES. We provide a variety of additional consulting and management services. These vary depending upon client needs and include such things as advice on digital media, technology, development of broadband and 3G strategy, content acquisition, providing advertising for content (through arrangements with advertisers), contract negotiation, content rights management, and channel distribution and publicity management.

HIGH.TV

         As part of Narrowstep's initial development of our internet-based video content delivery system, we have deployed and currently operate our own internet channel. On March 15, 2003 we officially launched High.TV, our first 100% owned channel. This channel is tailored for, and targeted to, 20 to 40 year old devotees of outdoor, adventure and extreme sports including climbing, windsurfing, skiing, paragliding, and mountain biking, among others. We targeted this group for our initial foray into narrowcasting because we believe that they generally have a relatively high disposable income, making the group attractive to certain advertisers and sponsors. The channel is available 24 hours a day in scheduled form; whenever a viewer visits this station, an event will be showing together with a schedule of future events. Since its deployment, the channel has attracted major international advertisers including Sony Ericsson and Quiksilver.

         Most of our present content for High.TV is supplied to us free-of-charge by various parties seeking greater exposure for their event, product or services, and we provide certain additional content ourselves. We encode this video content to enable it to be viewed via the internet and use our own technology to maintain the channel. High.TV is distributed by several mechanisms including from the Narrowstep website, by going to High.TV directly, via various internet service provider portals, and by visiting various other specialist sports portal sites which feature a link to High.TV.

         We are presently seeking to sell advertising on this channel and solicit sponsorship. Existing clients and advertisers include Sony Ericsson, HSBC Bank, the United Kingdom Government (Royal Marines), Quiksilver and Nissan Motor Company. The channel also features an on-line shop selling merchandise such as High.TV branded t-shirts and DVDs of the content featured on the channel.

         Although we are not generally seeking to be in the business of channel management for our own behalf, High.TV allows us to demonstrate the potential and operation of our platform in real time.

SALES AND MARKETING

         To date, we have sold and marketed our services largely through telesales and direct marketing campaigns. More recently, as we have developed, many sales leads have been generated by word of mouth and by attending trade shows for groups such as the National Association of Broadcasters, where our Chief Executive Officer gave a speech, and Streaming Media East.

         We currently have five dedicated sales professionals and four additional employees also participate in our sales and marketing efforts. We have three distinct in-house sales divisions:

         o Corporate - the sale of our products and services to corporations, governments and charities.

         o Sports - the sale of our products and services to sports clubs, bodies and federations.

         o Production Services - the incremental sale of related services such as production, filming, editing, encoding and channel management.

         Each of these sales divisions has a manager reporting to our Chief Operating Officer, and monthly sales targets are set for each division. These sales divisions currently operate out of our offices in the United Kingdom, but we have plans to set up an additional sales office in the United States.

         Subsequent to February 29, 2004 we have also established partnering arrangements with third parties under which we pay our partners a portion of the revenues they generate on our behalf. We believe these arrangements will enable us to enter specialized and more diverse geographical markets than we might otherwise be able to penetrate using solely our own sales efforts. We have created an extranet to support and monitor our partners and stage regular training sessions for partners, as well as providing online technical support. In addition, our advertising sales for High.TV are handled by a contractor. Pursuant to our agreement, the contractor receives our net revenues from channel sales for this service and then they pay us a percentage of these revenues. In addition, we pay the contractor for their advertising activities in connection with this service. We undertake monthly meetings with the contractor to review and agree on billings for the advertising delivered.

         We plan to continue expanding our sales and marketing activities, including hiring additional employees for our sales and marketing efforts and developing marketing programs, including targeted client sector and solution-specific advertising campaigns, trade show participation and speaking engagements. We plan to concentrate primarily on the following marketing techniques in the coming year:

         o        Direct sales - by our in-house sales team;

         o Channel sales - building a network of resellers for our products;

         o Public relations - attracting increased media coverage for our business;

         o Trade shows - exhibiting at key trade shows in Europe and the United States; and

         o Marketing materials - updating our literature, website and general marketing materials to more effectively promote our business, products and services.

CLIENTS

         Our clients typically fit into one of our targeted marketing sectors. The following companies are representative Narrowstep clients in 2004:

o        Telewest - a large UK cable operator

o GSN, the "Network for Games", is the sports marketing arm of WPP Group plc

o        Department for Education (UK)

o        Virgin Atlantic

o Research-TV - backed by academic institutions such as the Universities of Warwick, Southampton, Birmingham, Oxford, King's College, London

o        The National Gallery, London

o        Sadler's Wells Theatre

o        M&G, Prudential plc's investment arm

o        Cycling TV

o        Fieldhockey.tv

o        Professional Windsurf Association World Tour

o        Swedish Match Tour

         To date, Narrowstep has fully deployed five internet channels and is in the development or evaluation stages for approximately 20 additional channels.

COMPETITION

         We are not aware of any other company that offers a complete platform that competes with us across our entire line of products and services. We believe, however, that companies as diverse as major telecommunications carriers, software providers and television networks and media groups are considering entry into this marketplace. The emphasis to date by most such companies has been to provide a part of this solution, and we do have substantial competition in each of the areas covered by our comprehensive system:

         o SOLUTION COMPETITORS. RealNetworks and Microsoft's Windows Media are two major competitors offering core encoding and delivery services, and First Networks also offers competition in this area. In addition, there are a large number of companies that provide digital rights management solutions, such as SyncCast and Sealed Media.

         o SERVICE COMPETITORS. Existing video content delivery providers, such as Vitalstream, The Feed Room, thePlatform, Servecast, Virtue, SportEV and Roo Media are another major source of competition. These companies offer functionality to the end user similar to our encoding services and Mediaserver and Narrowstep Player applications.

         o CHANNEL COMPETITORS. Existing service providers such as Yahoo and AOL have broadband services with large audiences and could use these to distribute competing internet channels, though to date they have done little in the way of utilizing commercials to subsidize their services. Large scale content owners such as Disney and Viacom might also compete with Narrowstep by developing their own rival technologies for internet-based distribution of that content. In addition, smaller channel operators such as the Extreme Group, who operate existing broadcast channels in direct competition with Narrowstep's High.TV channel may also provide competition and reduce viewers and market share.

         o CONTENT DELIVERY NETWORKS. Companies such as Global Crossing and Akamai, and smaller organizations such as Vitalstream provide the infrastructure to deliver video over the internet.

         Our overall strategy in competing with other solutions and channel providers is to provide the platform to such competitors wherever possible and to have a client rather than a competitor relationship with them. Our goal is to try and build our services around these companies' core technologies, so that they complement, rather than compete. Narrowstep's products are already closely aligned with Microsoft's Media Player and also provide support for RealNetworks products. Our strategy for competing with other service providers is to offer a more comprehensive platform, and to operate on a different business model than many of these competitors by focusing on facilitating the provision of internet-based video content delivery and participating in the revenue generation, rather than commercializing the channels and content ourselves. We also propose to work closely with content delivery networks to integrate our solutions on their platforms, thus turning them into suppliers of infrastructure and bandwidth.

         We believe the comprehensive nature of our solution, as well as our business model which enables us to enhance the offerings of our competitors in various spaces helps lessen their impact on our potential market share. However, many of these companies have significantly longer operating histories, significantly greater financial, marketing and other resources, and significantly greater name recognition than Narrowstep. In addition, with reduced costs new entrants unknown to us might enter the market at any stage with a commercial advantage that would undermine our business model. There are relatively few barriers preventing companies from competing with us. We do not own any patented technology that precludes or inhibits others from entering our market. As a result, new entrants pose a threat to our business and we may face further competition in the future from companies who do not currently offer competitive services or products.

INTELLECTUAL PROPERTY RIGHTS

         Our success is dependent in part upon our proprietary Vlipsync Encoder, Mediaserver, Channelserver, Adserver, Narrowstep Player and Paygate and our other intellectual property. To date, we have not filed for any patents or registered copyrights relating to any of our intellectual property rights and do not have any current plans to do so. We currently rely on a combination of trade secret, nondisclosure and other contractual agreements, as well as existing copyright and trademark laws to protect our intellectual property. We require all personnel and outside contractors to execute agreements to keep secret and confidential our proprietary technology and we have a policy of not providing third parties with any secret or proprietary information regarding our technology. Since our technology is centrally controlled by ourselves, no third parties have access to the systems or source code. We cannot assure stockholders, however, that these arrangements will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

EMPLOYEES

         As of June 14, 2004, Narrowstep had 19 employees and two independent consultants. Four were technical development professionals, eight were production services professionals and nine were management and administrative personnel performing operations, sales, marketing, finance, accounting and administrative functions. To date, Narrowstep has been successful in recruiting and hiring individuals with the desired skills and experience. Current salaries for employees are significantly below industry norms, however, and most staff are stockholders and/or incentivized through periodic option grants based upon their positions and contributions to the business.

         None of Narrowstep's employees are represented by labor unions and Narrowstep has never experienced a work stoppage. We believe our employee relations are good.

PROPERTIES

         We currently maintain offices in the United Kingdom and United States. Our headquarters and principal administrative, finance, legal, and marketing operations are located in office space in London, England which we rent on a month-to-month basis. Our production services are based at leased premises in west London. Our lease for this space was renewed in June, 2003 for a three-year period. In addition, and subsequent to February 29, 2004, we rent a space in New York on a month-to-month basis for $4,100 per month which acts as both an office and living space. Below is a table indicating our current lease information:

-----------------------------------------------------------------------------------------------------
 LEASED PREMISES                 LOCATION                         MONTHLY RENT       RENTAL TERM
Headquarters                     London            England          $ 4,500          month-to-month

Production Services              London            England          $ 3,373          3 year lease

Office and Living Space          New York          USA              $ 4,100          month-to-month
                                                               -----------------
                                                   Total:           $11,973
                                                               =================

-----------------------------------------------------------------------------------------------------

         In the event that we are unable to continue to extend these leases on favorable terms, we do not believe that it will be difficult to find other suitable premises on reasonable terms. Whether we remain at our current locations or re-locate, we believe that the size of our offices should be adequate for at least one year from now.

         GOVERNMENT REGULATION

         Few existing laws or regulations specifically apply to the internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries may apply to our products. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, digital rights management, encryption, caching of content by server products, personal privacy, taxation, e-mail, sweepstakes, promotions, network and information security and the convergence of traditional communication services with internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. It is likely that other countries and political organizations will impose or favor more and different regulation than that which has been proposed in the

United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the internet. Although Narrowstep is able to control the distribution of content on a territorial basis, such laws or regulations may harm our business. Our services may also become subject to investigation and regulation of foreign data protection and ecommerce authorities, including those in the European Union. Such activities could result in additional costs for us in order to comply with such regulation.

         We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, digital rights management, taxation, gambling, security, illegal or obscene content, retransmission of media, and personal privacy and data protection apply to the internet. The vast majority of such laws were adopted before the advent of the internet and related technologies and do not address the unique issues associated with the internet and related technologies. Most of the laws that relate to the internet have not yet been interpreted. In addition to potential legislation from local, state, federal and foreign governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree such agreements favor or disfavor internet distribution or our business models. Changes to or the interpretation of these laws and the entry into such industry agreements could:

         o        limit the growth of the internet;

         o create uncertainty in the marketplace that could reduce demand for our services;

         o        increase our cost of doing business;

         o expose us to increased litigation risk, substantial defense costs and significant liabilities associated with content available on our websites or distributed or accessed through our services, with our provision of services, and with the features or performance of our websites;

         o lead to increased development costs or otherwise harm our business; or

         o decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

         The U.S. Digital Millennium Copyright Act (DMCA) includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and third party channel owners may be required to pay licensing fees for digital sound recordings we deliver in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the licenses, which are determined by arbitration proceedings, known as CARP proceedings, supervised by the U.S. Copyright Office. Past CARP proceedings have resulted in proposed rates for statutory webcasting that were significantly in excess of rates requested by webcasters. CARP proceedings relating to music subscription and non-subscription services offering music programming that qualify for various licenses under U.S. copyright law are pending. We cannot predict the outcome of these CARP proceedings and may elect instead to directly license music content for our subscription and/or non-subscription services, either alone or in concert with other affected companies. Such licenses may only apply to music performed in the United

States, and the availability of corresponding licenses for international performances is unclear. Therefore, our ability to find rights holders and negotiate appropriate licenses is uncertain. We and third party channel owners may be affected by these rates, which may negatively impact our revenues. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for third party channel owners. We anticipate future CARPs relating to music subscription delivery services, which may also adversely affect the online distribution of music.

         The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

         There are a large number of legislative proposals before the United States Congress and various state legislatures regarding intellectual property, digital rights management, copy protection requirements, privacy, email marketing and security issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business.

LEGAL PROCEEDINGS

         Narrowstep is not a party to any material legal proceedings.

                              SELLING STOCKHOLDERS

         From July, 2002, through June 14, 2004, we issued a total of 17,533,214 shares of our common stock to investors and certain directors, officers and employees at prices ranging from $0.20 per share to $1.20 per share, for gross proceeds of $3,686,153. We are now registering in this prospectus certain of these shares and a portion of certain shares issued in May, 2002 to our founders so they can be resold. We will not receive any proceeds from the resale of these shares by the selling stockholders.

         The table below sets forth information concerning the resale of these shares, and includes a list of the stockholders whose shares are being registered for resale, the number of shares beneficially owned by each of the stockholders as of June 14, 2004, the number of shares being registered and the number of shares they will beneficially own if they sell all of the shares being registered.

-------------------------------------------------------------------------------------------------------------------
                                         AMOUNT OF                        AMOUNT OF
                                          SHARES                         SHARES TO BE        % OF SHARES TO BE
                                       BENEFICIALLY                    BENEFICIALLY          BENEFICIALLY OWNED
                                        OWNED PRIOR      AMOUNT OF        OWNED AFTER         AFTER SECONDARY
  NAME OF BENEFICIAL OWNER              TO OFFERING   SHARES OFFERED   SECONDARY OFFERING         OFFERING
===================================================================================================================
Adamao Ltd (1)                              591,907           88,786              503,121                 1.8%
Agnes Bailey                                 33,333           33,333                    -                 0.0%
Alex Jadavji                                 45,000           45,000                    -                 0.0%
Alistair Menzies Anderson                    10,000           10,000                    -                 0.0%

AMM Aries (2)                             1,850,000        1,850,000                    -                 0.0%
Andria Allan (3)                            139,187          129,187               10,000                    *
Anthony SJ Verhaar                           10,000           10,000                    -                 0.0%
Bernadus Rulof                              500,000          500,000                    -                 0.0%
CBG Compagne Bancaire Geneve (4)            200,000          200,000                    -                 0.0%
Cees Ahsmann & Gerry Groen                  375,000          375,000                    -                 0.0%
Chris H De Graaf                             60,000           60,000                    -                 0.0%
Clifford Webb (5)                         4,000,378          610,854            3,389,524                12.3%
Conrad Nortier (6)                          101,734          101,734                    -                 0.0%
Danese Alessandro                            16,250           16,250                    -                 0.0%
Daniel Bailey                                33,000           33,000                    -                 0.0%
Daniel Haggett (7)                            9,466            9,466                    -                 0.0%
David Bearham                                16,667           16,667                    -                 0.0%
Dick HC Brouwer                             750,000          750,000                    -                 0.0%
Dilip Shukla (8)                            340,667           40,667              300,000                 1.0%
Eurig Jones (9)                              25,000           25,000                    -                 0.0%
Exploitaite Maatschappij                    125,000          125,000                    -                 0.0%
Teralfene BV (10)
Frank Stolze                                295,000          295,000                    -                 0.0%
George Palfi alias Rush & Co (11)            50,000           50,000                    -                 0.0%
Gerarld JJ Scheerder                        125,000          125,000                    -                 0.0%
Gerhard H Van der Kroon                      15,000           15,000                    -                 0.0%
Gerhard Schut                                50,000           50,000                    -                 0.0%
Hans Schokkenbroek                           70,000           70,000                    -                 0.0%
Hans Wiegel                                 250,000          250,000                    -                 0.0%
Harry A Belderbos                           125,000          125,000                    -                 0.0%
Irene DH Van der Poort                      250,000          250,000                    -                 0.0%
Ivo Vleminckx                               250,000          250,000                    -                 0.0%
James Bedford (12)                           37,743           37,743                    -                 0.0%
James Goodman (13)                            4,727            4,727                    -                 0.0%
Jan Van den Bosch                            75,000           75,000                    -                 0.0%
Jason Jack (14)                           1,138,626          750,000              388,626                 1.4%
Joe Trainor (15)                             19,733            4,733               15,000                    *
Johannes A Breukhoven                       200,000          200,000                    -                 0.0%
Johanna Maibach                             100,000          100,000                    -                 0.0%
Johannes Hendriks                           420,000          420,000                    -                 0.0%
John Ravenhill                               23,000           23,000                    -                 0.0%
Kees Callenbach                              25,000           25,000                    -                 0.0%
Kees Mittelberg                              37,500           37,500                    -                 0.0%
Kurt Portmann                                12,500           12,500                    -                 0.0%
Lewis Currie (16)                             5,676            5,676                    -                 0.0%
Manfred J Assenmacher                       200,000          200,000                    -                 0.0%
Maria Geritsen                              250,000          250,000                    -                 0.0%
Mark Warmington                               1,867            1,867                    -                 0.0%
Michael Gribbin (17)                          9,466            9,466                    -                 0.0%
Murk K Jansen                                24,500           24,500                    -                 0.0%
Nico Koemans                                 50,000           50,000                    -                 0.0%
Nicolas Boillat                              12,500           12,500                    -                 0.0%

Nicolas Clerc                                 7,700            7,700                    -                 0.0%
Onno S Schaap                                 5,000            5,000                    -                 0.0%
Pali Sebok                                  700,000          700,000                    -                 0.0%
Pekel HH Burgerhof                          240,000          240,000                    -                 0.0%
Peter van Ispelen                           500,000          500,000                    -                 0.0%
Philip Wnuk                                  15,000           15,000                    -                 0.0%
Pierre Marx                                  25,000           25,000                    -                 0.0%
RE Murk Jansen                               10,000           10,000                    -                 0.0%
Ramona Stolze                                30,000           30,000                    -                 0.0%
Rene Potma                                   75,000           75,000                    -                 0.0%
Richard A van Rijswijk                      375,000          375,000                    -                 0.0%
Richard Feranti                              50,000           50,000                    -                 0.0%
Rob Smith                                     9,466            9,466                    -                 0.0%
Robert Bijker                                20,000           20,000                    -                 0.0%
Robert Brand                                175,000          175,000                    -                 0.0%
Roland Heybroek                              27,500           27,500                    -                 0.0%
Rudy HA Verspyck                            667,000          667,000                    -                 0.0%
Silvia Bolillat                               3,500            3,500                    -                 0.0%
Strayer Investment SA  (18)               1,763,750        1,763,750                    -                 0.0%
Thanh Ha Lai                                 50,000           50,000                    -                 0.0%
Theodore Ver Hage                           125,000          125,000                    -                 0.0%
William Buckley                              12,500           12,500                    -                 0.0%
Alberto Scorza (19)                         100,000           15,000               85,000                    *
Allard De Stoppelaar (19)(20)             3,000,000          206,250            2,793,750                 9.5%
Andrew Robinson                             300,000           45,000              255,000                    *
Burhan Osmani                                61,500            9,225               52,275                    *
CJM Van der Meer                            125,000           18,750              106,250                    *
Iolo Jones (19)                           5,062,500          759,375            4,303,125                15.5%
J W E Goedegebuure (19)                   1,031,250          154,688              876,563                 3.2%
Jim Bailey                                   96,000           14,400               81,600                    *
Max Van Til  (19)                           200,000           30,000              170,000                    *
Paul Robinson (19)                        1,773,750          266,063            1,507,688                 6.3%

---------------------------
* Less than 1% of the outstanding shares.

(1) These shares may be deemed to be beneficially owned by Peter Lloyd who is the Managing Director and a 55% owner of Adamao Ltd., and is responsible for the selection, acquisition and disposition of securities on behalf of this company.

(2) Includes 250,000 shares beneficially owned by Robert Bhoendie, 100,000 shares beneficially owned by Eric Scholten, 625,000 shares beneficially owned by Thomas Westermeijer and 875,000 shares beneficially owned by Anthony Aries.

(3) Includes 10,000 shares deemed to be beneficially owned by Ms. Allan pursuant to options exercisable within 60 days of June 14, 2004. Ms. Allan is our Director of Public Relations.

(4) These shares may be deemed to be beneficially owned by Max Van Til based on his percentage ownership of CBG Compagne Bancaire Geneve and his responsibility for the selection, acquisition and disposition of these securities on behalf of this company.

(5)      Mr. Webb is our Chief Operating Officer and a Director.

(6)      Mr. Nortier is our Financial Manager.

(7)      Daniel Haggett is an employee.

(8) Includes 300,000 shares deemed to be beneficially owned by Mr. Shukla pursuant to options exercisable within 60 days of June 14, 2004. Mr. Shukla is the Commercial Director for the Sports Division.

(9)      Mr. Jones is the brother of Iolo Jones, our Chief Executive Officer.

(10) These shares may be deemed to be beneficially owned by Wilhelm Priester based on his percentage ownership of Exploitaite Maatschappij Teralfene BV, and his responsibility for the selection, acquisition and disposition of these securities on behalf of this company.

(11) These shares may be deemed to be beneficially owned by George Palfi based on his percentage ownership of Rush & Co., and his responsibility for the selection, acquisition and disposition of these securities on behalf of this company.

(12)     James Bedford was an employee. He left Narrowstep in February 2004.

(13)     James Goodman is our Information Technology Manager.

(14) Includes 388,626 shares deemed to be beneficially owned by Mr. Jack pursuant to options exercisable within 60 days of June 14, 2004. Mr. Jack is our Chief Technology Officer.

(15) Includes 15,000 shares deemed to be beneficially owned by Mr. Trainor pursuant to options exercisable within 60 days of June 14, 2004.

(16)     Lewis Currie is our Sales Consultant.

(17)     Michael Gribbin is our Sales Manager.

(18) These shares may be deemed to be beneficially owned by Lizette Giogu based on her percentage ownership of Strayer Investment SA, and her responsibility for the selection, acquisition and disposition of these securities on behalf of this company.

(19)     Promoter of Narrowstep.

(20) Includes 1,625,000 shares deemed to be beneficially owned by Mr. De Stoppelaar pursuant to options exercisable within 60 days of June 14, 2004.

(21)     Mr. Jones is our Chief Executive Officer and a Director.

(22)     Mr. Robinson is our Sales Director and a Director.

None of the Selling Stockholders is a broker-dealer or affiliate of a broker-dealers.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table and subsequent discussion sets forth information about our directors and executive officers as of June 14, 2004.

               NAME                   AGE     POSITION
               ----                   ---     --------
Peter Siddall ........................58      Chairman of the Board of Directors
Iolo Jones ...........................39      Chief Executive Officer and Director
Paul Robinson ........................41      Sales Director, Secretary, Treasurer and Director
Jason Jack ...........................39      Chief Technology Officer
Peter Lloyd ..........................44      Chief Financial Officer and Director
Clifford Webb ........................45      Chief Operating Officer and Director
Dennis Edmonds .......................47      Director

         PETER SIDDALL, Chairman of the Board of Directors, is responsible for the operations of our Board of Directors. As Chairman of the Board of Directors, Mr. Siddall is charged with steering the Board in setting policy, and developing our business strategy. He does not devote his full working time to Narrowstep. In addition to his service as our Chairman, he currently consults to venture capital companies on business management and development issues. Although he divides his time between our company and his other ventures, he is available to Narrowstep on an as-needed basis. Mr. Siddall was appointed Chairman on June 1, 2002. Prior to such appointment, Mr. Siddall was a consultant. Prior to that time, from 1990 to 1999, Mr. Siddall was a senior executive with the Gillette Company, holding positions including the Managing Director of the Parker Pen Co, and the President of Papermate, responsible for divisions with up to $500 million in revenues. Before joining Gillette he was a General Manager for advertising agency Young & Rubicam in Geneva (1987-90), handling pan-European accounts for DuPont, Hewlett Packard and Caterpillar, and national accounts for Peugeot, Orangina and Suchard. Mr. Siddall is the father-in-law of Iolo Jones, our Chief Executive Officer and a director.

         IOLO JONES, Chief Executive Officer and a director, is responsible for our overall day-to-day operations and management, including finance, sales, operations, and marketing. Mr. Jones has a background in digital video technology. After graduating with degrees in Radio, Film & Television and Educational Broadcasting from the University of Kent at Canterbury, he worked in film special effects and from 1986 to 1987, he worked for London Weekend Television (LWT) as a technician. He joined Paragon Communications as an Account Manager between 1988 and 1989 and then worked from 1989 to 1990 at Ogilvy & Mather as a Senior Executive handling Corporate & Financial clients prior to forming his own company, Sutton Jones Multimedia in 1990. In 1997, Sutton Jones Multimedia was sold to Tempus plc (now WPP, one of the world's largest marketing companies). Afterwards, in 1997, Mr. Jones formed Interactive1, a company specializing in internet product development and integration, and established a subsidiary pioneering webcast company, Web Channels. Interactive1 developed intranet and extranet systems for clients including Shell, Nomura, Cisco, PricewaterhouseCoopers, Canon, Channel 4, Prudential and the US Dept of Energy from offices around the world. In January 2002, Mr. Jones resigned as CEO and CTO of Interactive1 to pursue the development of Narrowstep and sold all shares he held in that company. Mr. Jones is the son-in-law of Peter Siddall, Chairman of the Board.

         PAUL ROBINSON, Sales Director, Secretary and Treasurer, is responsible for the sales of channels to potential clients and the management of the delivery of such channels. Mr. Robinson was formerly Chairman of the Board of Directors, President, and Chief Executive Officer of Jyra Research Inc., positions he had from June 1996 to June 1999, when he resigned as CEO. In April, 2002 he resigned from Jyra's Board of Directors. Jyra Research Inc. was in the business of developing network monitoring software. In May 2002, Jyra Research Ltd., Jyra's wholly-owned English subsidiary, from which its European operations are conducted, was placed under administration, a form of bankruptcy. In April 1998 Mr. Robinson became a director of Path 1 Network Technologies Inc., a provider of video equipment for transmission over networks and the internet. In January 2001, Mr. Robinson resigned from Path 1 Network Technologies' board of directors. From August 1995 to October 1, 1996, Mr. Robinson was an Account Manager for Cisco Systems Inc., handling customers in the United Kingdom financial sector. From 1992 to August 1995 Mr. Robinson was employed by Biss Ltd. as a new business sales executive. From 1989 to 1992 Mr. Robinson was a sales executive for Prime Computers in the United Kingdom. In 1990, Mr. Robinson was transferred to Thailand where he was sales manager for southeast Asia.

         PETER LLOYD, Chief Financial Officer and a director, is responsible for the financial operations of Narrowstep. Mr. Lloyd is responsible for the Narrowstep's reporting systems and our procedural and financial controls. Mr. Lloyd is not an employee of Narrowstep, but provides his services as Chief Financial Officer pursuant to a consulting agreement and spends approximately 80% of his business time on Narrowstep's affairs. Mr. Lloyd is a full member of the Chartered Institute of Management Accountants (ACMA) and has an MBA in Finance from Cass Business School in London. Prior to joining Narrowstep, from February 1998 to June 2003, Mr. Lloyd established and then served as Managing Director of inGroup, an Oracle partner company specializing in implementing financial management reporting, control and profitability systems for major corporations. Mr. Lloyd was responsible for implementing new groupwide management budgeting, reporting, forecasting and planning systems at Lloyds TSB Bank plc, Aviva plc, Nortel Networks, Antalis, Gallahers and others, all based on Oracle technology. Before starting at inGroup Mr. Lloyd worked for Oracle Corporation for five years from February, 1998 to March, 1993. There he implemented statutory consolidation, management accounting, reporting and business intelligence software. Mr. Lloyd implemented finance systems for both Oracle and its major customers. Mr. Lloyd graduated in 1982 with an honors degree in chemical engineering from Birmingham University and is also a chartered chemical and European engineer.

         JASON JACK, Chief Technology Officer, is responsible for our technical operations, including our network, internal IT, and software development and operations. Mr. Jack, who is resident in California, designs and develops the majority of the software for our core products, working with other developers in the United Kingdom. From April, 2001 through May, 2002, Mr. Jack served as Executive Director of Interactive1 North America, where he worked on several projects with clients such as Lawrence Berkeley National Laboratories, and Cisco. Between December 2000 and April 2001 he was on sabbatical. From 1996 through December, 2000 Mr. Jack served as European IT Manager, CIA Medianetwork, part of Tempus Group plc (now WPP), where he ran several international projects, including; global network security, global intranet, and unified directory services. Prior to 1996, Mr. Jack spent ten years with Strategic Software Ltd., a leader in enterprise-class systems for ship brokers, where he developed the core messaging and database products across three generations of computing architecture. Mr. Jack joined Narrowstep in July, 2002 and became a full-time employee in October, 2002.

         CLIFFORD WEBB, Chief Operating Officer, is responsible for the television production, broadcasting and sports internet output. He was the Managing Director of Sportshow Television Ltd. prior to its acquisition by Narrowstep in November, 2003, and is now in charge of Narrowstep's Sportshow Division and responsible for growing our sales and delivery to sporting bodies, sports clubs and third parties requiring sports content. Mr. Webb is also responsible for the overall management of our main channel, High.TV. He founded Sportshows TV in 1994, at which time the company began organizing and promoting international specialist sports events, while also building TV programming. Watersports have always been a main focus of the company, and Sportshows TV is known throughout the world for its experience in yachting and windsurfing coverage. Mr Webb was the main stockholder and Chairman of the Sportshows TV until its acquisition by Narrowstep.

         DENNIS EDMONDS has been a director of Narrowstep since March 1, 2004. Mr. Edmonds originally qualified as a lawyer in South Africa, where he set up and worked as a senior partner in a law firm in Johannesburg for a number of years. In 1991, he moved to the United Kingdom where he worked in a major London firm, and headed the Corporate Department of one of the largest law firms in the Southeast of England (excluding London). During his career as a corporate lawyer Mr. Edmonds has advised a range of banks, venture capitalists, corporations and governments on a spectrum of commercial issues. In addition, from February 14, 2001 to March 29, 2004, Mr. Edmonds served as a full time director of IcePartners.net, a private equity investment company, where his role was in negotiating and structuring corporate transactions and running investment companies. One of these investment companies is MyMovies.net Limited, a film based internet site of which he has been the Chief Executive Officer since May, 2003.

BOARD OF DIRECTORS AND BOARD COMMITTEES

         Our directors will hold office until the next annual meeting of stockholders and the election of their successors. Officers are appointed by the Board and serve at the Board's discretion, subject to the terms of any employment agreement.

         Narrowstep's Board of Directors currently acts as our audit committee and oversees the retention, performance and compensation of our independent auditors, and oversees and establishes procedures concerning systems of internal accounting and control. We intend to establish a separate audit committee in the future and it is anticipated that the members will be Messrs. Lloyd, Edmunds, and a yet to be named independent director.

         We have a standing compensation committee of the Board of Directors. The members of the compensation committee consist of Messrs. Jones, Siddall and Edmonds. The compensation committee's duties are to review and evaluate the salaries and incentive compensation of our management and employees and administer our 2004 Stock Plan.

DIRECTOR COMPENSATION

         We do not currently pay any cash compensation to our directors for their service. However, directors are eligible to receive options to purchase shares of our common stock and we have in the past made arrangements with our outside directors regarding option grants in exchange for the amount of time spent serving in their capacity as director each month, including attendance at board meetings. There is no set formula for these grants and they may vary from director to director and from month to month. Each director is also reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table shows the aggregate remuneration paid by us for the fiscal year ended February 29, 2004 to our chief executive officer and our four other most highly compensated officers. We will use the term "named executive officers" to refer to these people later in this prospectus.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------------
NAME AND PRINCIPAL               ANNUAL COMPENSATION                LONG-TERM COMPENSATION AWARDS            ALL OTHER
POSITION                                                                                                    COMPENSATION
                       ----------------------------------------------------------------------------------------------------
                         SALARY     BONUS     OTHER ANNUAL      AWARDS                          PAYOUTS            ($)
                                              COMPENSATION
                            $          $           $          SECURITIES                         LTIP
                                                                 UNDER      RESTRICTED         PAYOUTS($)
                                                               OPTIONS/     SHARES OR
                                                                 SARS       RESTRICTED
                                                               GRANTED#   SHARE UNITS($)
===========================================================================================================================
Iolo Jones, CEO             75,600        0               0            0               0               0                 0

Paul Robinson, Sales        75,600        0                      500,000               0               0                 0
Director, Secretary,
Treasurer

Jason Jack, Chief          108,000        0               0      777,252               0               0                 0
Technology Officer

Peter Lloyd, Chief         104,000        0               0      265,000               0               0                 0
Financial Officer

Clifford Webb, Chief       135,000        0               0      250,000               0               0                 0
Operating Officer
---------------------------------------------------------------------------------------------------------------------------

                        Option Grants in Last Fiscal Year

         The following table summarizes the options granted to each of Narrowstep's named executive officers during the fiscal year ended February 29, 2004.

                            NUMBER OF SECURITIES       PERCENTAGE OF TOTAL
                           UNDERLYING OPTION/SARS     OPTIONS/SARS GRANTED
                          GRANTED TO EMPLOYEES AND      TO EMPLOYEES AND
         NAME                      ADVISORS                   ADVISORS      EXERCISE PRICE ($/SH)    EXPIRATION DATE
         ----            -------------------------    --------------------  ---------------------    ---------------
Paul Robinson *                    500,000                     10%                  0.20                 12/31/08
Jason Jack**                       777,252                     15%                  0.20                 12/31/08
Peter Lloyd***                     265,000                      5%                  0.20                 12/31/08
Clifford Webb****                  250,000                      5%                  0.30                 12/31/08

* (i) Options for 250,000 shares vest when Narrowstep's common stock begins to trade publicly in the United States, and (ii) options for the remaining 250,000 shares vest upon Narrowstep achieving quarterly operating profitably of $30,000.

** Options for 194,313 shares vested on January 1, 2004, 194,313 on July 1, 2004, 310,901 vest on July 1, 2005, and 77,725 vest on July 1, 2006.

*** (i) Options for 25,000 shares vested on January 1, 2004, 140,000 shares vest upon Narrowstep meeting certain revenue targets as defined in Mr. Lloyd's stock option agreement with Narrowstep, and (ii) options for the remaining 100,000 shares vest upon effectiveness of this registration statement.

**** These options vest upon Narrowstep meeting certain profitability targets as defined in Mr. Webb's option agreement with Narrowstep.

EMPLOYMENT AGREEMENTS

         All salaries for named executive officers are stated in their respective employment or independent contractor agreements in GBPs. For purposes of these summaries, all salary amounts have been converted to US dollars based on the exchange rate as of February 29, 2004 of $1.8/pound.

         IOLO JONES. Iolo Jones, our Chief Executive Officer, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated May 10, 2002, as amended. His employment agreement generally continues until terminated by either party upon 12 months' notice, by us upon one months' notice in the event of Mr. Jones disability as specified in the agreement, or until he is 60 years old. Under his employment agreement, Mr. Jones is entitled to receive a base salary of $75,600 per year, until we achieve a profit, when his salary will increase to a rate of $162,000. Thereafter, Mr. Jones' salary will be reviewed by our compensation committee. In addition, Mr. Jones is to be paid a bonus equal to 5% of the revenue of any acquired company that is profitable prior to such acquisition, or 1% if such company is not profitable prior to the acquisition, in each case subject to Board approval. Under the terms of his employment agreement, in the event of any dilution to Mr. Jones percentage ownership due to an acquisition or fundraising, Mr. Jones is also entitled to be granted Narrowstep stock options with an exercise price equal to the offering price at that time, in an amount to maintain his ownership in Narrowstep equal to 20% (or such lesser percentage as Mr. Jones then owns due to any transfers or sales of shares).

         If Mr. Jones's employment is terminated by us without cause on less than 12 months' notice, Mr. Jones is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Jones's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Jones's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of six months after he stops working for us. Under his employment agreement, Mr. Jones is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

         PAUL ROBINSON. Paul Robinson, our Sales Director, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated May 10, 2002 as amended. His employment agreement generally continues until terminated by either party upon three months' notice, by us upon one months' notice in the event of Mr. Robinson's disability as specified in the agreement, or until he is 60 years old. Under his employment agreement, Mr. Robinson is entitled to receive a base salary of $75,600 per year, until we achieve a profit, when his salary will increase to a rate of $135,000. In addition, Mr. Robinson is to be paid a bonus equal to 5% of the gross revenue from sales he generates. Under the terms of his employment agreement, Mr. Robinson was granted Narrowstep stock options for 500,000 shares, 250,000 of which vest when Narrowstep's common stock begins to trade publicly in the United States, and the remaining 250,000 vest upon Narrowstep achieving quarterly operating profitably, each with an exercise price of $0.20.

         If Mr. Robinson's employment is terminated by us without cause on less than three months' notice, Mr. Robinson is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Robinson's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Robinson's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of twelve months after he stops working for us. Under his employment agreement, Mr. Robinson is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

         JASON JACK. Jason Jack, our Chief Technology Officer, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated October 1, 2002, as amended. His employment agreement generally continues until terminated by either party upon three months' notice, by us upon one months' notice in the event of Mr. Jack's disability as specified in the agreement, or until he is 60 years old. Under his employment agreement, Mr. Jack is entitled to receive a base salary of $108,000 per year. In addition, on January 1, 2004, Mr. Jack was granted Narrowstep stock options for 777,252 shares with an exercise price of $0.20 and an expiration date of December 31, 2008, 25% of which options vested immediately, 25% of which vested on July 1, 2004, 40% of which vest on July 1, 2005 and the remaining 10% of which vest on July 1, 2006.

         If Mr. Jack's employment is terminated by us without cause on less than three months' notice, Mr. Jack is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Jack's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Jack's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of twelve months after he stops working for us. Under his employment agreement, Mr. Jack is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

         PETER LLOYD. Peter Lloyd, our Chief Financial Officer, performs certain services, including acting as Chief Financial Officer, for us pursuant to the terms of an independent contractor agreement dated November 20, 1993, as amended, between Narrowstep Ltd., our wholly-owned subsidiary, and Adamao Ltd., an England and Wales corporation of which Mr. Lloyd is the Managing Director and a 55% owner. The agreement is for a period of one calendar year, renews automatically for additional one year periods unless either party gives three months' prior notice of nonrenewal, and may be terminated by either party upon 60 days' notice or immediately upon a breach. Under the terms of the agreement, Adamao receives a fee based on a rate of $900 plus VAT per day, accruable monthly, which fee is payable solely in shares of our common stock based on a price of $0.20 per share. In addition, in connection with the agreement, Mr. Lloyd was granted options for 265,000 shares of our common stock, 25,000 of which vested January 1, 2004, 140,000 of which vest upon Narrowstep meeting certain revenue targets, and 100,000 of which vest upon effectiveness of this registration statement, each with an exercise price of $0.20 per share. Under the agreement, Adamao was also granted options for 1,800,000 shares with an exercise price of $0.20 per share and an expiration date of December 31, 2003, which option lapsed without being exercised.

         The agreement prohibits Adamao from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with which it had dealings for a period of six months after termination of the agreement. The agreement also contains a mutual non disclosure agreement and an assignment to us by Adamao of any intellectual property in the subject matter of the services performed by Adamao.

         CLIFFORD WEBB. Clifford Webb, our Chief Operating Officer, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated November 27, 2003 as amended. His employment agreement is for a period of 12 months and then generally continues thereafter until terminated by either party upon six months' notice, by us upon one months' notice in the event of Mr. Webb's disability as specified in the agreement, or until he is 60 years old. Under his employment agreement, Mr. Webb is entitled to receive a base salary of $135,000 per year. In addition, pursuant to the agreement, Mr. Webb was granted Narrowstep stock options for 250,000 shares, 50,000 of which vest upon Narrowstep achieving quarterly operating profitably, an additional 100,000 of which vest upon Narrowstep achieving audited annual profitability, and the remaining 100,000 of which vest upon Narrowstep achieving subsequent annual profits growth of at least 10%, each with an exercise price of $0.30.

         If Mr. Webb's employment is terminated by us without cause on less than six months' notice, Mr. Webb is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Webb's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Webb's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of twelve months after he stops working for us. Under his employment agreement, Mr. Webb is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

         In addition, the Agreement of Purchase and Sale of Stock dated November 14, 2003 relating to our purchase of certain shares of Sportshows Television Ltd. from Mr. Webb, prohibits Mr. Webb from competing with Narrowstep until November 26, 2005. The purchase and sale agreement also prohibits Mr. Webb from soliciting our employees or customers until the later of November 26, 2005, or 18 months after they cease to be employees or customers, respectively.

         Mr. Webb is also a participant in a non-contributory defined contribution pension plan available to certain employees of Sportshows TV.

2004 STOCK PLAN

         The Narrowstep, Inc. 2004 Stock Plan was adopted by vote of our Board of Directors on December 15, 2003 and became effective on January 1, 2004. The plan was amended by vote of the Board of Directors in July, 2004, and the plan, as amended, was approved by stockholders in July, 2004. The plan is designed to attract, retain and reward our employees, directors and consultants by allowing them to participate in Narrowstep's growth through the acquisition of shares of our common stock or other performance awards. Ten million shares are reserved for issuance under the plan. No more than 5,000,000 shares may be the subject of awards to any participant during any calendar year. The term of the plan is 10 years, and options granted under the plan can have a term of no more than 10 years.

         Under the plan, participants may be awarded stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock based awards. Options awarded under the plan may be either incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. The plan is administered by our Board of Directors or by a committee appointed by the Board. The Board (or such committee) has authority to, among other things, determine when awards will be granted, the award recipients, the size and type of each award, vesting and forfeiture terms and all other terms and conditions of awards. The Board may also amend, suspend or terminate the plan at any time, but without stockholder approval, no amendment may increase the number of shares available for issuance under the plan, materially change eligibility terms or extend the term of the plan.

                           RELATED PARTY TRANSACTIONS

         In 2002 we acquired Narrowstep Ltd. from Iolo Jones, our Chief Executive Officer. Under the terms of our agreement, Mr. Jones agreed to sell Narrowstep Ltd. to us for $47,000 if we raised at least $250,000 in our private offering of shares in 2002. In connection with the sale of all his shares in Narrowstep Ltd., Mr. Jones assigned to us all of the intellectual property rights he owned associated with the development of Narrowstep Ltd.'s products and services, including trademarks, business support materials, website, and related rights.

         In addition to Paul Robinson and Iolo Jones (directors and officers), the following individuals are deemed to be promoters of Narrowstep under Securities and Exchange Commission regulations:

                           Max Van Till
                           Alberto Scorza
                           Allard de Stoppelaar
                           John Goedegebuure

         Except as described herein, none of these promoters has received anything of value from us and we have not received anything of value from our promoters. Each of these persons receives a commission equal to 10% of the funds raised by them on Narrowstep's behalf. Commissions paid to these promoters through February 29, 2004 are as follows:

Max Van Till - $6,000 commission in fiscal year ended February 29, 2004

Alberto Scorza - no commission paid

Allard de Stoppelaar - $133,905 commission paid in fiscal year ended February 29, 2004; Options for 1,625,000 were also granted to Allard for the year February 29, 2004 as commission for funds raised.

John Goedegebuure - $8,695 commission paid in fiscal year ended February 28, 2003; no commission paid in fiscal year ended February 29, 2004.

         In November, 2003 we acquired 80% of the stock of Sportshows Television Ltd. from Clifford Webb, now our Chief Operating Officer, in exchange for cash compensation of $76,698 and an aggregate of 3,122,800 shares of our common stock. In connection with that transaction, Mr. Webb executed a general release in favor of Sportshows TV and agreed not to compete with us or to solicit our customers or employees for a period of time. In March, 2004, we acquired the remaining 20% of the stock of Sportshows TV in exchange for cash compensation of $18,990 and an aggregate of 864,875 shares of our common stock.

         We recently sold a Vlipsync Encoder to Strella Ltd., a film production company, for $72,328. Paul Robinson, our Sales Director, has served as a member of the board of directors of Strella since May, 2003, and is a 20% owner of this company. Mr. Robinson is a founder and 10% shareholder of Mobestar, a cellular phone-based gaming service which recently purchased software from us for $27,025. Mr. Robinson has served as a member of the board of directors of Mobestar since its inception in February, 2004. Mr. Robinson is also a member of the board of directors and a 99% owner of a new fund management company called Sparrow Development Company. Although Sparrow is still in its development stage, in the next several months this company plans to commission an ongoing channel, corporate video, and web-site from Narrowstep. In order to minimize any conflicts of interest that may exist due to Mr. Robinson's relationships with these companies, he has agreed not to negotiate terms with these companies and not to deal with them in any way as a representative of Narrowstep or its subsidiaries.

         We have also developed a channel for LTR Consultancy for $42,301. John Goedegebuure, a founder and stockholder of Narrowstep, is the Managing Director and a 95% owner of LTR Consultancy.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information about the beneficial ownership of our common stock for (i) each person known by us to own beneficially more than five percent of our outstanding common stock, (ii) each director and named executive officer, and (iii) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named below have sole voting and investment power with respect to the shares of common stock shown as beneficially owned by them. The numbers in the table reflect shares held as of June 14, 2004 and are based upon 27,658,214 shares being outstanding: In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable as of June 14, 2004, or will become exercisable within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

    NAME AND ADDRESS OF BENEFICIAL
                 OWNER                        SHARES BENEFICIALLY OWNED             PERCENT OF CLASS
----------------------------------------      -------------------------             ----------------
Iolo Jones                                            5,062,500                           18.3%
103 B South Hill Park
London NW3 2SP
United Kingdom

Clifford Webb                                         4,000,378                           14.5%
13 Muirdown Ave.
Eastsheen, London SW14 8JX
United Kingdom

Allard de Stoppelaar (1)                              3,000,000                           10.2%
En Belleevue 8
1163 Etoy
Switzerland

Paul Robinson                                         1,773,750                           6.4%
25 Colherne Road
London SW 10 9BS
United Kingdom

AMM Aries (2)
Zwaluflaan 2                                          1,850,000                           6.7%
Den Haag
2566 JR
Holland

Strayer Investment SA (3)
Lizette Giogu                                         1,763,750                           6.4%
CP8 OP Moreni
Jud, Dambovita
Cod 0271, Romania

Jason Jack (4)
20822 Farnsworth Lane                                 1,138,626                           4.1%
Huntington Beach, CA  92646


Peter Lloyd (5)                                         716,907                           2.6%
22 Harrison Close
Twyford
Berkshire, RG10 OLL
United Kingdom

    NAME AND ADDRESS OF BENEFICIAL
                 OWNER                        SHARES BENEFICIALLY OWNED             PERCENT OF CLASS
----------------------------------------      -------------------------             ----------------
Peter Siddall (6)                                       100,000                             *
9, Cavendish House
Southdowns Park, Haywards Heath
West Sussex RH16 4SL
United Kingdom

Dennis Edmonds                                               --                             *
Pips, Lewes Road
Ashurst Wood
West Sussex RH19 3TB
United Kingdom

All directors and executive officers,                12,792,161                           45.2%
as a group (7 persons) (7)

---------------------------

* Less than 1% of the outstanding shares.

     (1) Includes 1,625,000 shares deemed to be beneficially owned by Mr. de Stoppelaar pursuant to options exercisable within 60 days of June 14, 2004.

     (2) Includes 250,000 shares beneficially owned by Robert Bhoendie, 100,000 shares beneficially owned by Eric Scholten, 625,000 shares beneficially owned by Thomas Westermeijer and 875,000 shares beneficially owned by Anthony Aries.

     (3) These shares are attributable to Lizette Giogu based on her percentage ownership of Strayer Investment SA, and her responsibility for the selection, acquisition and disposition of these securities on behalf of this company.

     (4) Includes 388,626 shares deemed to be beneficially owned by Mr. Jack pursuant to options exercisable within sixty days of June 14, 2004.

     (5) Includes 125,000 shares deemed to be beneficially owned pursuant to options exercisable within 60 days of June 14, 2004, and 591,907 shares owned by Adamao Ltd., all of which may be deemed to be beneficially owned by Mr. Lloyd based on his position as Managing Director and 55% owner of Adamao Ltd., and responsibility for the selection, acquisition and disposition of securities on behalf of Adamao Ltd.

     (6) Reflects 100,000 shares deemed to be beneficially owned by Mr. Siddall pursuant to options exercisable within 60 days of June 14, 2004.

     (7) Includes 613,626 shares deemed to be beneficially owned by the directors and executive officers pursuant to options exercisable within 60 days of June 14, 2004.

We are not aware of any arrangements which could result in a change in control.



                          DESCRIPTION OF CAPITAL STOCK


         Set forth below is a summary description of our capital stock. However, the following description is not complete and is governed by applicable Delaware law and our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus.


COMMON STOCK


         Each stockholder is entitled to cast one vote for each share of our common stock held. Dividends may be declared by the board of directors at any regular or special meeting. Before payment of any dividend, there may be set aside out of any of our funds available for dividends such sum as the board of directors, in its absolute discretion, deems proper as a reserve to meet contingencies or for any other corporate purpose. We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. Upon the liquidation, dissolution or winding up of Narrowstep, the holders of shares of common stock would be entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive or other subscription rights to purchase shares of our capital stock. All of the outstanding shares of our common stock are, and the shares issuable upon exercise of outstanding options and warrants will be, when issued, fully paid and nonassessable.

         As of June 14, 2004, 27,658,214 shares of our common stock were outstanding.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our directors are bound by the general standards for directors under Delaware law. These provisions allow our directors in making decisions to consider any factors as they deem relevant, including our long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or our customers, the community in which we operate and the economy. Delaware law limits our directors liability.

         Our certificate of incorporation and by-laws contain provisions authorizing indemnification of and advancement of expenses to officers and directors. The indemnities provided by our charter documents (i) continue as to a person who has ceased to be a director or officer, (ii) inure to the benefit of his or her heirs, executors and administrators, and (iii) should not be deemed to limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the By-Laws, by agreement, vote of the stockholders or disinterested directors or otherwise.

         Our certificate of incorporation provides that no director will be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; or

         o for any transaction from which the director derived improper personal benefit.

         While our certificate of incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, our certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's or officer's breach of his or her duty of care.

         Our by-laws provide that we will indemnify any person who was or is a party or threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Narrowstep) by reason of the fact that such person is or was a director or officer of Narrowstep or serving at the request of Narrowstep, an officer, director or employee against expenses, judgment, fines and settlements reasonably incurred if:

         o    such person acted in good faith;

         o in a manner he or she reasonably believed to be in or not opposed to the best interests of Narrowstep

         o with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         No indemnification will be made in respect of any claim as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or other court shall determine upon application that, despite the adjudication of liability but in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. We are only permitted to indemnify such person upon the determination by the board of directors or stockholders that such person has met the applicable standards of conduct for indemnification as described above.

         Section 145 of the Delaware General Corporation Law permits indemnification of our officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of
Section 145 of the Delaware General Corporation Law. We may in the future purchase and maintain insurance on behalf of our officers and directors, although we have not done so at the present time.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND NARROWSTEP'S BY-LAWS AND CERTIFICATE OF INCORPORATION

         We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in certain business combinations with a 15% stockholder for a period of three years following the date the person became a 15% stockholder, unless, with certain exceptions, the business combination or the transaction in which the person became a 15% stockholder is approved in a prescribed manner. Generally, the business combinations covered by this statute include:

         o    mergers;

         o    asset or stock sales; and

         o other transaction resulting in a financial benefit to the 15% stockholder.

         In determining whether a stockholder is a 15% stockholder, the Delaware statute generally includes the voting shares owned by the stockholder and the stockholder's affiliates and associates.

         Our by-laws provide that directors may be removed without cause by the affirmative vote of the holders of a majority of the shares. In addition, our by-laws provide that a special meeting of stockholders may be called by the President (or, in the absence or disability of the President, any Vice President), the Board of Directors or holders of one-fourth of the shares issued and outstanding and entitled to vote at such meeting. Narrowstep, without stockholder approval, can issue shares of common stock up to the number of shares authorized for issuance under our certificate of incorporation. We could use these additional shares for a variety of corporate purposes, and our ability to issue these shares could make it more difficult or discourage an attempt to obtain control of Narrowstep by means of proxy contest, tender offer, merger or otherwise.

         The above-mentioned provisions of Delaware law and of our certificate of incorporation and by-laws may have the effect of delaying, deterring or preventing a change in control of Narrowstep, may discourage bids for our common stock at a premium over the prevailing market price if a market should ever develop for our common stock, and may adversely affect the market price, if any, and the voting and other rights of the holders, of our common stock.

TRANSFER AGENT

         The Registrar and Transfer Company is the transfer agent for our common stock.


                          TRADING MARKET FOR OUR SHARES


         At the present time, there is no public trading market for our shares and there can be no assurance any public trading market will ever develop. Currently, we have 27,658,214 shares outstanding. All of our outstanding shares are restricted as to resale and cannot be sold unless a registration statement covering their resales is declared effective by the SEC or they can be sold pursuant to the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended. There can be no assurance that a trading market for our shares will ever develop in the United States, or elsewhere. In the event that no market for the shares develops, it will be extremely difficult for stockholders to dispose of the shares. In the event a market develops, there can be no assurance that the market will be strong enough to absorb all of the shares which may be offered for sale by the selling stockholders.

         If our shares are included for quotation on the OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

         If a market develops for our shares, the trading price of our shares is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales forecasts, or new products and services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in internet markets, changes in the market valuations of other business service providers similar services or products, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of shares and other events or factors, many of which are beyond our control. Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our shares to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our shares.

         In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of many companies. These broad market factors may materially adversely affect the market price of the shares, regardless of our operating performance. The sale of the 15,159,323 shares being offered by the selling stockholders could also have a material adverse impact on the market price of our shares if a market for our common stock should ever develop.

         IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR SHARES. The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. Our shares will be subject to these regulations. These regulations generally define a penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the broker-dealer that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, our common stock will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.


          OUTSTANDING SHARES AND SHARES THAT MAY BE SOLD IN THE FUTURE


         At June 14, 2004, we had 83 stockholders of record and 27,658,214 shares of common stock outstanding. In addition, at June 14, 2004 we had issued options to purchase (i) 3,721,747 shares of our common stock, at an exercise price of $0.20 per share, (ii) 250,000 shares of our common stock at an exercise price of $0.30 per share (iii) 1,020,000 shares of our common stock at an exercise price of $0.40 per share, and (iv) 500,000 shares of our common stock at an exercise price of $1.00. Upon the effectiveness of this registration statement, 15,159,323 shares of our common stock will be registered under the Securities Act. The sale of all outstanding shares of our common stock that are not registered under this registration statement is restricted by the Securities Act. Restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rules 144 or 701 under the Securities Act.

         Generally, Rule 144 provides that directors, executive officers, and persons or entities that they control or who control them may sell shares of our common stock in any three-month period in a limited amount. Under Rule 144, a person who holds restricted securities, such as the shares owned by our founders, directors, officers, and persons who purchased shares in our private placements last year and this year, and has owned such shares for one year, may sell in a regular stock brokerage transaction in a

90-day period, an amount of shares equal to the greater of (i) one (1%) of our outstanding shares, or (ii) the average weekly trading volume of our shares for the preceding four weeks on a recognized stock exchange, such as the New York Stock Exchange, American Stock Exchange, or on NASDAQ. Because our shares will not trade on a stock exchange or NASDAQ, the amount of shares that can be sold by each person under Rule 144, in a 90-day period, is one percent of our outstanding shares, or approximately 277,000 shares (assuming there is a total of 27,658,214 shares outstanding). Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about Narrowstep. The founders of our company originally purchased their shares in May, 2002, so they became eligible to sell their shares under Rule 144 in May 2003, provided the conditions of Rule 144 are satisfied.

         In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of Narrowstep at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Therefore, unless otherwise restricted, Rule 144(k) shares purchased by stockholders more than two years ago may be sold immediately. The foregoing summary of Rule 144 is not intended to be a complete description.

         Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from Narrowstep by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of the offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements. The foregoing summary of Rule 701 is not intended to be a complete description.


                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in the offering, reference is made to the registration statement, including the exhibits thereto and the financial statements and notes filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contact or document filed as an exhibit or incorporated by reference, and each such statement is qualified in all respects by reference to such contract or other document.

         Copies of the registration statement, the exhibits thereto and any documents incorporated by reference, may be inspected, without charge, at the public reference facility maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding the public reference rooms. Copies of such material may also be obtained from the Public Reference Section of the SEC at the same address at prescribed rates. Such materials can also be inspected on the SEC's website at HTTP://WWW.SEC.GOV. Our website is http://www.narrowstep.com. Information contained on our website is not a part of this prospectus.

         Narrowstep intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm.


                              PLAN OF DISTRIBUTION


SALES BY SELLING STOCKHOLDERS.

         Our common stock is not currently listed or quoted on any established public market or quotation system. If a public trading market develops in the future, of which there can be no assurance, the selling stockholders and their respective pledgees, donees, assignees and other successors-in-interest may sell their shares from time to time in such a market, at prevailing prices, or in private transactions at negotiated prices. Until that time, the selling stockholders will offer and sell their shares of common stock at a fixed price of $_______ per share. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o    privately-negotiated transactions;

         o short sales effected after the date the registration statement to which this prospectus relates is declared effective;

         o broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

         o    through the writing of options on the shares;

         o    a combination of any such methods of sale; and

         o    any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         After the date on which the registration statement to which this prospectus relates is declared effective, the selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell our shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of our shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         We are required to pay all fees and expenses incident to the registration of our shares, excluding brokerage commissions or underwriter discounts, estimated to be approximately $_____________.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders and any other persons participating in the sale or distribution of shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person.

         Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of shares offered by this prospectus.

         If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the shares, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

         Until _____________ (ninety days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in the distribution thereof, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

                                  LEGAL MATTERS

         The validity of the shares offered under this prospectus is being passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at and for the year ended February 29, 2004, and for period May 9, 2002 (inception) to February 28, 2003 and those of our predecessor for the period from April 9, 2002 (inception) to Septemeber 18, 2002 as set forth in their report. We have included our financial statements and those of our predecessor in the prospectus in reliance on Ernst & Young LLP's report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1.2 to the consolidated financial statements), given on their authority as experts in accounting and auditing.

         Ernst & Young LLP, independent auditors, have audited the financial statements of Sportshows Television Ltd. for year ended March 31, 2003 and the period from April 1, 2003 to November 25, 2003, as set forth in their report. We have included these financial statements in the prospectus in reliance on Ernst & Young LLP's report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1.2 to the consolidated financial statements), given on their authority as experts in accounting and auditing.

1.

                         INDEX TO FINANCIAL STATEMENTS

----------------------------------------------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL STATEMENTS OF NARROWSTEP, INC.                                                       PAGE
----------------------------------------------------------------------------------------------------------------------
Report of Independent Auditors                                                                              F-2
----------------------------------------------------------------------------------------------------------------------
Consolidated balance sheet as of February 29, 2004                                                          F-3
----------------------------------------------------------------------------------------------------------------------
Consolidated statements of operations for the year ended February 29, 2004 and for the period               F-4
from May 9, 2002 (inception) to February 28, 2003 for the Company and for the period from
April 9, 2002 (inception) to September 18, 2002 for the Predecessor.
----------------------------------------------------------------------------------------------------------------------
Consolidated statement of other comprehensive loss for the year ended February 29, 2004 and                 F-5
for the period from May 9, 2002 (inception) to February 28, 2003 for the Company, and for the period from April 9, 2002 (inception) to September 18, 2002 for the Predecessor.
----------------------------------------------------------------------------------------------------------------------
Consolidated statement of changes in stockholders' equity for the year ended February 29, 2004              F-6
and the period from May 9, 2002 (inception) to February 28, 2003 for the Company and for the period from April 9, 2002 (inception) to September 18, 2002 for the Predecessor.
----------------------------------------------------------------------------------------------------------------------
Consolidated statement of cash flows for the period for the year ended February 29, 2004 and for            F-7
the period from May 9, 2002 (inception) to February 28, 2003 for the Company and for the period from April 9, 2002 (inception) to September 18, 2002 for the Predecessor.
----------------------------------------------------------------------------------------------------------------------
Notes to consolidated financial statements                                                                  F-9
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

FINANCIAL STATEMENTS OF SPORTSHOWS TELEVISION LTD.                                                          PAGE
----------------------------------------------------------------------------------------------------------------------
Report of Independent Auditors                                                                              F-27
----------------------------------------------------------------------------------------------------------------------
Profit and loss account                                                                                     F-28
----------------------------------------------------------------------------------------------------------------------
Statement of cash flows                                                                                     F-29
----------------------------------------------------------------------------------------------------------------------
Notes to consolidated financial statements                                                                  F-31
----------------------------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Narrowstep Inc.


We have audited the accompanying consolidated balance sheet of Narrowstep Inc. as of February 29, 2004 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from May 9, 2002 (inception) to February 28, 2003 and the year ended February 29, 2004 and the statements of operations, changes in stockholders' equity and cash flows of Narrowstep Ltd. for the period from April 9, 2002 (inception) to September 18, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Narrowstep Inc. as of February 29, 2004 and the consolidated results of its operations and its consolidated cash flows for the period from May 9, 2002 (inception) to February 28, 2003 and the year ended February 29, 2004, and of the results of operations and cash flows of Narrowstep Ltd. for the period from April 9, 2002 (inception) to September 18, 2002, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.2 to the consolidated financial statements, the Company has incurred net losses, had negative cash flows from operations and needs to raise additional capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated financial statements, the Company has restated its consolidated statement of operations for the period from May 9, 2002 (inception) to February 28, 2003 for certain matters. The effect of this restatement is further discussed in Note 3.


                                                     /s/ Ernst & Young LLP

                                                     ERNST & YOUNG LLP


July 12, 2004
London, England

                        NARROWSTEP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

-------------------------------------------------------------------------------------------------
                                                                                FEBRUARY 29 2004
                                                                                         $
=================================================================================================
ASSETS
Current assets:
   Cash and cash equivalents                                                             592,471
   Accounts receivable, net of allowance for doubtful accounts of $45,278                184,705
   Amounts receivable from related parties                                               127,568
   Prepaid expenses and other current assets                                             166,034
-------------------------------------------------------------------------------------------------
   Total current assets                                                                1,070,778
-------------------------------------------------------------------------------------------------

Plant and equipment, net                                                                 567,356
Software development costs, net of accumulated amortization                              163,777
Goodwill                                                                               1,009,744
Other intangible assets, net                                                             197,807
-------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                           3,009,462
=================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
   Accounts payable                                                                      409,635
   Net obligations under capital leases                                                   96,734
   Accrued expenses and other liabilities                                                473,296
-------------------------------------------------------------------------------------------------
   Total current liabilities                                                             979,665
-------------------------------------------------------------------------------------------------

Net obligations under capital leases - greater than 1 year                               130,975
-------------------------------------------------------------------------------------------------
Total liabilities                                                                      1,110,640
-------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
   Common stock, $0.000001 par value 50,000,000 shares authorized with
   25,700,256
   issued                                                                                     26
   Additional paid-in capital                                                          4,425,975
   Deferred stock compensation                                                         1,034,736
   Accumulated deficit                                                               (3,590,768)
   Accumulated other comprehensive loss                                                   28,853

-------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                          1,898,822
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             3,009,462
=================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------------------------------------------
                                                                 COMPANY                        PREDECESSOR
                                               --------------------------------------------------------------------
                                                    YEAR ENDED        PERIOD FROM MAY 9,    PERIOD FROM APRIL 9,
                                                 FEBRUARY 29, 2004   2002 (INCEPTION) TO    2002 (INCEPTION) TO
                                                                      FEBRUARY 28, 2003      SEPTEMBER 18, 2002
                                                         $                    $                      $
===================================================================================================================
Revenue:

         Production services                            234,992                   --                       --
         Narrowcasting and other                        285,768                4,315                   23,250
-------------------------------------------------------------------------------------------------------------------
         Total revenue                                  520,760                4,315                   23,250
-------------------------------------------------------------------------------------------------------------------

Cost of revenue:
         Direct costs                                   275,261                31,622                   7,680
         Software amortization                           49,340                     -                       -
-------------------------------------------------------------------------------------------------------------------
         Total costs of revenue                         324,601                31,622                   7,680
-------------------------------------------------------------------------------------------------------------------
GROSS PROFIT (LOSS)                                     196,159              (27,307)                  15,570
-------------------------------------------------------------------------------------------------------------------

Operating expenses:
         Selling, general and
         administrative (including
         non-cash stock compensation
         expense for the year to February
         29 2004 -$1,560,531, May 9, 2002
         (inception) to February 28, 2003
         - $0, Predecessor $0)                        3,404,679               288,804                  21,075
         Purchased in-process research
         and development                                      -                52,346                       -
-------------------------------------------------------------------------------------------------------------------
         Total operating expenses                     3,404,679               341,150                  21,075
-------------------------------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS                                 (3,208,520)             (368,457)                 (5,505)
-------------------------------------------------------------------------------------------------------------------

Other income                                              3,446                 1,027                       -
Exchange losses                                         (18,264)                    -                       -

Provision for income taxes                                    -                     -                       -
-------------------------------------------------------------------------------------------------------------------
NET LOSS                                             (3,223,338)             (367,430)                 (5,505)
===================================================================================================================

Net loss per share - basic and diluted                  $(0.168)              $(0.032)                $(5,505)
Weighted-average number of shares
outstanding                                          19,143,940            11,574,619                       1
-------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE LOSS

-------------------------------------------------------------------------------------------------------------------
                                                                 COMPANY                        PREDECESSOR
                                               --------------------------------------------------------------------
                                                    YEAR ENDED        PERIOD FROM MAY 9,    PERIOD FROM APRIL 9,
                                                 FEBRUARY 29, 2004   2002 (INCEPTION) TO    2002 (INCEPTION) TO
                                                                      FEBRUARY 28, 2003      SEPTEMBER 18, 2002
                                                         $                    $                      $
===================================================================================================================
Net loss                                             (3,223,338)            (367,430)                  (5,505)
Foreign currency translation
adjustment                                               27,534                1,319                        -
Comprehensive loss                                   (3,195,804)            (366,111)                  (5,505)
-------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
                                                               COMMON STOCK    COMMON    ADDITIONAL   DEFERRED STOCK       OTHER
                                                               NO OF SHARES    STOCK $     PAID-IN     COMPENSATION    COMPREHENSIVE
                                                                                           CAPITAL          $              LOSS
                                                                                              $                              $
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
====================================================================================================================================
PREDECESSOR -
On Inception April 9, 2002
Issuance of common stock                                                  1        2
Net loss for the period
------------------------------------------------------------------------------------------------------------------------------------
BALANCE - SEPTEMBER 18, 2002                                              1        2
====================================================================================================================================
COMPANY
 On inception May 9, 2002
Issuance of common stock to founders, net of 1,500,000 shares
contributed back to the Company                                   8,625,000        9
Payment for services in kind                                      1,500,000        2       299,998
Common stock sold in private placement offering                   5,545,000        5     1,108,995
Commission paid for private placement services                                            (402,728)
Consulting service fees waived by majority stockholder                                       22,000
Net loss for the period from May 9, 2002 (inception) through
February 28, 2003
Foreign currency translation loss                                                                                           1,319
------------------------------------------------------------------------------------------------------------------------------------
BALANCE - FEBRUARY 28, 2003                                      15,670,000       16      1,028,265             0           1,319

Common stock sold in private placement, net of expenses           6,716,844        7      1,800,909
Commission paid for private placement services                                            (573,736)
Shares issued in connection with acquisition of Sportshows        3,122,800        3      1,201,599
Television Ltd
Proceeds of subscription receivable
Payment for services in kind                                        190,611        0        141,052
Net loss for the period ended February 29, 2004
Foreign currency translation loss                                                                                          27,534
Fair value of stock options issued to third party suppliers                                 827,886
Stock compensation charge                                                                               1,034,736

------------------------------------------------------------------------------------------------------------------------------------
BALANCE - FEBRUARY 29, 2004                                      25,700,255       26      4,425,975     1,034,736          28,853
====================================================================================================================================


-------------------------------------------------------------------------------------------------------------------
2. NARROWSTEP INC. AND SUBSIDIARIES                                     STOCK        ACCUMULATED        TOTAL
                                                                     SUBSCRIPTION      DEFICIT
                                                                      RECEIVABLE
                                                                           $               $              $
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
===================================================================================================================
PREDECESSOR -
On Inception April 9, 2002
Issuance of common stock                                                                                       2
Net loss for the period                                                                  (5,505)         (5,505)
-------------------------------------------------------------------------------------------------------------------
BALANCE - SEPTEMBER 18, 2002                                                             (5,505)         (5,503)
===================================================================================================================
COMPANY
 On inception May 9, 2002
Issuance of common stock to founders, net of 1,500,000 shares                                                  9
contributed back to the Company
Payment for services in kind                                                                             300,000
Common stock sold in private placement offering                       (75,000)                         1,034,000
Commission paid for private placement services                                                         (402,728)
Consulting service fees waived by majority stockholder                                                    22,000
Net loss for the period from May 9, 2002 (inception) through                           (367,430)       (367,430)
February 28, 2003
Foreign currency translation loss                                                                          1,319
-------------------------------------------------------------------------------------------------------------------
BALANCE - FEBRUARY 28, 2003                                           (75,000)         (367,430)         587,170

Common stock sold in private placement, net of expenses                                                1,800,916
Commission paid for private placement services                                                         (573,736)
Shares issued in connection with acquisition of Sportshows                                             1,201,602
Television Ltd
Proceeds of subscription receivable                                     75,000                            75,000
Payment for services in kind                                                                             141,052
Net loss for the period ended February 29, 2004                                      (3,223,338)     (3,223,338)
Foreign currency translation loss                                                                         27,534
Fair value of stock options issued to third party suppliers                                              827,886
Stock compensation charge                                                   --               --        1,034,736
-------------------------------------------------------------------------------------------------------------------
BALANCE - FEBRUARY 29, 2004                                                  0       (3,590,768)       1,898,822
===================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------------
                                                                                    COMPANY                    PREDECESSOR
------------------------------------------------------------------------------------------------------------------------------
                                                                                          PERIOD FROM MAY    PERIOD FROM APRIL
                                                                                             9, 2002             9, 2002
                                                                          YEAR ENDED       (INCEPTION) TO     (INCEPTION) TO
                                                                          FEBRUARY 29,      FEBRUARY 28,       SEPTEMBER 18,
                                                                              2004              2003               2002

                                                                               $                  $                  $
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                  (3,223,338)          (367,430)            (5,505)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization                                                163,708              2,571                111
Stock-based compensation                                                   1,154,781
Fair value of options granted to third party suppliers                       405,750
Consulting fees waived by officer/stockholder                                      -             22,000                  -
Purchased in-process research and development                                      -             52,346                  -
Increase in assets:-
Accounts receivable                                                         (159,288)            (8,747)            (7,422)
Prepaid expenses and other current assets                                   (121,004)           (41,411)               553
Increase in liabilities:-
Accounts payable and accrued expenses                                         593,471            69,349             26,312
                                                                   ---------------------------------------------------------
Net cash used in operating activities                                      (1,185,920)         (271,322)            14,049

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                                          (180,493)          (23,964)            (3,470)
Repayments on capital leases                                                 (111,435)                -                  -
Capitalized software development costs                                       (155,480)          (57,637)                 -
Acquisition of  STV adjusted for cash acquired                               (124,306)                -                  -
                                                                   ---------------------------------------------------------
Net cash used in investing activities                                        (571,714)          (81,601)            (3,470)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock                                  1,724,315           931,282                  -
Payment to principal shareholder for acquisition of subsidiary                (46,842)                -                  -
                                                                   ---------------------------------------------------------
Net cash provided by financing activities                                   1,677,473           931,282                  -

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                          (80,161)          578,359             10,579
Effect of exchange rates on change in cash                                     98,469            (4,196)              (112)
Cash and cash equivalents at the beginning of period                          574,163                 -                  -
                                                                   ---------------------------------------------------------
CASH AND CASH EQUIVALENTS AT THE END OF PERIOD                                592,471            574,163             10,467
-------------------------------------------------------------------=========================================================
The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)

--------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

--------------------------------------------------------------------------------------------------------
                                                                YEAR ENDED      PERIOD FROM MAY 9, 2002
                                                             FEBRUARY 29, 2004  (INCEPTION) TO FEBRUARY
                                                                      $                  28, 2003
                                                                                             $
========================================================================================================
Acquisition of subsidiary for obligation payable to                         -                  46,842
principal shareholder
Non cash capital contribution by principal shareholder                      -                  22,000
Acquisition of subsidiary for obligation paid in shares                                             -
to principal shareholder for 80% shareholding                       1,201,602
--------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND BASIS OF PRESENTATION

1.1.    ORGANIZATION

Narrowstep Inc. was incorporated in Delaware on May 9, 2002 and adopted a fiscal year end of February. On September 18, 2002 Narrowstep Inc. acquired all of the outstanding common stock of Narrowstep Ltd., a company incorporated under the laws of England and Wales. Narrowstep Inc.'s activities prior to the acquisition consisted of raising capital. The accompanying consolidated financial statements include the accounts of Narrowstep Inc., its wholly owned subsidiary Narrowstep Ltd. and Sportshows Television Ltd. ("STV"), an 80% owned subsidiary (together, "the Company").

Narrowstep Ltd. is in the business of developing, producing, transmitting and managing, via the Internet, television-like channels of streaming video broadcasts which are tailored for, and targeted to, specific audiences. Narrowstep Ltd. also offers a comprehensive range of related services to third parties, which facilitate channel development, including consulting, channel design, maintenance and operation and content production.

On April 22, 2003 Rig.TV, a limited liability partnership, was formed in England and Wales as a joint venture in which Narrowstep Ltd. and a customer, Ocean Resources Ltd., each owned a 50% interest for no investment. At February 29, 2004 the joint venture had not commenced operations. Narrowstep Ltd. received the sum of $12,600 from Ocean Resources Ltd. to cover the costs of producing a channel demonstration player. No other transactions have occurred in relation to this entity.

On November 26, 2003 Narrowstep Inc. acquired 80% of the equity in STV, a company incorporated in England and Wales. STV's main business is the filming and production of sporting events, plus distribution of TV programs internationally. The main areas of specialization are water sports such as yachting and windsurfing, and extreme sports such as mountain biking, skating and snow sports.


1.2.    BASIS OF PRESENTATION

The Company started operations in 2002 and as a start-up company has experienced operating losses in 2003 and 2004. These losses are expected to continue for additional periods in the future. As at February 29, 2004, the Company's accumulated losses were $3.6 million. There can be no assurance that the Company's operations will become profitable. The Company's cash position, net of overdraft,as at February 29, 2004 was $0.5 million and it requires infusion of funds to continue operations. The Company intends to fund its operational and capital requirements in 2004 using cash on hand, cash flow from operations, and equity funding.

Since the February 29, 2004, the Company has received further injections of capital from shareholders of $0.7 million. In addition, the Company has received commitments for the subscription of shares of $1.32 million and indications of further finance of $2.12 million. In the event that the cash raised is insufficient to support the operations of the Company over the next 12 months, the Company intends to raise further equity from existing/new shareholders. Management is currently planning fund-raising activities with a view to raising further finance.

The accompanying financial statements are prepared on a going concern basis. The validity of this assumption depends on the Company being successful in raising equity funding and generating business. If for any reason, the Company is unable to obtain adequate additional funding and ceases to be a going concern, adjustments may have to be made to reduce the monetary value of assets to the recoverable amounts, provide for further liabilities that might arise and reclassify fixed assets and long term liabilities as current assets and liabilities.

2.      SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies are summarized as follows:

2.1.    CONSOLIDATION

The consolidated financial statements include all the Company's subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

2.2.    USE OF ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for certain items, such as allowances for doubtful accounts, access and local connectivity costs, depreciation and amortization, and recoverability of goodwill, pricing of stock-based compensation, valuation of acquired intangible assets in both method and estimated useful lives and in capitalization of software development costs.


2.3.    REVENUE RECOGNITION

The Company's two primary sources of revenue are production services and Internet TV channel building or "narrowcasting". Revenue from the Company's Internet TV channel building service includes the following: (i) consulting fees charged to assist customers in the design and development of the customer's channel, (ii) consulting fees related to recording and encoding of specific customer content, and (iii) monthly license fees charged for ongoing maintenance, support, upgrades and content hosting activity. The minimum period of license is 12 months unless it is an evaluation license.

The Company's revenue recognition policy complies with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition". Revenue is recognized when all of the following criteria are met:

    o   Persuasive evidence of an arrangement exists.
    o Delivery has occurred or services have been rendered - although deposits or prepayments are common with orders, revenues are recognised only on the delivery of content or channel or service.
    o   The seller's price to the buyer is fixed or determinable.
    o   Collectibility is reasonably assured.

2.4.    CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of funds held on deposit with banking institutions with original maturities of less than ninety days.

2.5.    PLANT AND EQUIPMENT

Plant and equipment are stated at cost. Costs of additions and substantial improvements to plant and equipment are also capitalized. The Company computes depreciation for all plant and equipment using the straight-line method over the estimated useful lives of assets. The estimated useful lives of assets are as follows:

--------------------------------------- -------------------------
CATEGORY                                         YEARS
======================================= =========================
Computer and other equipment                                   3
--------------------------------------- -------------------------
Furniture and fixtures                                         4
--------------------------------------- -------------------------

Plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the total of the expected future undiscounted cash flows is less than the carrying value of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

2.6.    SOFTWARE DEVELOPMENT COSTS

The Company accounts for its internal use software under SOP 98-1, "Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use", which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software development costs consist primarily of programmers' compensation and benefits, where applicable. These costs are included within other assets and are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.

During the year ended February 29, 2004 and period ended February 28, 2003, the Company capitalized $155,480 and $ 57,637, respectively, and amortized $49,340 and nil, respectively.

2.7.    FOREIGN CURRENCY TRANSLATION

For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, income statement amounts are translated at an average exchange rate for the period/year. Assets and liabilities are translated at year-end exchange rates. Translation adjustments are presented as a component of accumulated other comprehensive income (loss) within shareholders' equity. Gains and losses from foreign currency transactions are included in the results of operations.

2.8.    ADVERTISING AND PROMOTIONAL COSTS

Advertising costs are expensed as incurred. Such costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Advertising costs charged to the income statement were $49,745, $3,400 and nil for the year ended February 29, 2004, the period May 9, 2002 to February 28, 2003, and the period April 9, 2002 to September 18, 2002, respectively.

2.9.    GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the purchase method. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", goodwill and indefinite-lived intangible assets are no longer amortized, but instead are tested for impairment at least annually. Intangible assets that have finite useful lives are amortized over their useful lives, which range from three to seven years.

2.10.   INCOME TAXES

Narrowstep Inc., the parent company, is a United States corporation and will file a corporate income tax return in the United States. Narrowstep Ltd. and STV are companies incorporated in England and Wales and, as such, will file their own corporate income tax returns in the United Kingdom. The provision for income taxes is based on reported income before income taxes. Deferred income taxes are provided for the effect of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Deferred tax assets and liabilities are measured using currently enacted tax laws and the effects of any changes in income tax laws are included in the provision for income taxes in the period of enactment. Valuation allowances are recognized to reduce deferred tax assets when it is more likely than not that the asset will not be realized. In assessing the likelihood of realization, the Company considers estimates of future taxable income, the character of income needed to realize future benefits and all available evidence.

2.11.   STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - transition and disclosure", encourages the use of the fair value based method of accounting for stock-based employee compensation. SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share. Under APB 25, compensation cost is measured based on the excess, if any, of the quoted market price or fair value of a company's stock at the grant date (or a later date where the option has variable terms that depend on events after the date of grant) over the amount an employee must pay to acquire the stock. For fixed awards with pro rata vesting, the Company follows the accelerated expense attribution method under FASB Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option Award Plans".

SFAS 123 allows--but does not require--that compensation cost resulting from the granting of stock options be measured and reported currently in the income statement and allocated over the remaining life of the option. The Company has elected to follow APB 25 and provides the pro forma disclosures required under SFAS 123.

2.12.   PENSION, POSTRETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS

Certain employees of STV are covered by a non-contributory defined contribution pension plan. Pension costs charged to the income statement were $3,336 for the year ended February 29, 2004 and Nil for the period May 9, 2002 to February 28, 2003, and the period April 9, 2002 to September 18, 2002.

2.13.   IMPACTS OF RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entities". Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 were deferred until the period ending after March 15, 2004. The adoption of FIN 46 for provisions effective during 2003 did not have any impact on the Company's financial position, cash flows or results of operations as the Company had no involvement with any Variable Interest Entities.

In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying instrument to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", and (4) amends certain other existing pronouncements. This

Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 has no impact on the Company's financial position, cash flows or results of operations as the Company does not have any derivative instruments.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 had no material impact on the Company's financial position, cash flows or results of operations as the Company does not have any complex equity instruments.

3.      RESTATEMENT OF PRIOR YEAR AMOUNTS

The Company has recorded certain restatement adjustments to its consolidated statement of operations for the period ended February 28, 2003. The effects of these adjustments are as follows:

----------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIOD ENDED FEBRUARY 28, 2003
----------------------------------------------------------------------------------------------
                                                 AS REPORTED    ADJUSTMENTS    AS RESTATED
                                                      $              $              $
Revenue                                            27,000         (22,685)          4,315
Cost of revenue:                                   40,000          (8,378)         31,622
----------------------------------------------------------------------------------------------
Gross loss                                        (13,000)        (14,307)        (27,307)
----------------------------------------------------------------------------------------------
Operating expenses
Research and development                           80,000         (80,000)              -
Selling, general and administrative expenses      153,000         135,804         288,804
Purchased in-process research and development      57,000          (4,654)         52,346
----------------------------------------------------------------------------------------------
Total operating expenses                          290,000          51,150         341,150
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Loss from operations                             (303,000)        (65,457)       (368,457)
----------------------------------------------------------------------------------------------

Other income (expense)                            (21,000)         22,027           1,027

----------------------------------------------------------------------------------------------
Net loss                                         (324,000)        (43,430)       (367,430)
==============================================================================================

Net loss per share - basic and diluted              (0.03)        (0.0038)         (0.032)
Weighted-average number of shares outstanding  11,574,619      11,574,619      11,574,619
----------------------------------------------------------------------------------------------

o Adjustments are in respect of the following: Legal costs previously charged against `Additional Paid In Capital' of $35,000 as direct costs of private placement have been expensed for the period ended February 28, 2003.
o On further analysis, the Company has revised certain estimates of expenses amounting to $8,430.

4.      ACQUISITION OF NARROWSTEP LTD.

On June 11, 2002, the Company entered into an agreement with its principal stockholder and chief executive officer to purchase all of the outstanding common stock of Narrowstep Ltd., a development-stage company incorporated in England and Wales, for (pound)30,000 ($46,842). Further, the purchase was contingent upon Narrowstep Inc. raising $250,000 in a private placement.

The stockholder and chief executive of Narrowstep Ltd. held 50% of the share capital of Narrowstep Inc. on its incorporation. The balance was held by five individuals, none of whom were related to the chief executive.

Subsequently, by September 18, 2002, Narrowstep Inc. issued 5,545,000 shares at $0.20 per share in a private placement and raised an amount of $1,109,000.

On completion of the acquisition of Narrrowstep Ltd., the chief executive's shareholding was reduced to 32.7% and the majority of the new shareholders were not related parties and intended to actively participate in the policy and direction of the Company. As a result, the Company has accounted the transaction as a purchase under SFAS No. 141.

The Company paid Mr. Jones $32,160 on March 25, 2003 and $14,682 on June 17, 2003, fulfilling the obligation under the agreement. The purchase price plus the excess of liabilities over tangible assets of Narrowstep Ltd. at the date of acquisition was allocated to acquired in-process research and development. This was expensed in the period ended February 28, 2003.

Under the agreement, the principal stockholder assigned to the Company all the intellectual property rights he owned associated with the development of Narrowstep Ltd.'s services including trademarks, business support materials, websites and rights in planned patent applications. The results of operations of Narrowstep Ltd. are included in the accompanying financial statements from September 19, 2002.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the fair values was as follows:

---------------------------------------------------- ------------
                                                          $
==================================================== ============
Cash                                                      10,467
Accounts receivable                                        7,422
Property and equipment                                     3,470
Purchased in process research and development             52,346
---------------------------------------------------- ------------
TOTAL ASSETS ACQUIRED                                     73,705
---------------------------------------------------- ------------

Accounts Payable and accrued expenses                    (26,863)
---------------------------------------------------- ------------
NET ASSETS ACQUIRED                                       46,842
==================================================== ============

5.      ACQUISITION OF SPORTSHOWS TELEVISION LTD.

On November 26, 2003, the Company acquired 80% of STV, a company incorporated in England and Wales. The acquisition was to obtain premium content for Narrowstep's video streaming broadcasting business. STV is one of the leading producers of sailing and windsurfing programs, which are produced for, among others, the BBC, and are distributed worldwide. These factors contributed to a purchase price in excess of fair market value of STV's net tangible and intangible assets acquired and, as a result, the Company has recorded goodwill in connection with the transaction. The intangible assets included existing contracts and brand name.

The total purchase price of $1,278,300 consisted of $1,201,602 in Narrowstep Inc. common stock, representing approximately 3 million shares and $76,698 in cash consideration. The shares have been valued at fair market value at November 26, 2003. The transaction has been accounted as a purchase under SFAS No. 141. The results of STV's operations are included in the Company's statement of operations from November 27, 2003.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the fair values was as follows:

------------------------------------------------- ------------
                                                       $
================================================= ============
Accounts receivable and other prepayments             149,044
Plant and equipment                                   212,573
Other intangible assets                               208,386
Goodwill                                            1,009,744
------------------------------------------------- ------------
TOTAL ASSETS ACQUIRED                               1,579,747
------------------------------------------------- ------------
Accounts payable and other liabilities              (261,159)
Bank overdraft                                       (40,288)
------------------------------------------------- ------------
NET ASSETS ACQUIRED                                 1,278,300
================================================= ============

The following unaudited pro forma financial information presents combined results of Narrowstep Inc. and Sportshows Television Ltd as if the acquisition had occurred as of the beginning of the years presented after including the impact of certain adjustments such as amortization of intangibles, interest expense and income taxes. The pro forma results are not necessarily indicative of either the results that would have occurred had Narrowstep Inc and Sportshows Television Ltd constituted a single entity during such periods or of future results.

---------------------------------------------------- --------------------------------------------------------
                                                                       PRO FORMA COMBINED
                                                     --------------------------------------------------------
                                                                                  PERIOD FROM MAY 9, 2002
                                                     YEAR ENDED FEBRUARY 29,    (INCEPTION) TO FEBRUARY 28,
                                                               2004                        2003
                                                                $                            $
                                                     ------------------------- ------------------------------
Total revenue                                                       1,153,366                        560,849
Net loss                                                           (3,237,929)                      (366,572)
Income per share - basic and diluted                                   (0.150)                        (0.025)

Weighted average number of shares                                  21,456,177                     14,419,410
---------------------------------------------------- ------------------------- ------------------------------

6.      GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill of $1,009,744 represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is not deductible for tax purposes. The Company acquired STV in November 2003 and has decided to evaluate goodwill for impairment annually, every November.

Other intangible assets are carried at cost less accumulated amortization. They are generally amortized on a straight-line basis over the economic lives of the respective assets. Amortizable intangible assets have estimated useful lives as follows:

------------------------------------------------
                                          YEARS
================================================

Brand names and trademarks                    7
Customer contracts                          3.5
-------------------------------------- ---------

Acquired other intangible assets subject to amortization were as follows:

---------------------------------- ------------------------------------------------------
                                                     FEBRUARY 29, 2004
                                   ------------------------------------------------------
                                                         ACCUMULATED
                                         COST            AMORTIZATION          NET
                                           $                  $                 $
================================== ================== =================== ===============
Brand names and trademarks                   120,554               4,305         116,249
Customer contracts                            87,832               6,274          81,558
---------------------------------- ------------------ ------------------- ---------------
Total                                        208,386              10,579         197,807
================================== ================== =================== ===============

For the year ended February 29, 2004 and the period ended February 28, 2003 amortization expense for other intangible assets was $10,579 and $0, respectively. The estimated future annual amortization expense for other intangible assets is $42,317 for each of the fiscal years 2005, 2006, 2007, 2008 and 2009.

7.      PLANT AND EQUIPMENT

Plant and equipment consists of the following:

---------------------------------------------------------------
                                             FEBRUARY 29, 2004
                                                     $
===============================================================
 Furniture and fixtures                               14,067
 Computer and other equipment                      1,022,343
---------------------------------------------------------------
 Less: Accumulated depreciation                     (469,054)
---------------------------------------------------------------
 NET BOOK VALUE                                      567,356
===============================================================

The Company leases certain equipment under various capital lease arrangements. Depreciation for assets recorded under capital lease agreements is disclosed within deprecation in the Income Statement. Assets recorded under capital lease agreements included in plant and equipment consisted of equipment with a cost of $346,058 with an associated balance of accumulated depreciation of $106,350 as at February 29, 2004.

8.      STOCKHOLDERS' EQUITY

During the year ended February 29, 2004 and period ended February 28, 2003 the Company raised a total of $1,592,885 and $1,109,000, respectively, in a series of private equity placements. The amount raised at each price is given in the table below:

---------------- --------------------------------------- -----------------------------------
                           YEAR ENDED FEBRUARY 29, 2004             PERIOD FROM MAY 9, 2002
                                                           (INCEPTION) TO FEBRUARY 28, 2003
---------------- --------------------------------------- -----------------------------------
PRICE               NO OF SHARES           AMOUNT           NO OF            AMOUNT
                                             $             SHARES               $
================ =================== =================== ============ ======================
$0.20                     1,763,750             352,750    5,545,000              1,109,000
$0.30                     3,250,450             975,135           --                     --
$0.40                       662,500             265,000           --                     --
---------------- ------------------- ------------------- ------------ ----------------------
Total                     5,676,700           1,592,885    5,545,000              1,109,000
================ =================== =================== ============ ======================

The proceeds of the offerings have been reduced by placement commissions in the amount of $151,600 and $102,728, respectively.

In connection with the private placement during the period ended February 28, 2003, 375,000 shares were issued for $75,000 for which a subscription receivable is reflected as a reduction in stockholders' equity at such date. These amounts were received in the year ended February 29, 2004.

In August 2002, the Company entered into an agreement with one of its founders pursuant to which the founder assigned 1,500,000 shares of his common stock back to the Company. The Company then granted these shares to a third party as consideration for services relating to the private placement of securities. The shares of common stock issued as consideration to this third party were valued at $300,000 and accounted for as an expense of the private placement.

Further, 1,625,000 options, which vested immediately, were granted to the same third party on January 1, 2004 as consideration for services relating to the private placement of securities during the year ended February 29, 2004. These options have been valued under the provisions of SFAS 123 and accounted as an expense of private placement. The following assumptions were used in the Black Scholes option-pricing model:

--------------------------------------------------------------------------------
Expected life                                                    2 years
--------------------------------------------------------------------------------
Risk free interest rate                                            1.8%
--------------------------------------------------------------------------------
Volatility                                                          0%
--------------------------------------------------------------------------------
Dividend yield                                                     Nil
--------------------------------------------------------------------------------


In February 2004, the Company issued 1,040,144 shares to its employees at $0.20 per share. The cost of shares issued at a discount to the employees, determined in accordance with APB 25, was $561,678. This has been recorded as compensation expense for the year ended February 29, 2004.

In February 2004, the Company also issued 190,611 shares to one of its directors for services rendered. The cost of the shares, determined in accordance with APB 25 was $141,052. This has been accounted as compensation expense.

The Company has granted 1,339,495 options to its prior legal counsel for services rendered during the period ended February 28, 2003 and the year ended February 29, 2004. These options were granted between April 2003 and February 2004. These options have been valued under the provisions of SFAS 123 and accounted as legal expenses and included in selling, general and administrative expenses in the income statement for the year ended February 29, 2004. The following assumptions were used in the Black Scholes option-pricing model:

--------------------------------------------------------------------------------
Expected life                                                0.8 - 1.7 years
--------------------------------------------------------------------------------
Risk free interest rate                                        1.0 - 1.8%
--------------------------------------------------------------------------------
Volatility                                                         0%
--------------------------------------------------------------------------------
Dividend yield                                                     0%
--------------------------------------------------------------------------------


9.      EMPLOYEE STOCK COMPENSATION PLANS

In December 2003, the Board of Directors adopted the Narrowstep Inc. 2004 Stock Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to allow the Company to provide a means by which eligible employees, and directors may be given an opportunity to benefit from increases in value of its common shares, subsequent to the listing. The Incentive Plan is administered by the Board of Directors. The Board is empowered to determine from time to time which of the persons eligible under the Incentive Plan shall be granted awards; when and how each award shall be granted; what type or combination of types of awards shall be granted; the provisions of each award granted, including the time or times when a person shall be permitted to receive common shares pursuant to an award; and the number of common shares with respect to which an award shall be granted to each person; to construe and interpret the Incentive Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration.

The Board of Directors has absolute authority on all determinations, interpretations and constructions of the Incentive Plan which shall not be subject to review by any person and shall be final, binding and conclusive on all persons. The Board, at anytime, and from time to time, may amend the Incentive Plan.

The Company accounts for this plan under the recognition and measurement principles of APB 25. The following table summarizes activity of the Company's Incentive Plan since February 28, 2003:

------------------------------------------------ --------------------- --------------------
                                                                        WEIGHTED -AVERAGE
                                                   NUMBER OF SHARES      EXERCISE PRICE
                                                                                $
================================================ ===================== ====================
Outstanding at March 1, 2003                                       --                   --
Granted                                                     2,527,252                 0.21
Exercised                                                          --                   --
Forfeited                                                          --                   --
                                                 --------------------- --------------------
Outstanding at February 29, 2004                            2,527,252                 0.21
                                                 ===================== ====================
Shares exercisable at February 29, 2004                       644,313                 0.20
------------------------------------------------ --------------------- --------------------

Of the options granted, 1,300,000 incorporate performance criteria. These options are treated as variable compensatory options under APB 25 and the expense is based on the intrinsic value, remeasured at each balance sheet date and spread over the performance period.

Information related to the stock options outstanding as at February 29, 2004 is as follows:

------------------------ --------------------- ------------------------ -------------------------------

                            STOCK OPTIONS         WEIGHTED-AVERAGE        WEIGHTED-AVERAGE REMAINING
EXERCISE PRICES              OUTSTANDING           EXERCISE PRICE              CONTRACTUAL LIFE
                                                          $                        (YEARS)
======================== ===================== ======================== ===============================
                   0.20             2,257,252                     0.20                             4.8
                   0.30               250,000                     0.30                             4.8
                   0.40                20,000                     0.40                             4.8
------------------------ --------------------- ------------------------ -------------------------------
                                    2,527,252
======================== ===================== ======================== ===============================

The Company is obliged to provide the expanded disclosures required under SFAS No. 148 for stock-based compensation granted, including, if materially different from reported results, disclosure of pro forma net earnings and earnings per share had compensation expense relating to grants been measured under the fair value recognition provisions of SFAS No. 123.

-------------------------------------------------------------------------------------------
                                                                              YEAR ENDED
                                                                          FEBRUARY 29, 2004
                                                                                   $
===========================================================================================
Net loss as reported.....................................                      (3,223,338)
-------------------------------------------------------------------------------------------
Less: Total stock-based compensation expense determined under APB 25
   for all option awards.................................                         473,059
-------------------------------------------------------------------------------------------
Add: Pro forma stock based compensation expense..........                        (458,220)
-------------------------------------------------------------------------------------------
Pro forma net loss.......................................                      (3,208,499)
-------------------------------------------------------------------------------------------
Basic and diluted loss per share as reported.............                          $(0.16)
-------------------------------------------------------------------------------------------
Pro forma basic and diluted loss per share...............                          $(0.16)
-------------------------------------------------------------------------------------------
Weighted average common shares outstanding...............                      19,143,940
-------------------------------------------------------------------------------------------

The weighted average fair values for options granted during the year ended February 29, 2004, where the stock price is greater than the exercise price, was $0.44 per option and the weighted average fair value for options granted where the stock price is equal to the exercise price is $0.01. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

--------------------------------------------------
Expected life in years                     1.5 -5
--------------------------------------------------
Risk-free interest rate                 1.8 - 3.1
--------------------------------------------------
Volatility                                     0%
--------------------------------------------------
Dividend yield                                Nil
--------------------------------------------------

No stock options were granted in the period ended February 28, 2003 or by the predecessor in the period ended September 18, 2002.

10.     INCOME TAXES

The components of income (loss) before income taxes for the group are as follows:

------------------------------------------- ------------------------- -----------------------------------
GROUP                                         YEAR ENDED FEBRUARY 29,  PERIOD MAY 9, 2002 (INCEPTION) TO
                                                       2004                    FEBRUARY 28 2003
                                            ------------------------- -----------------------------------
                                                          $                             $
=========================================== ========================= ===================================
United States                                               (878,692)                          (59,191)
Foreign                                                   (2,344,646)                         (308,239)
------------------------------------------- ------------------------- -----------------------------------
Income (loss) before income taxes                         (3,223,338)                         (367,430)
------------------------------------------- ========================= ===================================

The Company did not incur taxes because of losses in the year ended February 29, 2004 and the period from May 9, 2002 (inception) to February 28, 2003.


The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

----------------------------------- ------------------------------------------

                                    ------------------------------------------
                                                             PERIOD FROM MAY
                                                                 9, 2002
                                                             (INCEPTION) TO
                                     YEAR ENDED FEBRUARY      FEBRUARY 28,
                                           29, 2004               2003
                                              $                     $
=================================== ======================= ==================
Income tax at the federal                      (1,128,168)          (128,601)
statutory rate of 35%

Non-deductible costs                               332,459             8,912
Research tax credits                                     -            (8,383)
Change in valuation allowances                     625,688            123,232
Tax rate differences                               117,232             15,412
Other                                               52,788            (10,572)
----------------------------------- ----------------------- ------------------
Total provision for income taxes                         -                  -
=================================== ======================= ==================

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income tax assets and liabilities are as follows:

---------------------------------------- ---------------------------------
                                                 FEBRUARY 29, 2004
                                                          $
---------------------------------------- ---------------------------------
DEFERRED TAX ASSETS
   Net operating loss carry forwards                              707,096
   Other temporary differences                                    142,013
---------------------------------------- ---------------------------------
   Total deferred tax assets                                      849,109
---------------------------------------- ---------------------------------
DEFERRED TAX LIABILITIES
   Depreciation and amortization                                 (100,188)

---------------------------------------- ---------------------------------
NET DEFERRED TAX ASSET                                            748,921
---------------------------------------- ---------------------------------

---------------------------------------- ---------------------------------
Less valuation allowance                                         (748,921)
---------------------------------------- ---------------------------------
NET DEFERRED TAX                                                        -
======================================== =================================

Management regularly assesses the ability to realize deferred tax assets based upon the weight of available evidence, including such factors as the recent earnings history and expected future taxable income. The methodology used by management to determine the amount of deferred tax assets that are likely to be realized is based upon the Company's recent earnings and estimated future taxable income in applicable tax jurisdictions.

The Company has not generated any taxable income to date, and therefore has not had to pay any income tax since its inception. The Company has provided a full valuation allowance against the deferred tax asset since it is more likely than not that the asset will not be recovered. The Company's net operating loss carryforward, at the expected tax rates for its operations, including approximately $537,000, remain in place until utilised and $170,000 will remain in place until utilized or until February 2025, whichever is earlier.

11.     REPORTABLE SEGMENTS

Narrowstep Inc. manages its business as two main segments, Narrowstep Ltd. which consists of a single operating segment - "narrowcasting" i.e. the provision of television channels to niche audiences globally, and STV's business which is in the production of specialized sailing and extreme sport activities.

Management relies on an internal management reporting process that provides revenue and segment operating income (loss) for making financial decisions and allocating resources based on these segments. Management believes that segment-operating income (loss) is an appropriate measure of evaluating the operational performance of the Company's segments. However, this measure should be considered in addition to, not as a substitute for, or superior to, income
(loss) from operations or other measures of financial performance prepared in accordance with generally accepted accounting principles.

Since STV was acquired during the fiscal year ended February 29, 2004, the Company had only one operating segment for the period ended February 28, 2003.

Summarized information by segment for the year ended February 29, 2004 is as follows:

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                                        YEAR ENDED FEBRUARY 29, 2004
-----------------------------------------------------------------------------------------------
PARTICULARS                                PRODUCTION SERVICES          NARROWCASTING AND OTHER
                                                     $                              $
-----------------------------------------------------------------------------------------------
REVENUES BY SEGMENT:
Revenues from external customers                       234,992                       285,768
Revenues from internal customers                             -                        16,618

                                         ------------------------------------------------------
TOTAL REVENUES                                         234,992                       302,386

Depreciation and amortization                          (29,856)                     (123,274)
Interest expense                                             -                             -
Interest revenue                                             -                             -

                                         ------------------------------------------------------
OPERATING LOSSES                                      (175,444)                      (785,270)
                                         ======================================================
PLANT AND EQUIPMENT AT FEBRUARY 29, 2004               199,178                        368,178
-----------------------------------------======================================================

----------------------------------------------------------------
RECONCILIATION TO CONSOLIDATED REPORTED REVENUES
----------------------------------------------------------------
                                                          $
----------------------------------------------------------------
Total reportable segments                               537,378
Elimination of inter-segment revenues                  (16,618)
----------------------------------------------------------------
Total reported consolidated revenues                    520,760
================================================================

---------------------------------------------------------------------------------------------------------
RECONCILIATION TO CONSOLIDATED REPORTED LOSSES FROM OPERATIONS BEFORE INCOME TAX
---------------------------------------------------------------------------------------------------------
                                                                                                   $
Total reportable segments                                                                      (960,714)
Unallocated corporate expenses (primarily legal and audit fees)                                (691,514)
Stock compensation charges                                                                   (1,154,781)
Costs related to options granted to third party suppliers                                      (405,750)
Amortization of intangible assets acquired in acquisition of STV                                (10,579)
                                                                      -----------------------------------
Total reported consolidated losses from operations                                           (3,223,338)
----------------------------------------------------------------------===================================

GEOGRAPHICAL SEGMENTATION OF REVENUES

---------------------------------------------------------------------------------------------------------
                                                                                            $
---------------------------------------------------------------------------------------------------------
Americas                                                                                        157,071
EMEA                                                                                            360,193
Asia Pacific                                                                                        171
Internet Sales                                                                                    3,325
                                                                       ----------------------------------
Total                                                                                           520,760
-----------------------------------------------------------------------==================================

MAJOR CLIENTS

During the fiscal year ended February 29, 2004, the Company entered into a contract with a commissioning company called Octagon to produce programs for The Swedish Match Tour. The contract accounted for 30% of the Company's revenues for the year ended February 29, 2004.

Towards the end of the fiscal year ended February 29, 2004 this contract was terminated and subsequent to the year-end a new contract was entered into with The Swedish Match Tour to produce programs for it directly.

The Company also entered into a contract with Strella Ltd, a related party, from whom revenues of more than 10% were derived in the year ended February 29, 2004.

No single client represented 10 % or more of the company's total revenue for the period from May 9, 2002 (inception) to February 28, 2003.


12.     RELATED PARTY TRANSACTIONS

ACQUISITION OF SUBSIDIARY FROM PRINCIPAL STOCKHOLDER

See the note 3 above for details of the acquisition of a subsidiary from the principal stockholder of the Company.

ACQUISITION OF SUBSIDIARY FROM DIRECTOR

See the note 4 above for details of the acquisition of a subsidiary from Clifford Webb, an executive officer of the Company, appointed to the Board of Directors subsequent to the acquisition.

LOAN TO DIRECTOR

In September 2002, the Company loaned one of its directors $2,580 at a 2% interest rate. This loan was repaid in March 2004.

OPTIONS GRANTED TO DIRECTORS

The Company has granted 100,000 options to Peter Siddall, Chairman of the Board of Directors, at an exercise price of $0.20 per share. These options have vested as at February 29, 2004.

The Company has granted 500,000 options to Paul Robinson, Sales Director and a member of the Board of Directors, at an exercise price of $0.20 per share. These options are to vest on the attainment of certain performance criteria.

The Company has granted 265,000 options to Peter Lloyd, Chief Financial Officer and a member of the Board of Directors, at an exercise price of $0.20 per share. 25,000 options have vested as at February 29, 2004. The balance is to vest on the attainment of certain performance criteria.

The Company has granted 250,000 options to Clifford Webb, Chief Operating Officer and a member of the Board of Directors, at an exercise price of $0.30 per share. These options are to vest on the attainment of certain performance criteria.


TRANSACTIONS WITH COMPANIES IN WHICH THE EXECUTIVE DIRECTORS / SHAREHOLDERS HOLD A MAJORITY INTEREST

Narrowstep Ltd. sold a Vlipsync Encoder to Strella Ltd., a film production company in the year ended February 29, 2004. Paul Robinson, Sales Director and Promoter of Narrowstep Inc. owns 20% of Strella Ltd. and has served as a director since May 2003 on their Board. The revenues recognized from this transaction are $72,328 and the amount receivable from Strella Ltd. as at February 29, 2004 was $58,336.

Narrowstep Ltd. is in the process of development of a platform for Mobestar Ltd., a cellular phone-based gaming service company in the year ended February 29, 2004. Paul Robinson, Sales Director and Promoter of Narrowstep Inc. is a founder of Mobestar Ltd., holds 10% of the shares and serves as a director on their Board. The revenues recognized from this transaction are $27,025 and the amount receivable from Mobestar Ltd. as at February 29, 2004 was $35,575.

Narrowstep Ltd. has developed a channel for LTR consultancy. John Goedegebuure, founder and shareholder of Narrowstep Inc. is the Managing Director and shareholder of LTR consultancy. The revenues recognized from this transaction are $42,301 and the amount receivable from LTR consultancy as at February 29, 2004 was $31,077.


COMMISSION PAID TO SHAREHOLDERS

The Company has paid commission to its shareholders for raising funds of $102,728 for the period ended February 28, 2003 and $ 151,600 for the year ended February 29, 2004. There are no outstanding amounts payable as at February 29, 2004.


13.     COMMITMENTS

In November 2002, Narrowstep Ltd. entered into a rental under license for commercial office space in the United Kingdom that expired in May 2003. The Company continues to occupy this office space on month-to-month basis. The rental payment is approximately $4,500 per month.


14.     LEASES

When a lease is classified as an operating lease, i.e. where the risks and rewards remain with the lessor, the lease expenses are treated as operating expense and the operating lease does not appear as part of the capital of the firm. When a lease is classified as a capital lease, the present value of the lease expenses is treated as debt, and interest is imputed on this amount and shown as part of the income statement.

STV renewed its rental under license for commercial office space on June 30, 2003 at (pound)24,282 ($40,467) per annum. The agreement covers a 36-month period and is terminable upon three months' notice. The total remaining rental commitment is (pound)56,658 ($94,423).

Assets held under finance leases, i.e. those where substantially all of the risks and rewards of ownership of the assets have passed to the company, are capitalized in the balance sheet and are depreciated over their estimated useful lives. The interest element of the rental obligation is charged to the statement of operations over the period of the lease and represents a constant proportion of the balance of capital repayment outstanding.

The table below shows the future minimum commitments due as at February 29, 2004.

---------------------------------- -----------------
                                           $
================================== =================
Amounts payable:
2004                                        114,545
2005                                        100,335
2006                                         37,088
                                   -----------------
Total future commitment                     251,968
Less: finance charges allocated
to future periods                           (24,259)
---------------------------------- -----------------
PRESENT VALUE                               227,709
================================== =================


15.     POST BALANCE SHEET EVENTS

On March 17, 2004, Narrowstep Inc .purchased the outstanding 20% minority interests in STV. The consideration consisted of 864,875 shares of Narrowstep Inc. common stock and $18,990 in cash consideration.

Subsequent to February 29, 2004, the Company has issued 614,500 shares for gross proceeds of $642,400 and net proceeds of $579,660 to third parties and has issued 77,288 shares at a discount to certain employees for gross proceeds of $15,457.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Sportshows Television Limited.


We have audited the accompanying profit and loss account and cash flow statement for the period April 1, 2003 to November 25, 2003 and the year ended March 31, 2003 of Sportshows Television Ltd. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Sportshows Television Ltd. for the period April 1, 2003 to November 25, 2003 and for the year ended March 31, 2003, in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those accepted in the United States (see Note 11 of Notes to the Financial Statements).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.2 to the financial statements, the parent Narrowstep Inc. has incurred net losses, had negative cash flows from operations and needs to raise additional capital. As the Company is dependent on the parent company for finance, this raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                    /s/ Ernst & Young LLP

                                                    ERNST & YOUNG LLP



July 12, 2004
London, England


SPORTSHOWS TELEVISION LIMITED

PROFIT AND LOSS ACCOUNT



                                                               FOR THE PERIOD      FOR THE YEAR
                                                             ENDED 25 NOVEMBER     ENDED 31 MARCH
                                                                   2003                2003
                                                     NOTES        (POUND)             (POUND)

TURNOVER                                               2          353,597             437,168

Cost of sales                                                    (144,413)            (99,176)
                                                                  -------             -------
                                                                  209,184             337,992

Administrative expenses                                          (198,041)           (321,938)
                                                                  -------             -------
OPERATING PROFIT                                       3           11,143              16,054

Other interest receivable and similar income                            -                   -
Interest payable and similar charges                   4           (2,521)               (116)
                                                                  -------             -------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION                       8,622              15,938

Tax on profit on ordinary activities                   5           (2,192)               (996)
                                                                  -------             -------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION                        6,430              14,942

Dividends                                              6          (30,578)            (44,606)
                                                                  -------             -------
RETAINED LOSS FOR THE YEAR                            13          (24,148)            (29,664)
                                                                  -------             -------


SPORTSHOWS TELEVISION LIMITED

STATEMENT OF CASH FLOWS



                                                                      FOR THE PERIOD                FOR THE YEAR
                                                                           ENDED                   ENDED 31 MARCH
                                                                     25 NOVEMBER 2003                   2003
                                                                          (POUND)                      (POUND)
NET CASH INFLOW FROM OPERATING ACTIVITIES                                  55,020                       48,149

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received
Interest paid                                                              (2,521)                        (116)
                                                                          -------                      -------
NET CASH (OUTFLOW)/INFLOW FOR RETURNS ON INVESTMENTS
AND SERVICING OF FINANCE                                                   (2,521)                        (116)

TAXATION                                                                        -                       (3,849)

CAPITAL EXPENDITURE
Payments to acquire tangible assets                                       (12,424)                     (21,234)
Receipts from sales of tangible assets                                          -                            -
                                                                          -------                      -------
NET CASH OUTFLOW FOR CAPITAL EXPENDITURE                                  (12,424)                     (21,234)

EQUITY DIVIDENDS PAID                                                     (30,578)                     (44,606)
                                                                          -------                      -------
NET CASH OUTFLOW BEFORE MANAGEMENT OF LIQUID RESOURCES
AND FINANCING                                                               9,497                      (21,656)

                                                                          -------                      -------
DECREASE IN CASH IN THE YEAR                                                9,497                      (21,656)
                                                                          -------                      -------


SPORTSHOWS TELEVISION LIMITED

STATEMENT OF CASH FLOWS (CONTINUED)



                                                                          FOR THE PERIOD      FOR THE YEAR
       RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM              ENDED         ENDED 31 MARCH
1      OPERATING ACTIVITIES                                              25 NOVEMBER 2003         2003
                                                                              (POUND)            (POUND)
Operating profit                                                               8,622             16,054
Depreciation of tangible assets                                               24,686             30,231
Decrease/(increase) in debtors                                                12,779             39,755
(Decrease)/increase in creditors within one year                               8,933            (37,891)
                                                                              ------            -------
NET CASH INFLOW FROM OPERATING ACTIVITIES                                     55,020             48,149
                                                                              ======            =======


2      ANALYSIS OF NET DEBT                   01-APR-02      CASH FLOW       31-MAR-03       CASH FLOW      25-NOV-03
                                               (POUND)        (POUND)         (POUND)                        (POUND)
       Net cash:
       Cash at bank and in hand                      -             11              11               -             11
       Bank overdrafts                         (11,235)       (21,667)        (32,902)          9,497        (23,405)
                                               -------        -------         -------         -------        -------
                                               (11,235)       (21,656)        (32,891)          9,497        (23,394)
                                               -------        -------         -------         -------        -------
       Debt:
       Finance leases                          (12,986)       (38,034)        (51,020)         11,096        (39,924)
                                               -------        -------         -------         -------        -------
       Net debt                                (24,221)       (59,690)        (83,911)         20,593        (63,318)
                                               -------        -------         -------         -------        -------


                                                                               FOR THE PERIOD        FOR THE YEAR
       RECONCILIATION OF NET CASH FLOW TO                                          ENDED            ENDED 31 MARCH
3      MOVEMENT IN NET DEBT                                                   25 NOVEMBER 2003           2003
                                                                                   (POUND)              (POUND)

Increase /(decrease) in cash in the year                                            9,497              (21,656)
Cash (inflow)/outflow from (increase)/decrease in debt and lease financing         11,096              (38,034)
                                                                                   ------               ------
MOVEMENT IN NET DEBT IN THE YEAR                                                   20,593              (59,690)
Opening net debt                                                                  (83,911)             (24,221)
                                                                                   ------               ------
       Closing net debt                                                           (63,318)             (83,911)

SPORTSHOWS TELEVISION LIMITED

NOTES TO THE FINANCIAL STATEMENTS



1       ACCOUNTING POLICIES

1.1     ACCOUNTING CONVENTION

        The financial statements are prepared under the historical cost convention.

1.2     BASIS OF PREPARATION

        On November 26, 2003, Narrowstep Inc acquired the Company. In the period post acquisition, the Company has made losses, which has eliminated the retained profits as at November 26, 2003. Therefore, the Company is dependent on the parent company, Narrowstep Inc. for funding its operations.

        Narrowstep Inc started operations in 2002 and as a start-up company has experienced operating losses in 2003 and 2004. These losses are expected to continue for additional periods in the future. There can be no assurance that Narrowstep Inc.'s operations will become profitable.

        In the event that the existing cash resources of Narrowstep Inc., are insufficient to support it over the next 12 months, Narrowstep Inc. intends to raise further equity from existing/new shareholders. Management of Narrowstep Inc. are currently planning fund-raising activities with a view to raising further finance.

        The accompanying financial statements are prepared on a going concern basis. The validity of this assumption depends on Narrowstep Inc. being successful in raising equity funding and generating business. If for any reason, the Company is unable to obtain adequate additional funding from Narrowstep Inc. and ceases to be a going concern, adjustments may have to be made to reduce the monetary value of assets to the recoverable amounts, provide for further liabilities that might arise and reclassify fixed assets and long term liabilities as current assets and liabilities.

1.3     TURNOVER

        Turnover represents amounts receivable for goods and services net of VAT and trade discounts.

1.4     TANGIBLE FIXED ASSETS AND DEPRECIATION

        Tangible fixed assets are stated at cost less depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its expected useful life, as follows:

        Computer equipment                             25% reducing balance
        Fixtures, fittings & equipment                 25% reducing balance

1.5     LEASING

        Assets obtained under finance leases are capitalised as tangible assets and depreciated over the shorter of the lease term or their useful lives. Obligations under such agreements are included in creditors net of the finance charge allocated to future periods. The finance element of the rental payment is charged to the profit and loss account so as to produce a constant periodic rate of charge on the net obligation outstanding in each period.

        Rentals payable under operating leases are charged against income on a straight line basis over the lease term.

SPORTSHOWS TELEVISION LIMITED

1.6     PENSIONS

        Certain employees of STV are covered by a non-contributory defined contribution pension plan. The contributions are expensed in the accompanying profit and loss statement.

1.7     DEFERRED TAXATION

        Deferred taxation is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date, where transactions or events have occurred at that date will result in an obligation to pay more tax, or right to pay less, or to receive more, tax, with the following exceptions:

        - Provision is made for tax on gains arising from the revaluation (and similar fair value adjustments) of fixed assets, or gains on disposal of fixed assets, only to the extent that, at the balance sheet date there is a binding contract to dispose of the assets concerned. However no provision is made where on the basis of all available evidence at the balance sheet date, it is more likely than not that the taxable gain will be rolled over into replacement assets.

        - Provision is made for gains which have been rolled over into replacements assets only to the extent that at the balance sheet date, there is a commitment to dispose of the replacement assets.

        - Deferred tax assets are recognised only to the extent that the Directors consider that it is more likely than not that there will be suitable taxable profits from which the underlying timing differences can be deducted.

        Deferred tax assets is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which timing differences reverse, based on tax rates and laws enacted at the balance sheet date.

2       TURNOVER

        The total turnover of the company for the year has been derived from its principal activity wholly undertaken in the United Kingdom.

                                                        FOR THE PERIOD     FOR THE YEAR
                                                             ENDED        ENDED 31 MARCH
3       OPERATING PROFIT                               25 NOVEMBER 2003        2003
                                                            (POUND)          (POUND)
        Operating profit is stated after charging
        Depreciation of tangible assets                      24,686           30,231
        Operating lease rentals
        Other assets                                         15,069           20,000
                                                            =======          =======

                                                        FOR THE PERIOD     FOR THE YEAR
                                                             ENDED        ENDED 31 MARCH
4       INTEREST PAYABLE                               25 NOVEMBER 2003        2003
                                                            (POUND)          (POUND)

        On bank loans and overdrafts                            181              116
                                                            =======          =======


SPORTSHOWS TELEVISION LIMITED

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)



                                                                FOR THE PERIOD     FOR THE YEAR
                                                                     ENDED        ENDED 31 MARCH
                                                               25 NOVEMBER 2003        2003
5      TAXATION                                                     (POUND)           (POUND)
       DOMESTIC CURRENT YEAR TAX
       U.K. corporation tax                                           1,727              1,425
       Adjustment for prior years                                                         (429)
       Deferred tax charge                                              465                  0
                                                                    -------            -------
       CURRENT TAX CHARGE                                             2,192                996
                                                                    -------            -------

       FACTORS AFFECTING THE TAX CHARGE FOR THE YEAR
       Profit on ordinary activities before taxation                  6,430             15,938
                                                                    -------            -------

       Profit on ordinary activities before taxation
       multiplied by the applicable standard rate of UK
       corporation tax of 19.00%                                      1,222              3,028
                                                                    -------            -------
       Effects of:
       Non deductible expenses                                            -                329
       Depreciation add back                                          4,910              4,150

       Capital allowances                                            (3,940)            (3,688)
       Adjustments to previous periods                                    0               (429)
       Other tax adjustments                                              0             (2,394)
                                                                    -------            -------
                                                                        970             (2,032)
                                                                    -------            -------

       CURRENT TAX CHARGE                                             2,192                996
                                                                    -------            -------

                                                                FOR THE PERIOD     FOR THE YEAR
                                                                     ENDED        ENDED 31 MARCH
                                                               25 NOVEMBER 2003        2003
6      DIVIDENDS                                                    (POUND)           (POUND)

        Ordinary interim paid                                        30,578             44,606
                                                                    -------            -------


SPORTSHOWS TELEVISION LIMITED

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)



                                                                FOR THE PERIOD     FOR THE YEAR
                                                                     ENDED        ENDED 31 MARCH
                                                               25 NOVEMBER 2003        2003
7      PENSION COSTS                                                (POUND)           (POUND)
       Contributions paid by the company for the year                 7,998              8,882
                                                                    -------            -------


                                                                                         PROFIT AND
8      RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS              SHARE CAPITAL    LOSS ACCOUNT       TOTAL
                                                                          (POUND)          (POUND)        (POUND)

       Balance as at 1 April 2002                                              1,001           87,749        88,750
       Profits for the year                                                 -                  14,942        14,942
       Dividends paid
                                                                            -                 (44,606)      (44,606)
                                                                     -----------------------------------------------
       Balance as at 31 March 2003                                             1,001           58,085        59,086
       Profits for the period                                               -                   6,430         6,430
       Dividends paid
                                                                            -                 (30,578)      (30,578)
                                                                     -----------------------------------------------
       Balance as at 25 November 2003                                          1,001           33,937        34,938
                                                                     -----------------------------------------------


                                                                FOR THE PERIOD     FOR THE YEAR
                                                                     ENDED        ENDED 31 MARCH
                                                               25 NOVEMBER 2003        2003
9      DIRECTORS' EMOLUMENTS                                        (POUND)           (POUND)

       Emoluments for qualifying services                            20,930             31,396
       Company pension contributions to money purchase schemes        7,998              8,882
                                                                    -------            -------

                                                                     28,928             40,278
                                                                    -------            -------

SPORTSHOWS TELEVISION LIMITED

10      EMPLOYEES

        NUMBER OF EMPLOYEES

        The average monthly number of employees (including directors) during the year was:

                                          FOR THE PERIOD     FOR THE YEAR
                                               ENDED        ENDED 31 MARCH
                                         25 NOVEMBER 2003        2003
                                              (POUND)           (POUND)

        Administration                              1                  1
        Production Staff                            8                  8
                                              -------            -------
                                                    9                  9
                                              -------            -------

        EMPLOYMENT COSTS
                                          FOR THE PERIOD     FOR THE YEAR
                                               ENDED        ENDED 31 MARCH
                                         25 NOVEMBER 2003        2003
                                              (POUND)           (POUND)
        Wages and salaries                     95,855            180,581
        Social security costs                   9,588             16,986
        Other pension costs                     7,998              8,882
                                              -------            -------
                                              113,441            206,449
                                              -------            -------

SPORTSHOWS TELEVISION LIMITED

11 DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

There are no significant differences between UK GAAP and US GAAP applicable to the Company affecting its results of operations or financial position. and hence there is no adjustment needed to the results of operations for the period from April 1, 2003 to November 25, 2003 and the year ended March 31, 2003.

The consolidated statements of cash flows prepared under UK GAAP present substantially the same information as that required under US GAAP but may differ with regard to the classification of items within the statements and as regards the definition of cash under UK GAAP and cash and cash equivalents under US GAAP.

Under US GAAP, cash and cash equivalents include short-term highly liquid investments but do not include bank overdrafts. Under UK GAAP, cash flows are presented separately for operating activities, dividends received from associates, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisition and disposals, equity dividends and management of liquid resources and financing.

US GAAP, however, requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and returns on investment and servicing of finance shown under UK GAAP would be included as operating activities under US GAAP. Under US GAAP capital expenditure and financial investment are reported within investing activities.

The categories of cash flow activity under US GAAP can be summarized as follows:

-------------------------------------------------------- ------------------------ -------------------------
                                                            25, NOVEMBER 2003          31, MARCH 2003
                                                                 (pound)                  (pound)
Cash inflow/(outflow) from operating activities                           21,991                      (422)
Cash outflow from investing activities                                   (12,424)                  (21,234)
Cash (flow from financing activities                                           -                         -
(Decrease)/increase in cash and cash equivalents                           9,497                   (21,656)


At beginning of period                                                         -                         -
At end of period                                                               -                         -
-------------------------------------------------------- ------------------------ -------------------------

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Under Section 145 of the Delaware Corporation Law, the Company may, subject to various exceptions and limitations, indemnify its directors and officers if any such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including an action by or in the right of the Company by reason of fact that he is or was a director or officer of the Company), or is or was serving at the request of the Company as a director or officer of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except in the case of any action by or in the right of the Company to procure a judgment in its favor, as to any matter which such person shall have been adjudicated to be liable for negligence or misconduct in the performance of his duty. The Company shall indemnify each of its directors or officers to the extent that they have been successful on the merits or otherwise in the defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith. In addition, Delaware law permits a corporation to limit or eliminate the liability of a director to the corporation and its stockholders for negligent breaches of such director's fiduciary duties in certain circumstances. The foregoing statement is qualified in its entirety by the detailed provisions of Section 45 and 102 of the Delaware Corporation Law.

         The Company's Certificate of Incorporation and By-Laws contain provisions with respect to the indemnification of directors and officers which provide for indemnification to the full extent provided by Delaware law as described above, including a provision which eliminates the liability of directors for negligent breaches of their fiduciary duties to the Company in certain circumstances.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


                                                             AMOUNT TO BE PAID

         SEC Registration Fee ........................       $
                                                             -------------------

         Blue Sky Fees and Expenses ..................       $
                                                             -------------------

         Legal Fees and Expenses .....................       $
                                                             -------------------

         Accountants' Fees and Expenses ..............       $
                                                             -------------------

         Miscellaneous ...............................       $
                                                             -------------------

                                                      TOTAL  $
                                                             -------------------


         The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


         The following sets forth information relating to all previous sales of shares by the Registrant which sales were not registered under the Securities
Act:


         The following table sets forth information regarding all securities sold by us for cash consolidated since our inception on May 9, 2002.


                                                                                        AGGREGATE PURCHASE
                                                    TITLE OF         NUMBER OF            PRICE AND FORM OF
 CLASS OF PURCHASERS            DATE OF SALE       SECURITIES       SECURITIES             CONSIDERATION
 -------------------            ------------       ----------       ----------          -------------------

Founders of Company             May, 2002          Common           10,125,000          $10/cash
(10 persons)

Investors in Private Offering   July 1, 2002 -     Common           5,545,000           $1,109,000/cash
                                February 28,
                                2003 ($0.20)

Investors in Private Offering   March, 1, 2003 -   Common           3,300,450           $990,135/cash
                                August 1, 2003
                                ($0.30)

Investors in Private Offering   August 15, 2003    Common           662,500             $265,000/cash
                                - September 30,
                                2003 ($0.40)

Investors in Private Offering   November 1, 2003   Common           1,763,750           $352,750/cash
                                - January 31,
                                2004 ($0.20)

Investors in Private Offering   March 1, 2004      Common           250,000             $250,000/cash
                                - March 31,
                                2004 ($1.00)

Employees in Private Offering   February 1, 2004   Common           1,117,433           $223,487/cash
                                - March 31
                                2004 ($0.20)

Investors in Private Offering   May 1, 2004 -      Common           314,500             $377,400/cash
                                June 14, 2004
                                ($1.20)

All sales made prior to May, 2004 were made in private placements in reliance on
Section 4(2) of the Securities Act to accredited investors and employees. All sales made beginning and after May, 2004 were made in reliance upon Regulation S to non-U.S. persons in offshore transactions. Each purchaser had access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

An aggregate of 3,987,675 shares were issued to Clifford Webb as part of our acquisition of the stock of Sportshows Television Ltd. In November, 2003 we acquired 80% of the stock of Sportshows Television Ltd. from Clifford Webb, now our Chief Operating Officer and a member of the Board of Directors, in exchange for cash compensation of $76,698 and an aggregate of 3,122,800 shares of our common stock. In March, 2004, we acquired the remaining 20% of the stock of Sportshows TV in exchange for cash compensation of $18,990 and an aggregate of 864,875 shares of our common stock. The issuances were made in a private placement in reliance on section 4(2) of the Securities Act.

An aggregate of 591,906 shares were issued to Adamao Ltd. as compensation for Peter Lloyd's services as our Chief Financial Officer pursuant to the agreement dated November 20, 2003 between Adamao Ltd. and Narrowstep. Adamao received 190,611 shares as compensation for services from November 2004 to February 2004, 203,692 shares as compensation for services from March 1, 2004 to April 31, 2004, and 197,603 shares as compensation for services from May 1, 2004 to June 30, 2004. The issuances were made in a private placement in reliance on section 4(2) of the Securities Act.

ITEM 27. EXHIBITS.

         The exhibits filed as a part of this Registration Statement are as follows (filed herewith unless otherwise noted):

EXHIBIT NO.                   DESCRIPTION
                              -----------

3.1*         Certificate of Incorporation
3.2*         By-laws
3.3          Amendment No. 1 to By-laws
4.1*         Specimen Common Stock Certificate
5.1**        Opinion of Lowenstein Sandler PC
10.1         Agreement of Sale of Narrowstep Ltd. by Iolo Jones to Narrowstep Inc., dated
             June 11, 2002, by and between Narrowstep Inc. and Iolo Jones.
10.2**       Agreement dated May 10, 2002, by and between Narrowstep Ltd. and Iolo Jones
10.3**       Agreement dated May 10, 2002, by and between Narrowstep Ltd. and Paul Robinson.
10.4**       Agreement dated October 1, 2002, by and between Narrowstep Ltd. and Jason
             Jack.
10.5**       Agreement dated November 27, 2003, by and between Narrowstep Ltd. and Clifford Webb.
10.6**       Agreement dated November 20, 2003, by and between Narrowstep Ltd. and Adamao Ltd.
10.7         Migration Server Agreement dated December 6, 2002, between Narrowstep and
             Rackspace Ltd.
10.8         Managed Hosting Agreement dated December 6, 2002, between Narrowstep and
             Rackspace Ltd.
10.9         Server Hosting Agreements dated October 23, 2003 between Narrowstep and Teleglobe Ltd.
10.10**      Metacharge Merchant Agreement by and between Narrowstep and Metacharge Limited.
10.11        Sportshows Television Ltd. Acquisition Agreement and Appendices.
10.12**      Agency Agreement between Narrowstep Inc. and Global Sportnet, dated February 4, 2004
10.13        Narrowstep Inc. Restated Stock Plan
16.1**       Letter on change in certifying accountants
22.1         Subsidiaries of the registrant
23.1**       Consent of Lowenstein Sandler PC (included in Exhibit 5.1
             to this Registration Statement)
23.2         Consent of Ernst & Young LLP
24.1***      Power of Attorney

---------------------
* Previously filed on September 9, 2003.
** To be filed by subsequent amendment.
*** Included on signature page.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:


(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the laws or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

         Subject to the terms and conditions of Section 15(d) of the Exchange Act, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted under authority conferred to that section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to director, officer, and controlling persons of the Registrant under its Certificate of Incorporation or provisions of Delaware law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in New York, New York on July 12, 2004.


                                          NARROWSTEP INC.


Dated: July 12, 2004                      By:/s/ IOLO JONES
                                             --------------
                                             Iolo Jones, Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Iolo Jones and Paul Robinson or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

       SIGNATURE                                TITLE                                 DATE

     /s/ IOLO JONES         Chief Executive Officer and Director                 July 12, 2004
     --------------         (Principal Executive Officer)
       Iolo Jones

   /s/ PETER SIDDALL        Chairman of the Board of Directors                   July 12, 2004
   -----------------
     Peter Siddall

    /s/ PETER LLOYD         Chief Financial Officer and Director                 July 12, 2004
    ---------------         (Principal Financial and Accounting Officer)
      Peter Lloyd

   /s/ CLIFFORD WEBB        Chief Operating Officer and Director                 July 12, 2004
   -----------------
     Clifford Webb

   /s/ PAUL ROBINSON        Sales Director, Secretary, Treasurer and             July 12, 2004
   -----------------        Director
     Paul Robinson

   /s/ DENNIS EDMONDS       Director                                             July 12, 2004
   ------------------
     Dennis Edmonds